UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.  )

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ESSENTIAL UTILITIES, INC.

(Name of Registrant as Specified In Its Charter)

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2026 Annual Meeting of Shareholders NYSE: WTRG

Excellence is Essential

Essential™

Providing natural resources for life.

Growth
Essential's growth strategy focuses on two of our nation’s biggest crises: crumbling infrastructure due to years of neglect and a changing climate. Our ongoing commitment to infrastructure investment and innovation aims to bring new energy solutions to more communities across our service footprint.

Operational Excellence
As a regulated utility provider, Essential brings ingenuity and operational excellence with a goal of delivering affordable, reliable, high-quality natural resources to customers.

A Premier Employer
Guided by integrity, respect and excellence, Essential is committed to not only working to improve the lives of our customers but also helping our employees grow.

Superior Customer Service
Essential is deeply committed to caring for our customers by striving to continuously improve our service and delivery of clean, reliable, affordable and safe natural resources.

Community Advocate
We are an important local presence in the communities where we operate. We believe in being a community partner by improving infrastructure and supporting and growing our business in a responsible, sustainable manner.

VIRTUAL ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, APRIL 29, 2026

8:00 AM ET

Record Date March 2, 2026

This year’s Annual Meeting will be conducted virtually, entirely by live audio broadcast.

TO ATTEND, GO TO:

www.virtualshareholdermeeting.com/ WTRG2026 and log in using the control number on your Notice of Internet Availability, proxy card or voting instruction form.

The list of shareholders will be available for inspection upon request by any shareholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal office located at 762 W. Lancaster Avenue, Bryn Mawr, PA 19010, or by contacting us at www.essential.co/investor-relations and will be available to view during the Annual Meeting on the meeting website.

Shareholders will have the same opportunities to participate in the virtual meeting as they would at an in-person meeting, including the opportunity to vote and ask appropriate questions.

By Order of the Board of Directors,

Kimberly A. Joyce

Secretary

March 17, 2026

Essential Utilities, Inc.

762 W. Lancaster Avenue

Bryn Mawr, Pennsylvania 19010

Purpose

To elect seven nominees for directors;

To approve, on a non-binding and advisory basis, the compensation of the Company’s named executive officers; and

To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2026 fiscal year.

We will also transact any other business as may properly come before the Annual Meeting or any postponement of the meeting.

Only shareholders of record at the close of business on March 2, 2026, will be entitled to notice of, and to vote at, the Annual Meeting and any postponement thereof.

Your vote is important

We urge each shareholder to promptly sign and return the provided proxy card or voting instruction form, or to use telephone or internet voting.

See our Questions and Answers about the Annual Meeting and the voting section of the proxy statement for information about voting by telephone or internet, how to revoke a proxy and how to vote your shares at the virtual Annual Meeting.

How to vote

ONLINE BEFORE THE MEETING* www.proxyvote.com ONLINE AT THE MEETING Attend the Annual Meeting virtually at www.virtualshareholdermeeting.com/WTRG2026 and follow the instructions for voting

BY PHONE* In the U.S. or Canada dial toll-free 1-800-690-6903

BY MAIL Return your signed proxy card or voting instruction form in the postage-paid envelope provided

*If you hold shares directly, you have until 11:59 p.m. (ET) on April 28, 2026, to vote through the internet or by phone. If you are a plan participant, you have until 11:59 p.m. (ET) on April 26, 2026, to vote through the internet or by phone. If you vote by Internet or by phone, you do not need to mail back your proxy card or voting instruction form.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 29, 2026.

The Notice of Annual Meeting, Proxy Statement and 2025 Annual Report to Shareholders are available at: www.proxyvote.com.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	1

March 17, 2026

Dear Shareholders,

On behalf of your Board of Directors, I invite you to attend the 2026 Annual Meeting of Shareholders of Essential Utilities, Inc., which will be held virtually on April 29, 2026.

As we reflect on 2025, one principle guided our decisions and defined our results: excellence is essential. This commitment to operational excellence, disciplined execution, and strategic innovation delivered strong performance for our customers, communities, and shareholders.

Financial Performance

Our strong financial results in 2025 reflected disciplined execution across all aspects of our business. We achieved earnings per share above our initial guidance range, demonstrating consistent operational performance.

In October, the Board declared a quarterly dividend of $0.3426 per share—the 35th increase in the last 34 years. 2025 marked the 80th consecutive year we’ve paid shareholders a dividend. This achievement reflects our commitment to delivering reliable, growing returns to our investors.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	2

To Our Shareholders

Infrastructure Investment and Operational Excellence

Infrastructure investment remains the cornerstone of our success. In 2025, we invested $1.4 billion to modernize water, wastewater, and natural gas systems across our service areas. These investments maintain the safety and reliability of our services while addressing emerging environmental challenges and driving rate base growth.

Our operational teams delivered excellence across every metric. We maintained strong performance while advancing over 300 PFAS treatment projects across our footprint, accelerating lead service line replacements, and modernizing natural gas pipelines to reduce greenhouse gas emissions. We reached a significant milestone in our smart gas meter deployment, enhancing safety and efficiency while positioning our gas business for long-term success.

In 2025, we launched The Essential Way—our Office of Continuous Improvement and enterprise-wide framework that empowers employees at every level to identify improvements and drive consistent performance across our operations.

We continued our disciplined acquisition strategy, completing system acquisitions serving approximately 10,300 customers for a total investment of approximately $58 million. We have four signed purchase agreements for additional systems in Pennsylvania and Texas that are expected to serve over 200,000 customers or equivalent dwelling units upon closing, representing approximately $300 million in total purchase price.

A Transformative Merger

On October 27, 2025, we announced a transformative merger with American Water, which we expect to create a premier regulated utility. Upon closing—expected by the end of the first quarter of 2027—the combined company will have a pro forma market capitalization of approximately $40 billion and a combined enterprise value of approximately $63 billion1. This combination capitalizes on the operational excellence of both companies and creates a platform for enhanced long-term shareholder value through increased scale, enhanced capabilities, and expanded growth opportunities.

Environmental Leadership and Community

Our commitment to environmental stewardship earned national recognition in 2025. We were named to Newsweek’s America’s Most Responsible Companies list for the fifth consecutive year and USA TODAY’s America’s Climate Leaders list for the third consecutive year.

Beyond our operational achievements, we take great pride in our role as a corporate citizen. Through the Essential Foundation, we contributed approximately $7 million to community organizations across our nine-state footprint and reinforced our culture of giving through extensive employee volunteerism.

Looking Ahead

None of this would be possible without our dedicated employees, whose expertise and commitment to excellence drive our success every day. As we look ahead, we remain focused on operational excellence, disciplined capital deployment, and sustainable growth that delivers long-term value for our customers and shareholders.

In 2026, we plan to invest approximately $1.7 billion in critical infrastructure improvements. This disciplined approach to capital deployment, combined with our proven operational excellence, positions Essential to continue delivering consistent, sustainable value.

I look forward to sharing more about our progress and future plans during our Annual Meeting. On behalf of our Board of Directors, senior leadership team, and all Essential employees, thank you for your continued confidence and investment.

Sincerely,

Christopher H. Franklin

Chairman and Chief Executive Officer

1 Represents combined equity market capitalization as of 10/24/2025.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	3

Forward-Looking Statements

This proxy statement includes forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements can be identified by words with prospective meanings such as “intend,” “plan,” “estimate,” “believe,” “anticipate,” “expect,” “predict,” “project,” “propose,” “assume,” “forecast,” “likely,” “uncertain,” “outlook,” “future,” “pending,” “goal,” “objective,” “potential,” “continue,” “seek to,” “may,” “can,” “should,” “will” and “could” or the negative of such terms or other variations or similar expressions.

Forward-looking statements are predictions based on the Company’s current expectations and assumptions regarding future events. They are not guarantees or assurances of any outcomes, financial results, levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. Forward-looking statements may relate to, among other things, various risks and other uncertainties associated with the Company’s merger agreement with American Water and the related proposed merger, including: a fixed exchange ratio that will not adjust or account for fluctuations in the Company’s or American’s stock price; limitations on the parties’ ability to pursue alternatives to the proposed merger; an event, change or other circumstance that could give rise to the termination of the merger agreement; a delay in the timing to consummate the proposed merger; each party’s ability to obtain required governmental and regulatory approvals required for the proposed merger (and/or that such approvals may result in the imposition of burdensome or commercially undesirable conditions, including required dispositions, that could adversely affect the combined company or the expected benefits of the proposed merger); financial impacts of the proposed merger on the Company and the combined company’s earnings, earnings per share, financial condition, results of operations, cash flows and share price, and any related accounting impacts; any impact of the proposed merger on the Company’s and the combined company’s ability to declare and pay quarterly dividends on its common stock; the risk of litigation and other potential challenges related to the proposed merger; changes in the parties’ key management and personnel; the amount and nature of incurred transaction costs associated with the proposed merger; and reduced ownership and voting interests for the Company’s and Essential’s shareholders upon completion of the proposed merger. These forward-looking statements are qualified by, and should be read together with, the risks and uncertainties and other risk factors set forth in the 2025 Form 10-K and the Company’s other filings made under the Securities Act and the Exchange Act, and readers should refer to such risks, uncertainties and risk factors in evaluating such forward-looking statements. The foregoing list of risks and uncertainties may not be exhaustive.

Any forward-looking statements the Company makes herein shall speak only as of the date of this proxy statement. Except as required by the federal securities laws, the Company does not have any obligation, and it specifically disclaims any undertaking or intention, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. Furthermore, it may not be possible to assess the impact of any such factor on the Company’s businesses, either viewed independently or together, or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	4

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement before voting. For more complete information regarding the Company’s 2025 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC at www.sec.gov. This proxy statement and the related proxy materials were first released to shareholders and made available on the internet on or about March 17, 2026.

Summary of Matters to be Voted upon at the Annual Meeting

The following table summarizes the items that shareholders are being asked to vote on at the 2026 Annual Meeting:

Proposal	Description	Vote Recommendation	Page Reference
PROPOSAL 1 Election of Directors	The Board of Directors of the Company and the Corporate Governance Committee believe that the seven director nominees possess the necessary qualifications, attributes, skills, and experience to provide advice and counsel to the Company’s management and effectively oversee the business and the long-term interests of our shareholders.	FOR each Director Nominee	12
PROPOSAL 2 Non-Binding Advisory Vote to Approve Named Executive Officers’ Compensation	The Company seeks a non-binding advisory vote to approve the compensation of its named executive officers for 2025 as described in the Compensation Discussion and Analysis (CD&A) contained in this proxy statement and the compensation tables and narrative discussion. The Board values shareholders’ opinions, and the Executive Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.	FOR	40
PROPOSAL 3 Ratification of Independent Accounting Firm	The Board and the Audit Committee believe that retaining PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2026 fiscal year is in the best interests of the Company and our shareholders. As a matter of good corporate governance, shareholders are being asked to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP.	FOR	86

•   We listened to our shareholders and made significant additional disclosures, including clear explanations of our short-term and long-term incentive compensation metrics for our named executive officers.

•   We continued to enhance our disclosures to make our proxy statement easier to read and understand.

•   We focused on our employees’ health and safety programs.

•   The Executive Compensation Committee held in-depth discussions on the Company’s strategy and compensation program, assessing the peer group, and evaluating each component of the package, including base salaries, short-term incentives, and long-term incentives, all with a keen eye to the behaviors that it intends to incent and those that it does not.

See pages 46 through 52 for a summary of our compensation program for 2025.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	5

Proxy Summary | Director Nominees

Director Nominees

The following table provides summary information about each of the Company’s seven director nominees. Each director will serve a one-year term if elected.

All directors are independent except for Mr. Franklin.					Committee Memberships
Director Nominee	Age	Director Since	Principal Occupation	Other Public Company Boards	Executive	Executive Compensation	Audit	Risk Mitigation & Investment Policy	Corporate Governance
Elizabeth B. Amato	69	2018	Former Executive Vice President and Chief Human Resources Officer, United Technologies Corporation	0				•	•
Christopher L. Bruner	63	2024	Retired Partner, Ernst & Young (EY)	0	•	•	CHAIR
David A. Ciesinski	59	2021	President, Chief Executive Officer, and Director, Lancaster Colony Corporation, and President, T. Marzetti Company	1	•		•	CHAIR
Christopher H. Franklin Chairman	60	2015	Chairman, President and Chief Executive Officer, Essential Utilities, Inc.	1	CHAIR			•
Daniel J. Hilferty Lead Independent Director	69	2017	Chairman and Chief Executive Officer, Comcast Spectacor, and Governor, Philadelphia Flyers	0	•	CHAIR			•
W. Bryan Lewis	49	2022	Vice President and Chief Investment Officer, United States Steel Corporation	0	•		•		CHAIR
Tamara L. Linde	61	2024	Retired Executive Vice President and Chief Legal Officer, Public Service Enterprise Group, Inc. (PSEG)	0		•		•
Committee Meetings held in 2025					0	9	7	5	5

Board Nominees
from left to right

Christopher H. Franklin
W. Bryan Lewis
Daniel J. Hilferty
Tamara L. Linde
Christopher L. Bruner
Elizabeth B. Amato
David A. Ciesinski

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	6

Proxy Summary | Board Composition

Board Composition

Seeking and retaining directors from across many different backgrounds and experiences remains a priority for the Board of Directors. At present, 29% of our director nominees identify as women and 71% identify as men and 14% of our director nominees identify as racially/ethnically diverse and 86% identify as white. The Board of Directors has sought a diverse board, one that reflects its customers, the communities, the employees, and the shareholders that it serves. As such, it possesses cognitive and experiential diversity, among many other traits that are described in this Proxy Statement.

Experience of Directors

Corporate Governance Highlights

We are committed to maintaining strong standards of corporate governance, which promote the long-term interests of our shareholders, strengthen Board and management accountability, and help build public trust in our Company. The Corporate Governance section beginning on page 20 describes our corporate governance framework.

Board Accountability	• Annual election of directors • 15-year term limit for directors who were elected after 2015 • Peer review of director performance
Board Independence	• Six out of seven directors are independent • Fully Independent audit, compensation, and governance committees
Lead Independent Director	• Lead Independent Director with clearly defined and robust responsibilities
Independent Executive Compensation Consultant	• Conducted extensive RFP to interview and retain new compensation consultant
Board Refreshment	• All of the independent directors joined the Board since 2017 • Mandatory retirement age of 75 for directors
Risk Oversight

•  Cyber drill overseen by Board of Directors conducted in 2025

•  Risk oversight by full Board and all committees

•  Robust oversight of cybersecurity measures by full Board and Risk Mitigation & Investment Policy Committee

•  Board evaluation of Artificial Intelligence (AI), including Audit Committee review of external auditor utilizing AI

Stock Ownership Guidelines

•  Robust director and management stock ownership guidelines

•  Only actual shares owned are counted; achievement does not include equity awards

•  Directors: 5x annual base cash retainer

•  CEO: 5x midpoint of average base salary

•  Other NEOs/EVPs: 3x midpoint of average base salary

Shareholder Engagement	• Comprehensive shareholder outreach conducted in 2025, including over 400 meetings held with investors

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	7

Proxy Summary | 2025 Performance Highlights

2025 Performance Highlights

During 2025, the Company continued its track record of achieving strong growth, which supported an increase in the dividend and the continuation of an ambitious infrastructure investment program. Prudent financial management, a sharp focus on operational excellence, and steadfastly delivering for its customers remain bedrock principles that enable Essential to achieve strong outcomes for its shareholders. These 2025 performance highlights reflect such efforts and are part of a long tradition of building value for stakeholders.

*	2024 adjusted earnings per share (non-GAAP) was $1.97 after adjustments for one-time gain on assets sale and weather events. See Appendix A for GAAP to non-GAAP reconciliation.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	8

Proxy Summary | Compensation Highlights

The graph below matches the cumulative 5-Year total return of holders of Essential Utilities, Inc.’s common stock with the cumulative total returns of the S&P 500 index, the S&P 400 Utilities index and a customized peer group of six companies that includes: American States Water Co, American Water Works Co Inc, California Water Service Group, Essential Utilities Inc, Middlesex Water Co and H2O America. The graph assumes that the value of the investment in our common stock, in each index, and in the peer group (including reinvestment of dividends) was $100 on 12/31/2020 and tracks it through 12/31/2025.

Comparison of Five Year Cumulative Total Return*

Among Essential Utilities, Inc., the S&P 500 Index, the S&P 400 Utilities Index, and the Peer Group

*$100 invested on 12/31/20 in stock or index, including reinvestment of dividends. Fiscal year ending December 31. Copyright© 2026 Standard & Poor’s, a division of S&P Global. All rights reserved.

	Years as of December 31
	2020	2021	2022	2023	2024	2025
Essential Utilities, Inc.	100.00	116.04	105.68	85.21	85.65	93.72
S&P 500 Index	100.00	128.71	105.40	133.10	166.40	196.16
S&P 400 Utilities Index	100.00	119.75	119.57	103.77	136.41	163.55
Peer Group	100.00	124.15	106.22	91.32	87.50	92.86

The stock price performance included in this graph is not necessarily indicative of future stock price performance.

Compensation Highlights

We have designed our executive compensation program to meet our business objectives, including attracting and retaining top-level executive talent, and to align executive pay with the long-term and short-term interests of our shareholders. We received approximately 85% shareholder support for our Say-on-Pay vote in February 2026 related to the compensation that may be paid or become payable to executive officers in connection with the pending merger with American Water. We recognize and reward our executive officers through compensation packages that link their pay to the Company’s performance. We ensure alignment with our shareholders’ interests by including a significant portion of total compensation to be at-risk performance-based compensation.

Highlights of our executive compensation program include:

•	Key compensation metrics directly tied to stakeholder benefits and objectives
•	Shareholder outreach designed to align compensation practices with shareholder interests
•	Compensation program highly correlated to total shareholder return, adjusted earnings per share, and other financial metrics
•	Continued emphasis on performance-based compensation
•	Significant portion of compensation is variable and at risk for named executives
•	Reasonable and limited number of change-in-control agreements, all with double-trigger termination clauses
•	All incentive compensation, including time-vesting equity awards, is subject to our clawback policy
•	Anti-hedging and anti-pledging policy in effect
•	No tax gross-ups
•	Share ownership requirements align executives’ interests with those of shareholders
•	Reasonable severance arrangements in line with market practices
•	Modest perquisites for NEOs, limited to executive physicals, financial planning benefit and Company-paid life insurance
•	Annual review peer group data, as available, and compensation survey data in establishing executive compensation

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	9

Proxy Summary | 2025 Pay for Performance Compensation Program

2025 Pay for Performance Compensation Program

We have instilled a pay-for-performance culture throughout our Company. Our compensation program for named executive officers is designed to:

•	Provide a total compensation package that is aligned with industry standards and enhances our ability to:
–	Motivate and reward our named executive officers for contributions to our financial success;
–	Attract and retain talented and experienced named executive officers; and
–	Ensure a significant portion of pay is performance-based to better align pay with the successful achievement of our business objectives.
•	Provide compensation that is competitive with our industry peers and appropriately correlates incentive compensation to the achievement of the Company’s short- and long-term performance goals.
•	Reward our named executive officers for leadership excellence and contribution to the organization’s success.
•	Maintain an important focus on sustainability issues while building shareholder value.

2023–2025 Pay for Performance Alignment

Our pay programs are designed to reflect the Company’s performance. In our short-term incentive plan, financial, safety, compliance and customer service metrics are targeted. Strong financial and operational performance in our short-term incentive plan, as has been achieved over the last three years, results in positive payouts. In our long-term incentive plan, our performance shares contain three metrics: total shareholder return (TSR), rate base growth, and controlling our operational expenses. Negative TSR, as seen below, has a direct impact on the PSU payout, tying the long-term incentives of leaders to shareholders experience. The following table shows the relationship between financial performance goals and executive performance-based payouts over the past three years.

	Target EPS (adjusted for comp plan)*	Target EPS (adjusted for comp plan)*	STI Payout %+	3 Year TSR Return	PSU Payout %
2023	$1.88	Achieved	143.73%	-15.49%	77.94%
2024	$1.98	Achieved	136.48%	-14.81%	83.31%
2025	$2.09	Achieved	177.62%	-9.04%	63.58%

*Target EPS is a non-GAAP financial measure. See Appendix A.

+STI Payout for Company performance. Executives had individual objectives in 2025, allowing for STI achievement up to 187.62%

2025 NEO Total Compensation Pay Mix

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	10

Proxy Summary | Shareholder Outreach and Results of 2025 Advisory Vote to Approve Executive Compensation

Shareholder Outreach and Results of 2025 Advisory Vote to Approve Executive Compensation

At our 2025 annual meeting of shareholders, the executive compensation program was supported by shareholders. As described in this Proxy Statement, one of the primary objectives of our compensation program is to align executive pay with the interests of our shareholders.

Management continued to perform well and delivered strong operating and financial results, as evidenced in their achievements against performance targets in the STI plan. Relative total shareholder return (TSR) lagged the Company’s Peer group for executive compensation. As a result, and in alignment with shareholders, management’s achievement on the Long-Term Incentive (LTI) Plan appropriately lagged the plan’s stated targets.

Over the past year, we continued our robust shareholder outreach program, engaging investors representing a significant majority of the corporation’s shares outstanding. These conversations remain a critical part of our governance framework and provide invaluable perspectives on our executive compensation structure, our strategic priorities, and the performance expectations for our leadership team.

In this Proxy Statement, we directly address certain feedback from those investor meetings. For example, we provide forward goal setting and clearly explain why each goal is important to the Company’s shareholders, its employees, its customers, and the communities it serves.

For more information on our shareholder engagement program, investor feedback, and the actions taken in response to that feedback, please see pages 45 and 50 of this proxy statement.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	11

Our Board has nominated Ms. Amato, Mr. Bruner, Mr. Ciesinski, Mr. Franklin, Mr. Hilferty, Mr. Lewis and Ms. Linde for election as directors at this year’s Annual Meeting for a one-year term upon the recommendation of our Corporate Governance Committee. Each nominee abstained from the vote with respect to his or her nomination.

Each nominee will be elected by a majority of the votes which all shareholders present in person or by proxy at the 2026 Annual Meeting are entitled to cast. Properly executed proxies will be voted for the election of the seven nominees introduced below unless contrary instructions have been provided. Proxies have discretionary authority to cast votes for the election of a substitute should any nominee be unable or become unwilling to serve as a director. Each nominee has stated his or her willingness to serve and the Company believes all the nominees will be available to serve. Essential’s Corporate Governance Guidelines include a resignation policy for the election of directors in uncontested elections (i.e., an election where the only nominees are those recommended by the Board). Specifically, if an incumbent director nominated for re-election in an uncontested election receives a greater number of votes AGAINST his or her election than votes FOR his or her election, that director shall be deemed to have tendered his or her resignation after such election. The independent directors of the Board, through a process managed by the Lead Independent Director (unless he or she is the director deemed to have submitted his or her resignation), will evaluate the relevant facts and circumstances in connection with such director’s resignation, giving due consideration to the best interests of the Company and our shareholders. Within 90 days after the election, the independent directors will decide whether to accept or reject the tendered resignation, or whether other action should be taken. Any director who is deemed to tender a resignation pursuant to this provision shall not participate in the Board’s decision but will otherwise serve as a director during the period of the independent directors’ deliberations. The Company will promptly disclose publicly the Board’s decision and the reasons for its decision. The Board of Directors believes the resignation policy enhances accountability to shareholders and responsiveness to shareholder votes, while allowing the Board appropriate discretion in considering a director’s resignation.

How We Identify Director Candidates

The Corporate Governance Committee identifies, evaluates, and recommends director candidates to our Board of Directors for nomination. The Corporate Governance Committee seeks potential candidates from current directors, management, business partners, and shareholders. From time to time, the Corporate Governance Committee retains a third-party search firm to help identify potential directors, as appropriate.

The Corporate Governance Committee holds meetings to evaluate and to conduct interviews with potential candidates. As part of this process, the committee considers a candidate’s personal abilities, qualifications, utility experience, independence, knowledge, judgment, character, leadership skills, education, background, and expertise and experience in fields and disciplines relevant to the Company, including financial expertise or financial literacy. When assessing a candidate, consideration will be given to the effect such candidate will have on the diversity of the Board by considering a broad range of attributes, such as background, expertise and experience. The Board assesses its effectiveness in this regard as part of its annual Board and director evaluation process. The Board of Directors has sought a diverse board, one that reflects its customers, the communities, the employees, and the shareholders that it serves. As such, it possesses cognitive and experiential diversity, among many other traits that are described in this Proxy Statement. Finally, the Corporate Governance Committee considers the candidate’s existing professional obligations and the candidate’s abilities to advance the Company’s interests with our various constituencies. Important in all of this is the “fit” with the Board.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	12

Proposal 1 | Director Nominee Experience, Qualifications, Attributes and Skills Criteria

The Corporate Governance Committee will evaluate shareholder-recommended candidates in the same manner as it evaluates candidates recommended by others. Shareholders who would like the committee to consider a particular candidate for selection as nominee at the 2027 Annual Meeting of Shareholders should submit their recommendations to the Chairperson of the Corporate Governance Committee using the same process as is used for director nominations as described in “Nominating Candidates for Director.”

The chart below summarizes the experience, qualifications, attributes, and skills of each of the nominees.

Director Nominee Experience, Qualifications,
Attributes and Skills Criteria

Key Skills	Amato	Bruner	Ciesinski	Franklin	Hilferty	Lewis	Linde
Utility Industry				•			•
Regulatory		•		•	•		•
Financial		•	•	•	•	•	•
Legal/Government	•			•			•
Leadership	•	•	•	•	•	•	•
Mergers & Acquisitions	•	•	•	•	•		•
Geographic Diversity	•		•			•	•
“C-Suite” Experience	•		•	•	•		•
Cybersecurity Experience			•	•

Information About Our Director Nominees

For each of the seven nominees for election as directors at the 2026 Annual Meeting, we have included biographical information on the following pages that highlights the experience, qualifications, attributes, and skills that led the Board to determine the individual is qualified to serve as a director of the Company.

The Board of Directors unanimously recommends a vote FOR the election of each of these nominees as director.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	13

Proposal 1 | Nominees for Election at the 2026 Annual Meeting

Nominees for Election at the 2026 Annual Meeting

BOARD COMMITTEES:
• Corporate Governance Committee • Risk Mitigation and Investment Policy Committee

KEY SKILLS
Legal/Government
Leadership
Mergers & Acquisitions
Geographic Diversity
“C-Suite” Experience

Elizabeth B. Amato Former Executive Vice President and Chief Human Resources Officer, United Technologies Corp.	Independent Director Director Since: 2018 Age: 69

Experience

•    Executive Vice President & Chief Human Resources Officer of United Technologies Corp. (UTC), 2015-2020.

•    Senior Vice President, Human Resources and Organization of UTC with global responsibility for Human Resources and Communications functions 2012-2015.

•    Ms. Amato joined UTC in 1985 at Pratt & Whitney and held a variety of the most senior human resources leadership positions across the corporation in both aerospace and commercial building systems, including UTC Climate, Controls & Security (2011-2012), Carrier (2010-2011), Pratt & Whitney (2006-2009) and Sikorsky (1997-2006).

Ms. Amato is a recipient of the YWCA Women Achievers Award. She is currently a member of the Board of Directors for Children’s Healthcare Charity, Inc. and Wake Forest University College Board of Visitors. Ms. Amato holds a bachelor’s degree in political science from Davidson College and a law degree from the University of Connecticut.

Qualifications

Ms. Amato has over 30 years of experience in various roles with responsibilities ranging from integrating acquisitions to human resources to executive compensation. The Board of Directors believes Ms. Amato’s independence, her broad experience, and her leadership roles support the Board’s conclusion that Ms. Amato should serve as a director of the Company.

Other current public company directorships

None

BOARD COMMITTEES:
• Chair, Audit Committee • Executive Compensation Committee • Executive Committee

KEY SKILLS
Financial
Regulatory
Leadership
Mergers & Acquisitions

Christopher L. Bruner Retired Partner, Ernst & Young LLP	Independent Director Director Since: 2024 Age: 63

Experience

•    Retired from Ernst & Young LLP (EY), a global professional services and accounting firm, December 2024

•    EY Audit Partner and Senior Advisory Partner, 2021-2024

•    Managing Partner Philadelphia Office EY, 2008-2021

•    Partner EY, 2000-2008

•    EY, 1987-2000

Mr. Bruner is a graduate of Indiana University from which he holds a Bachelor of Science degree in accounting.

Qualifications

Mr. Bruner has over 38 years of experience in various leadership roles with responsibilities involving finance, audit (internal controls, disclosure controls and procedures), strategy, and mergers and acquisitions, including being a public company audit partner for a major pharmaceutical company. Mr. Bruner’s extensive leadership experience and his substantial expertise in public company financial statements (and controls) and as an auditor stood out to the Board of Directors. Based upon all of Mr. Bruner’s qualifications, the Board of Directors believes Mr. Bruner’s independence, his broad financial experience, and his leadership roles support the Board’s conclusion that Mr. Bruner should serve as a director of the Company.

Other affiliations

Mr. Bruner has served on several non-profit boards, including as member and Chair of The Mann Center for the Performing Arts, member and Chair of the Audit Committee of Main Line Health Board, and member and former Treasurer of The Union League of Philadelphia.

Other current public company directorships

None

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	14

Proposal 1 | Nominees for Election at the 2026 Annual Meeting

BOARD COMMITTEES:
• Chair, Risk Mitigation and Investment Policy Committee • Audit Committee • Executive Committee

KEY SKILLS
Financial
Leadership
Mergers & Acquisition
Geographic Diversity
“C-Suite” Experience
Cybersecurity Experience

David A. Ciesinski President, Chief Executive Officer and Director of The Marzetti Company (formerly Lancaster Colony Corporation)	Independent Director Director Since: 2021 Age: 59

Experience

•    CEO of The Marzetti Company (formerly Lancaster Colony Corporation), a Nasdaq-listed company that produces and markets consumer products with a focus on specialty food products for the retail and foodservice markets, since 2017.

•    President of Kraft Meal Solutions, 2014-2016.

•    Group Vice President and Chief Marketing Officer, H.J. Heinz Company, U.S. Retail Division, 2001-2013.

Mr. Ciesinski is a graduate of West Point and a veteran of the U.S. Army, with service during the first Gulf War in Iraq, where he earned a Bronze Star Medal. Mr. Ciesinski holds a master’s degree in marketing and finance from the Tepper School of Business at Carnegie Mellon University.

Qualifications

Mr. Ciesinski has 25 years of experience in various roles with responsibilities ranging from manufacturing to finance to mergers and acquisitions. The Board of Directors believes Mr. Ciesinski’s independence, his broad experience, and his leadership roles support the Board’s conclusion that Mr. Ciesinski should serve as a director of the Company.

Other Affiliations

Mr. Ciesinski has served as a director on the non-profit board of the National Veterans Memorial & Museum Foundation since 2003 and formerly served as a director on the non-profit board of the Mark IV Ministries, LLC.

Other current public company directorships

The Marzetti Company (formerly known as Lancaster Colony Corporation) (2016 to present)

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	15

Proposal 1 | Nominees for Election at the 2026 Annual Meeting

BOARD COMMITTEES:
• Chair, Executive Committee • Risk Mitigation and Investment Policy Committee

KEY SKILLS
Utility Industry
Regulatory
Financial
Legal/Government
Leadership
Mergers & Acquisition
C-Suite Experience
Cybersecurity Experience

Christopher H. Franklin Chairman, President, and Chief Executive Officer, Essential Utilities, Inc.	Director Since: 2015 Age: 60

Experience

Chairman, President, and Chief Executive Officer of the Company.

•    Mr. Franklin has worked for the Company for over 30 years in a variety of leadership positions: President and Chief Executive Officer since July 2015; Executive Vice President, and President and Chief Operating Officer, Regulated Operations (2012-2015); Regional President—Midwest and Southern Operations and Senior Vice President, Public Affairs (2010-2012); Regional President—Southern Operations and Senior Vice President, Public Affairs and Customer Relations (2007-2010); Vice President, Public Affairs and Customer Operations (2005-2007); Vice President, Corporate and Public Affairs (1997-2005); and Manager, Corporate & Public Affairs (1992-1997).

Mr. Franklin is active in the community and serves on a number of nonprofit and higher education boards, including the University of Pennsylvania Board of Trustees, the Franklin Institute of Philadelphia, and as chair of the Chamber of Commerce of Greater Philadelphia. He earned his B.S. from West Chester University and his M.B.A. from Villanova University.

Qualifications

Since 2015, under Mr. Franklin’s leadership as CEO, the Company’s customer base has nearly doubled by completing over 70 acquisitions and the Company has increased its market capitalization from $4.4 billion to over $10.8 billion at the end of 2025.

During his long tenure at the Company, Mr. Franklin has held a series of roles. Among his accomplishments in public affairs was pivotal advocacy for the passage of key legislation designed to provide customers with improved water quality and better water and wastewater systems while allowing a fair and reasonable return for shareholders. As vice president of customer operations, Mr. Franklin led the implementation of a single-customer information system and the creation of three central call centers. As operating president, he integrated the acquisition of AquaSource and brought the utility back to full profitability.

The Board of Directors believes Mr. Franklin’s extensive experience with the Company, capabilities, and his demonstrated leadership roles with the Company and in business and community activities support the Board’s conclusion that Mr. Franklin should serve as a director of the Company.

Other affiliations

Mr. Franklin serves on the Board of Directors of the Independence Health Group.

Other current public company directorships

CenterPoint Energy, Inc. (2022-present)

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	16

Proposal 1 | Nominees for Election at the 2026 Annual Meeting

BOARD COMMITTEES:
• Chair, Executive Compensation Committee • Corporate Governance Committee • Executive Committee

KEY SKILLS
Regulatory
Financial
Leadership
Mergers & Acquisition
C-Suite Experience

Daniel J. Hilferty Lead Independent Director, Essential Utilities, Inc.; Chairman and Chief Executive Officer, Comcast Spectacor; and Governor, Philadelphia Flyers	Independent Director Director Since: 2017 Age: 69

Experience

•    Governor, Philadelphia Flyers, a National Hockey League team (July 2023-present).

•    Chairman and Chief Executive Officer, Comcast Spectacor, a Philadelphia-based American sports and entertainment company (February 2023-present).

•    Chairman and CEO, Dune View Strategies LLC, an advisory firm focused on healthcare (2021-present).

•    Former President and Chief Executive Officer of, and former Executive Advisor to, Independence Health Group (IHG), a health insurer (2010-2022).

•    President and Chief Executive Officer of the AmeriHealth Mercy Family of Companies (1996-2009).

•    Executive Director of PennPORTS in the administration of Pennsylvania Governor Robert P. Casey (1990-1991).

•    Assistant Vice President overseeing community and media relations for Saint Joseph’s University (1987-1990).

Qualifications

Mr. Hilferty has extensive knowledge and experience in the areas of mergers and acquisitions, the health care field, and government relations and regulation. Based on Mr. Hilferty’s experience, qualifications, and knowledge, the Board of Directors determined that Mr. Hilferty should serve as its Lead Independent Director. The Board of Directors believes Mr. Hilferty’s independence, his experience with regulation, his reputation in the healthcare industry, and his leadership roles in business and community activities support the Board’s conclusion that Mr. Hilferty should serve as a director of the Company.

Other affiliations

Mr. Hilferty has served on several industry-based and nonprofit boards, including America’s Health Insurance Plans, Greater Philadelphia Chamber of Commerce, and on a fund board of FS Investments. In 2015, he served as co-chair on the Executive Leadership Cabinet of the World Meeting of Families.

Other current public company directorships

None

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	17

Proposal 1 | Nominees for Election at the 2026 Annual Meeting

BOARD COMMITTEES:
• Chair, Corporate Governance Committee • Audit Committee • Executive Committee

KEY SKILLS
Financial
Leadership
Geographic Diversity

W. Bryan Lewis Vice President and Chief Investment Officer for United States Steel Corporation	Independent Director Director Since: 2022 Age: 49

Experience

•    Vice President and Chief Investment Officer for United States Steel Corporation, an international steel producer, since 2019; responsible for the company’s global investments for both the defined contribution and defined benefit plans, as well as other related programs.

•    President and Chair, United States Steel Corporation and Carnegie Pension Fund, a corporate pension fund, since 2019.

•    Chief Investment Officer for the State Employees’ Retirement System of Pennsylvania managing a $30 billion pension fund (2016-2019).

•    Executive Director for State Universities Retirement System of Illinois managing a $20 billion pension fund (2015-2016).

•    Investment Management for North Carolina Department of State Treasurer – Retirement Systems Division (2009-2015).

Mr. Lewis holds an MBA from the University of Miami and a bachelor of science degree in economics from the University of Maryland College Park.

Qualifications

The Board has determined, based on his abilities, qualifications, knowledge, judgment, character, leadership skills, education, background and experience in fields and disciplines relevant to the Company, including his financial expertise, that Mr. Lewis is qualified to serve on and will make a positive contribution to the Board.

The Board of Directors believes Mr. Lewis’ extensive experience with financial services, auditing and evaluation of financial statements and complex accounting issues, his capabilities, and his demonstrated leadership roles support the Board’s conclusion that Mr. Lewis should serve as a director of the Company.

Other affiliations

Mr. Lewis serves on several industry-based and nonprofit boards, including Steelworkers Pension Trust (member on Board of Trustees), Virginia Retirement System (advisory member to the Board), Financial Accounting Foundation (Director), John Rex Endowment (Director), University of North Carolina Health Foundation (Director), Toigo Foundation (Director), and Institute for Private Capital (Director).

Other current public company directorships

None

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	18

Proposal 1 | Nominees for Election at the 2026 Annual Meeting

BOARD COMMITTEES:
• Executive Compensation Committee • Risk Mitigation and Investment Policy Committee

KEY SKILLS
Utility Industry
Legal/Government
Regulatory
Leadership
C-Suite Experience
Geographic Diversity
Financial
Mergers & Acquisition

Tamara L. Linde Retired Executive Vice President and Chief Legal Officer, Public Service Enterprise Group, Inc. (PSEG)	Independent Director Director Since: 2024 Age: 61

Experience

•    Retired Executive Vice President and Chief Legal Officer at Public Service Enterprise Group (PSEG), an energy company that is predominantly a regulated electric and gas utility and a nuclear generation business, and Executive Vice President and General Counsel, July 2014-March 2025, responsible for the legal and regulatory matters for the PSEG Companies, as well as several other corporate functions including risk, compliance, claims, and procurement.

•    Vice President, Regulatory at PSEG 2006–2014.

•    Ms. Linde has held other roles at PSEG including General Solicitor (2000–2006) and Attorney (1990–2000).

Ms. Linde is a graduate of Seton Hall University from which she holds a bachelor’s degree in History in 1986 and a Juris Doctorate degree from Seton Hall University School of Law in 1989.

Qualifications

Ms. Linde has over 30 years of experience in various roles with responsibilities involving energy, regulatory, legal, risk, environmental, governmental affairs, and transactions. The Board of Directors believes Ms. Linde’s independence, her broad regulatory and energy experience, and her leadership roles support the Board’s conclusion that Ms. Linde should serve as a director of the Company.

Other affiliations

Ms. Linde previously served on various boards, including on the board of PSEG Foundation, Chair of the Edison Electric Institute Legal Committee, member of the board of Community Foundation of New Jersey, member of the General Counsel Steering Committee of The National Association of Corporate Directors, past President of the Northeast chapter of the Energy Bar Association and past chair of the Energy Bar Association Electricity Regulation and Compliance Committee. Ms. Linde also served as a member of the American Arbitration Association/ International Centre for Dispute Resolution Council.

Other current public company directorships

None

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	19

The Board sets high standards for our employees, officers, and directors. Implicit in this philosophy is the importance of sound corporate governance. Following the principles of our Corporate Governance Guidelines, the Board serves as a prudent fiduciary for shareholders and oversees the management of our business.

Governance Materials Available on our Website

The following materials are available on our corporate website at

https://www.essential.co/corporate-governance/documents

Corporate Governance Guidelines. Developed by the Corporate Governance Committee, these Guidelines provide the principles governing the Board. The Committee annually reviews the Guidelines and recommends any necessary changes to the full Board. The Guidelines include categorical standards of director independence that are consistent with NYSE listing standards.

Board Committee Charters. Each of the Board’s standing committees operates under a written charter that is reviewed annually.

Code of Ethical Business Conduct. The Code applies to our directors, officers, and employees and covers conflicts of interest; corporate opportunities; fair dealing; confidentiality; protection and proper use of Company assets; compliance with laws, rules and regulations (including insider trading laws); and how to report illegal or unethical behavior. In 2019, the Code was updated to reflect changes in our leadership structure and to stress our Core Values of Respect, Integrity, and the pursuit of Excellence. The Company intends to post amendments to or waivers from the Code of Ethical Business Conduct requiring disclosure under applicable rules to the extent applicable to the Company’s executive officers or directors on our website within four business days thereof.

Our Sustainability Report is available at sustainability.Essential.co. For additional information see pages 30 through 35 in this proxy statement. Our Sustainability Report and other content on our website are not incorporated by reference into this proxy statement.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	20

Corporate Governance | Board Leadership Structure

Board Leadership Structure

Mr. Franklin serves as Chairman of the Board, President and Chief Executive Officer. The Board of Directors deliberately and intentionally determined that the structure of the combined Chairman and Chief Executive Officer along with the position of a strong Lead Independent Director and independent Committee Chairs is the most appropriate and efficient approach to managing the Company, while providing clear accountability for the execution of the Company’s strategy and its results.

Christopher H. Franklin Chairman of the Board, President and Chief Executive Officer

Lead Independent Director
The Board of Directors annually elects the Lead Independent Director to execute the following clear and specific duties:
• Preside at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;
• Serve as liaison between the independent directors and the Chairman of the Board;

•   Consult with the Chairman of the Board, reviewing and approving meeting agendas and information provided to the Board for meetings, with the authority to add items to the agendas for any Board meeting;

• Review and approve meeting schedules to ensure there is sufficient time for discussion of all agenda items;
Daniel J. Hilferty	• Call executive sessions of the independent directors and prepare the agendas for the executive sessions;
Lead Independent Director	• If requested by major shareholders, participate in consultation and direct communications;
• Serve as a member of the Executive Committee; and
• In the event of the death or incapacity of the Chairman, become the acting Chairman of the Board until a new Chair is selected.

The Lead Independent Director routinely meets in executive session with the other independent directors and without Mr. Franklin present.

The Lead Independent Director has the authority (with the approval of at least the majority of the directors) to engage legal, financial or other advisors as the independent directors deem appropriate at the Company’s expense and without consultation or the need to obtain approval from any officer of the Company.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	21

Corporate Governance | Board Leadership Structure

Director Independence

The Board of Directors is responsible for affirmatively determining whether each of the directors is independent. The Board has adopted Corporate Governance Guidelines that contain categorical standards of director independence that are consistent with the NYSE listing standards. In 2025, all directors were determined to be independent, except our Chairman, President and CEO, Mr. Franklin.

The Board of Directors considered the following transactions, relationships and arrangements in connection with making the independence determinations:

1.	During 2025, 2024, and 2023, the Company made contributions to charitable or civic organizations for which Mr. Franklin and Mr. Hilferty serve as directors, trustees or executive officers. None of the Company’s contributions to any organization in any fiscal year exceeded the greater of $1 million or 2% of the recipient organization’s consolidated gross revenues.
2.	In 2024, Mr. Franklin was named a director of the Independence Health Group (IHG), and the Company has insurance arrangements with IHG or its affiliates. As a benefit for employees, the Company offers medical insurance benefits through plans established by IHG. The Company is self-insured for all of these plans, but IHG serves as the administrator. For each of the last three fiscal years, the fees paid to IHG for serving as administrator, IHG’s gross revenues, and the fees as a percentage of IHG’s gross revenues were as follows:

Fiscal Year	Fees Paid to IHG	IHG Gross Revenues	Fees Paid as a Percentage of IHG Gross Revenues
2023	$3,770,035	$31,100,000,000	0.012%
2024	$1,368,790	$32,011,000,000	0.0043%
2025	$1,809,318	$36,264,000,000	0.0050%

Under the self-insured nature of the medical plans, the Company also submitted payments to IHG to maintain the necessary insurance reserves and to pay employees’ medical claims. Because IHG is an administrator, these were “pass through” payments; they do not represent compensation to, or revenue of, IHG. The following “pass through” payments were made to IHG in the last three fiscal years:

Fiscal Year	Pass Through Payments
2023	$18,325,032
2024	$21,181,679
2025	$39,516,673

3.	Mr. Lewis is a Vice President at United States Steel Corporation. The Company delivers natural gas to United States Steel pursuant to an agreement that has been duly filed with the Pennsylvania Public Utility Commission. The aggregate payments received by the Company were less than 2% of United States Steel’s consolidated gross revenues and were not material to the Company or United States Steel Corporation.
4.	During the fiscal years 2023-2025, the Company utilized the services of the advisory (consulting) section of Ernst & Young (EY) for a specialized project to assist in the Company’s integration of SAP with accounts payable. During this time, Mr. Bruner was employed by EY as a public company auditor and not within its advisory section. The decision to retain EY to assist the Company in its integration was made prior to Mr. Bruner being named a Director and was unrelated to Mr. Bruner.

Mr. Bruner retired as a Partner at the Philadelphia EY office effective December 27, 2024, and no longer receives remuneration from EY. See the Company’s Form 8-K filed December 27, 2024 with the SEC.

For each of the last three fiscal years, the fees paid to EY for non-audit services, EY’s gross revenues, and the fees as a percentage of EY’s gross revenues were as follows:

Fiscal Year	Fees Paid to EY	EY Gross Revenues	Fees Paid as a Percentage of EY Gross Revenues
2023	$5,800,000	$49,600,000,000	0.0117%
2024	$7,315,000	$51,200,000,000	0.0143%
2025	$ 510,215	$53,200,000,000	0.0010%

The amounts paid by the Company to EY were not material to EY or to the Company.

The Board, the Company’s Corporate Governance Committee and the full Board of Directors extensively reviewed Mr. Bruner’s former employment with EY. The Committee weighed the attributes of Mr. Bruner, including his extensive experience as a public company audit partner, the NYSE standards, SEC requirements, and other relevant points, and determined that Mr. Bruner is independent. The Board believes that Mr. Bruner is a valuable leader of the Company’s Audit Committee, bringing many years of experience to this role.

5.	Ms. Linde is the Chief Legal Officer at Public Service Enterprise Group (PSEG). The Company purchased energy from PSEG in the amount of $660,348 in 2025 pursuant to approved tariff rates. The amounts paid by the Company to PSEG were less than 2% of PSEG’s consolidated gross revenues and were not material to PSEG or to the Company.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	22

Corporate Governance | Board Committee Current Membership, Meetings and Director Attendance

Board Committee Current Membership, Meetings and Director Attendance

The Board of Directors may designate one or more committees, with each committee to consist of one or more directors. The Board of Directors annually assigns members to the Executive, Audit, Executive Compensation, Risk Mitigation and Investment Policy, and Corporate Governance Committees.

In 2025, consistent with its policies, the Board of Directors reviewed the tenure of each of the Committee members on each respective committee, including Chairs. Based upon its review, the Board elected to rotate certain Directors to promote bringing different and fresh perspectives to each Committee. Based upon their respective qualifications, attributes, and skills, the below existing directors serve on the following committees:

Committee	Chair	Other Members
Audit	Christopher L. Bruner†	David A. Ciesinski†, W. Bryan Lewis†
Corporate Governance	W. Bryan Lewis	Daniel J. Hilferty, Elizabeth B. Amato
Executive Compensation	Daniel J. Hilferty	Christopher L. Bruner, Tamara L. Linde
Executive	Christopher H. Franklin	Daniel J. Hilferty, David A. Ciesinski, Christopher L. Bruner, W. Bryan Lewis
Risk Mitigation and Investment Policy	David A. Ciesinski	Christopher H. Franklin, Elizabeth B. Amato, Tamara L. Linde

† Audit Committee Financial Expert.

Annually, the Corporate Governance Committee and the Board of Directors review the membership of the Committees and make changes, if necessary.

The Board of Directors held 10 meetings in 2025

•	In 2025, each director attended 100% of all meetings of the Board and the Committees on which each director served and was eligible to attend.

•	In accordance with our policy which encourages such attendance, all of the directors who were elected at the 2025 Annual Meeting of Shareholders attended that meeting.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	23

Corporate Governance | Board Committees

Board Committees

as of December 31, 2025

CHAIR

Christopher L. Bruner

MEMBERS

David A. Ciesinski

W. Bryan Lewis

All members are independent under NYSE listing standards and SEC rules.

All members are financially literate as defined in the NYSE listing standards and are audit committee financial experts within the meaning of applicable SEC rules.

Audit	2025 Meetings Held: 7

The Committee’s primary responsibilities are to:

•   monitor the integrity of the Company’s financial reporting process, including the review of the Company’s annual audited financial statements, quarterly financial statements, and earnings press releases;

•   oversee disclosure controls and procedures, including applicable internal control over financial reporting;

•   monitor the independence, qualifications, and performance of our independent registered public accounting firm;

•   oversee the activities, organizational structure, and qualifications and performance of the internal audit function, as well as review and approve internal audit plans;

•   provide an avenue of communication among the independent registered public accountants, management, the internal audit function, and the Board of Directors; and

•   review policies relating to compliance with laws and regulations, ethics, conflicts of interest, and the investigation of misconduct or fraud related to financial statements and financial matters, as well as current and pending litigation or regulatory proceedings.

The Committee has the exclusive authority to select, evaluate and, where appropriate, replace the Company’s independent registered public accounting firm.

CHAIR Daniel J. Hilferty MEMBERS Tamara L Linde Christopher L. Bruner All members are independent under NYSE listing standards and SEC rules.
Executive Compensation	2025 Meetings Held: 9

The Committee is responsible for administering our equity compensation plans and determining executive compensation each year.

As part of its annual compensation-setting process, the Committee:

•   reviews and approves the Company’s goals and objectives relevant to the compensation of the CEO and executive officers and evaluates the performance of the CEO and executive officers in light of those goals and objectives;

•   reviews the recommendations of the Chief Executive Officer as to appropriate compensation of the Company’s executive officers (other than the Chief Executive Officer) and determines the compensation of these executive officers;

•   reviews and recommends to the Board of Directors the compensation for the Chief Executive Officer, which is subject to final approval by the independent members of the Board of Directors;

•   makes recommendations to the Board of Directors with respect to incentive compensation and equity-based plans that are subject to Board approval;

•   reviews the compensation of the non-employee members of the Board of Directors, and recommends changes as appropriate to the Board; and

•   assesses the risks associated with the Corporation’s compensation practices, policies, and programs.

The Committee has retained independent compensation consultants, Pay Governance LLC (through July 2025) and FW Cook (thereafter), to assist in designing our executive compensation program and assessing its competitiveness through benchmarking peer analysis and other methodologies.

The Committee has the power to delegate aspects of its work to subcommittees, with the approval of the Board of Directors.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	24

Corporate Governance | Board Committees

CHAIR W. Bryan Lewis MEMBERS Daniel J. Hilferty Elizabeth B. Amato All members are independent under NYSE listing standards.
Corporate Governance	2025 Meetings Held: 5

The Committee’s primary responsibilities include:

•   identifying and considering qualified nominees for directors;

•   developing and periodically reviewing the Corporate Governance Guidelines and other corporate governance policies and procedures;

•   advising the Board of Directors on director nominees, executive selections, and succession planning, including a succession plan for the CEO and other senior executives;

•   recommending committee responsibilities and membership to the Board;

•   reviewing and approving, ratifying, or rejecting related person transactions; and

•   implementing and overseeing the comprehensive Board, Committee, and peer review process.

The Committee reviews and approves, ratifies, or rejects related person transactions under the Company’s written policy.

CHAIR David A. Ciesinski MEMBERS Christopher H. Franklin* Elizabeth B. Amato Tamara L. Linde *All members, except Mr. Franklin, are independent under NYSE listing standards.
Risk Mitigation and Investment Policy	2025 Meetings Held: 5

The Committee’s primary responsibilities include:

•   overseeing the Company’s risk management process, policies, and procedures for identifying, managing, and monitoring critical risks, including cyber-related risks;

•   overseeing compliance with legal and regulatory requirements, including review of pending litigation or regulatory proceedings;

•   reviewing the Company’s investment process, framework, and costs incurred; and

•   reviewing material acquisition and investment opportunities, including reviewing and approving all regulated acquisitions valued in excess of $20 million and, along with the Board, any unregulated acquisitions or investments.

The Committee’s Chairperson communicates with other Board Committees to avoid overlap and potential gaps in overseeing the Company’s risks. The Committee advises the Board of Directors in its performance of its oversight of enterprise risk management.

CHAIR Christopher H. Franklin* MEMBERS Daniel J. Hilferty W. Bryan Lewis David A. Ciesinski Christopher L. Bruner *All members, except Mr. Franklin, are independent under NYSE listing standards.
Executive Committee	2025 Meetings Held: 0

The Committee has and exercises all the authority of the Board in the management of the business and affairs of the Company, with certain specified exceptions.

•   The Committee is intended to serve in the event that action by the Board of Directors is necessary or desirable between regular meetings of the Board or when convening a meeting of the entire Board is not practical.

•   The Chairman of the Board of Directors serves as Chairman of the Committee.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	25

Corporate Governance | Board Oversight Responsibilities

Board Oversight Responsibilities

Board Oversight of Risk Management

Full Board

The Board believes that the present leadership structure, along with the important risk oversight functions performed by management, the Audit Committee, the Risk Mitigation and Investment Policy Committee, the Executive Compensation Committee, and the full Board, permits the Board to effectively perform its role in the risk oversight of the Company.

Audit Committee

The Audit Committee, in consultation with management, the independent registered public accountants, and the internal auditors, discusses the Company’s policies and guidelines regarding risk assessment and risk management as well as its significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures.

•	The Audit Committee meets in executive session with the Director of Internal Audit or with the independent registered public accountants at the end of each Audit Committee meeting.
•	The Company’s General Counsel reports to the Audit Committee quarterly regarding any significant litigation involving the Company and his opinion of the adequacy of the Company’s reserves for such litigation.
•	The Company’s Internal Audit department reports directly to the Chair of the Audit Committee.
•	The Committee reviewed, with the Company’s independent registered public accountants, the use of artificial intelligence in financial auditing and other aspects of the business.

Corporate Governance Committee

The Corporate Governance Committee leads the Board’s consideration of director nominees. It also oversees the Company’s succession planning. The Committee also has direct oversight over most sustainability matters and provides guidance on sustainability decisions.

Executive Compensation Committee

The Executive Compensation Committee reviews the Company’s overall compensation program in the context of the behaviors that the program may encourage and the risks it should mitigate. At least annually, the Executive Compensation Committee considers the risks that may be presented by the structure of the Company’s compensation programs and the metrics used to determine individual compensation under that program.

Risk Mitigation and Investment Policy Committee

This Committee’s primary purpose is to assist the Board of Directors in fulfilling its oversight responsibilities regarding:

•	the Company’s risk management practices;
•	significant risks to the enterprise in conjunction with a Company-wide enterprise risk management (ERM) process used to identify, prioritize, and monitor key risks that may affect the Company;
•	compliance with legal and regulatory requirements;
•	potential investments in acquisitions and growth vehicles;
•	cybersecurity risks; and
•	the review and approval of the Company’s risk management framework.

Management receives approval from the Risk Management and Investment Policy Committee on all potential regulated acquisitions valued in excess of $20 million, and the Board approves every acquisition valued in excess of $50 million or which involves the issuance of the Company’s common stock as part of the consideration.

Management

Operational leadership updates the Board at each meeting of any significant operational, acquisition, or environmental matters. Additionally, annual updates are provided on:

•	environmental matters by our Chief Environmental Officer;
•	cybersecurity matters by our Chief Technology Officer;
•	the Company’s proposed capital spending plans by our Vice President, Financial Planning and Analysis; and
•	the Company’s Risk Management and Insurance program by our Executive Vice President and General Counsel.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	26

Corporate Governance | Board Oversight Responsibilities

Board Oversight of Cybersecurity Management and the
Use of Artificial Intelligence

The Board oversees the Company’s cybersecurity risk assessment and security measures. The Board of Directors receives at least annual reports and the Risk Mitigation and Investment Policy Committee receives at least quarterly reports to ensure that the Company is devoting the appropriate amount of time and resources to mitigate the risk of a cybersecurity breach and that there is a clear response plan in the event of a breach. At the same time, the Company’s Risk Management and Investment Policy Committee reviews the risks of the Company, which includes the evolving risks associated with the use of Artificial Intelligence, and the Audit Committee, among its other duties in 2025, reviewed the use of Artificial Intelligence in the area of audit and financial reporting.

The Board of Directors annually reviews and approves the capital and operating budgets, ultimately reviewing and approving the amount spent on cybersecurity measures.

Spotlight on Data Security and Privacy

Essential has a robust and long-standing cybersecurity program, which is aligned to the National Institute of Standards and Technology (NIST) Cybersecurity Framework.

Management Committee: The information security and cybersecurity program is overseen by a cross-functional committee of senior business leaders. This Committee meets bimonthly and is charged with ensuring that cyber risk is managed and that the program is aligned to business goals and objectives. Updates are provided to the Risk Mitigation and Investment Policy Committee quarterly and to the full Board once a year.

Risk Management: The information security organization is responsible for ongoing vulnerability assessments and threat analysis to essential assets such as customer and employee data, critical business systems, and industrial control environments.

Controls, Policy & Compliance: Essential has implemented enterprise-wide security policies, standards and controls that incorporate best practices in security engineering, technology architecture, and data protection, which support regulatory compliance. An annual review of Essential’s security framework controls is conducted in conjunction with a third party to promote objectivity.

Awareness, Training & Assessment: We have implemented specialized programs, such as enterprise-wide communications, presentations, phishing simulations, and focused training for specific roles, as well as a general cybersecurity training program required for all employees.

Board Involvement

In 2025, the Board of Directors oversaw an expert driven cybersecurity drill aimed at preparing the Company’s response in the event of a cyber event. This drill was a comprehensive, planned simulation of a cyber attack that tested the Company’s detection, response, and recovery capabilities. The drill involved cross-functional teams, including the Board of Directors, executive leadership, information technology, legal, and communications. Outside experts evaluated the Company’s response efforts and provided guidance concerning potential gaps in policies, procedures, and training.

Board Oversight of Sustainability Initiatives

Board of Directors

The full Board receives written reports and updates at least quarterly from Company executives at all regularly scheduled meetings on sustainability matters including safety, resiliency, environmental stewardship, human capital management, and the governance around these core Company attributes.

The Corporate Governance Committee has direct oversight of most sustainability matters. Management, on an ongoing basis, presents updates about the corporate sustainability landscape and internal progress on key priority areas.

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Corporate Governance | Board and Committee Evaluations

Board Oversight of Compensation Risk

In administering the executive compensation program, the Executive Compensation Committee aims to strike an appropriate balance among the elements of our compensation program to achieve the program’s objectives. As a result of its review of the Company’s overall compensation program in the context of the risks identified in the Company’s enterprise risk management processes, the Executive Compensation Committee does not believe the risks the Company faces are materially increased by the Company’s compensation program.

In 2025, the Board oversaw a robust and thorough request for proposal process aimed at identifying the best executive compensation consultant partner. Following this process, the Executive Compensation Committee decided to change its consultant. For all of these reasons, the Executive Compensation Committee believes that any risks associated with the Company’s compensation program are appropriate and do not create a reasonable likelihood of a material adverse effect on the Company.

Board Oversight of Human Rights Risk Management

The Board of Directors is responsible for overseeing human rights risk management. In 2019, the Board enacted a Human Rights Policy that underscores the Company’s focus on conducting business in a way that minimizes the adverse effects our operations may have on people and the communities that we serve. As more fully described on page 35, at a minimum, the Company and its vendors are expected to:

•	make efforts to avoid causing or contributing to human rights violations;
•	mitigate and/or remediate adverse human rights impacts of our operations where possible;
•	prohibit the use of child labor, forced labor, or human trafficking; and
•	be transparent in our efforts, successes, and challenges.

Board Oversight of Succession Planning

The Board of Directors is responsible for the development and periodic review of a management succession plan for the Chief Executive Officer and other executives. The Board and management recognize the importance of human capital beginning with internal development initiatives and talent reviews, culminating in an annual review on succession planning with the Board of Directors. At least annually and at a special meeting held only to discuss succession planning, the Board of Directors reviews the Company’s succession planning process for the Chief Executive Officer and the other named executive officers. During this review, the directors review immediate succession candidates and prospective succession candidates, as well as their development plans to help the Company be well-prepared for the future. This review occurred in February, 2025.

Board and Committee Evaluations

Each year, the directors complete a targeted questionnaire that is administered by a neutral, non-affiliated entity to assess the performance of the Board and each of the standing Committees. Every second year, directors complete a targeted questionnaire to assess the performance of the directors individually. Both questionnaires elicit quantitative and qualitative ratings in key areas of Board operation and function, and all responses are kept confidential. Each director also responds to questions to evaluate how well the Committees on which he or she serves are functioning and to provide suggestions for improvement.

In 2025, the directors completed the targeted questionnaire to assess the performance of each Board member, the Board, and each Committee. The questionnaire was administered by a neutral third party, all responses were kept confidential, and all responses were aggregated for presentation. The Corporate Governance Committee reviewed the results of the evaluation and the Lead Independent Director, the Chair of the Corporate Governance Committee, or the Chairman met with each of the directors, the committees, and the entire Board of Directors, provided the results of the evaluations, and discussed the potential areas for increased performance.

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Corporate Governance | Director Onboarding and Continuing Education

Director Onboarding and Continuing Education

New directors typically join informal meetings with the existing directors, and participate in an onboarding process that includes in-depth meetings with the executive officers focused on items such as:

•	merger and acquisition strategy;
•	regulatory matters;
•	utility accounting and financing;
•	water, wastewater, and natural gas operations;
•	sustainability;
•	Board governance functions;
•	Pennsylvania law with respect to the directors’ fiduciary duties; and

•	a review of the Company’s Articles of Incorporation, Bylaws, Corporate Governance Guidelines, and other policies.

The directors also participate in various educational programs related to finance, corporate governance, and industry issues during committee and Board meetings throughout the year.

Shareholder Outreach

Over the course of 2025, management held over 400 meetings with investors. Additionally, as part of our governance-focused outreach, we offered to meet with our top 25 shareholders. For this effort, we engaged with every shareholder who accepted our offer to meet. During these meetings and calls, we discussed numerous topics, including Company strategy, executive compensation, and sustainability performance.

Shareholder Feedback Taken

Board Response to Shareholder Feedback	Actions Taken
Continued Performance-driven executive compensation

FOCUS ON PERFORMANCE

Following the 2025 “Say on Pay” vote, we focused on enhancing the existing performance-driven compensation opportunities for our named executive officers. 87% of our CEO’s compensation is performance-based and/or stock-based.

Age and Term Limits

Term Limits: The Board believes term limits are an important element of good governance, helping to create an appropriate balance between the contributions of seasoned directors who have developed meaningful insight into the Company and its operations and those of new directors who bring a fresh perspective to our Board. Every director, after fifteen years of serving on the Board of Directors, must tender his or her resignation to the Board.

Age Limits: Effective as of their 75th birthday, all directors are required to submit their resignation to the Board. This policy does not intend that a director must immediately resign from the Board in retirement. The Corporate Governance Committee, in consultation with the Chairman of the Board, will determine if the director’s continued service is appropriate and make a recommendation with respect thereto to the Board.

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Corporate Governance | Sustainability Program

Sustainability Program

Essential has long believed that sustainability is an important aspect of business operations. Successive generations of organizational leaders have worked to build upon our legacy of excellence in water and wastewater treatment, stewardship of our waterways, and provision of reliable and affordable energy.

We encourage you to explore our microsite, Sustainability.Essential.co, for full details of our initiatives.

Oversight

BOARD OF DIRECTORS	MANAGEMENT COMMITTEE

The Full Board receives written reports and formal updates from Company executives at regularly scheduled meetings on sustainability matters, including safety, environmental stewardship, community affairs, and human capital management. The Corporate Governance Committee has direct oversight of most sustainability matters. Management, on an ongoing basis, present updates about the corporate sustainability landscape and internal progress on key priority areas.	Management’s Sustainability Oversight Committee is made up of senior leaders from different functional areas and backgrounds. They have historically met quarterly to discuss sustainability matters, strategy, and technical planning to achieve goals, with input from our CEO.

Policies These policy documents are available on the corporate governance section of our website at https://www.Essential.co/ corporate-governance/documents:

•  Sustainability and Environmental Policy

•  Human Rights Policy

•  Human Rights to Water Policy

•  Political Spending Policy

•  Code of Ethical Business Conduct

•  Conflict of Interest Policy

•  Equal Employment Opportunity and Anti-Harassment Policy

•  Labor Rights Policy

•  Corporate Governance Guidelines

These documents are not incorporated by reference into this proxy statement.

Reporting

Essential’s reporting currently includes the following components, which are available at our microsite Sustainability.Essential.co:

•  Sustainability Report–Our biennial flagship report that provides detail on relevant topics

•  SASB and ESG Metrics Index–A concise document containing key metrics, primarily using the SASB framework

•  TCFD Report–Concise climate reporting guided by the recommendations of the Task Force on Climate-related Financial Disclosures

•  CDP Response–Detailed climate reporting via the CDP questionnaire

•  AGA Sustainability Template–Technical GHG emissions data related to our gas system that is reported via the American Gas Association’s common industry template

Neither the microsite nor any contents thereof are incorporated by reference into this proxy statement.

Alignment with UN SDGs

Essential strives to support the achievement of the United Nations’ Sustainable Development Goals (SDGs), which aim to address global challenges and achieve peace and prosperity for all. The following eight SDGs are most relevant to our business:

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Corporate Governance | Sustainability Program

Environment

Climate Change and Greenhouse Gas Emissions

In January 2021, Essential announced an enterprise-wide target to substantially reduce our Scope 1 and 2 greenhouse gas (GHG) emissions. By 2035, we aim to reduce our emissions by 60% from our 2019 baseline. Our water and wastewater operations as well as our gas operations are each part of this effort. As of December 31, 2024, Essential has achieved 28% emissions reduction from our 2019 baseline.

The two most significant actions that are contributing to our efforts to achieve the 60% emissions reduction target are:

•	Gas Operations: Working to fulfill our aggressive Long-Term Infrastructure Improvement Plan, which has a stated goal of replacing 3,000 miles of leak-prone bare steel and cast-iron pipe through 2034.
•	Water and Wastewater Operations: Beginning January 1, 2022, we began procuring nearly 100% renewable electricity for our water and wastewater operations in Illinois, New Jersey, Ohio, and Pennsylvania. This greatly accelerated Essential’s emissions reduction progress in 2022, and this procurement also enabled our water and wastewater operations to rapidly reduce its emissions by more than half in 2024 as compared to 2019.

Board Oversight and Climate Risk Management

•	We have Board-level oversight of climate-related issues, including the material risk factors associated with climate change.
•	Essential’s Sustainability Oversight Committee, a group of senior leaders from across the organization as well as the CEO, have historically met at least once each quarter to discuss these topics.

* Please refer to sustainability.Essential.co for more detailed climate change disclosure.

Investing in Our Nation’s Infrastructure

Essential has infused capital and resources to help rehabilitate the infrastructure required for reliable water and efficient wastewater services in many of its service areas. We are also making critical and robust investments in gas infrastructure. In 2013, Peoples Gas launched its Long-Term Infrastructure Improvement Plan (LTIIP), an aggressive 20-year effort to replace and upgrade more than 4,000 miles of aged distribution main with modern resilient materials.

Excellence in Providing Safe Drinking Water

Many of Essential’s community water systems, with their low rates of health-based violations, consistently and significantly outperform the national average. Cutting-edge technology has enabled us to increase our detection levels from parts per million to parts per trillion in many cases. In 2021, we opened a brand new, state-of-the-art environmental laboratory at our Bryn Mawr headquarters, employing a staff of 20 scientists and featuring an annual capacity of approximately 300,000 tests on water samples across 240 water quality parameters. This facility and technology greatly aid in promoting excellent water quality.

PEOPLES LTIIP PROGRAM >4,000 miles Of distribution main being or planned to be replaced with modern resilient materials.

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Corporate Governance | Sustainability Program

Human Capital Management

At Essential, we believe our 3,300+ employees are our greatest assets in delivering life’s most essential resources. Our goal is to build and retain a talented, skilled, and diverse workforce that values teamwork and embodies a steadfast commitment to our customers and to the environment. Essential is committed to providing professional opportunities for career growth and competitive benefits packages for our employees. Similarly, we are dedicated to creating a culture that empowers employees and where all feel welcomed, respected, and recognized for their contributions.

Board Oversight of Human Capital Management

Essential’s Board of Directors believes that our ability to attract, retain, and develop exceptional talent is a key strategic driver of long-term growth and success for our stakeholders. The Chief Human Resources Officer regularly presents updates to the full Board as well as to the Governance Committee, engaging in strategic discussion with the group regarding the topics outlined below.

Engaging our Employees

We believe our success depends on employees understanding how their work contributes to Essential’s overall strategy. We use a variety of communication channels to help them stay informed, including open forums with our executives, regular staff and team meetings, and employee resource groups. In addition, we use formal engagement surveys across the entire organization and implement thoughtful action plans for leadership based on specific feedback. In 2025 we introduced engagement goals for each and every employee in the organization. This increased focus proved to be successful yielding our highest engagement scores since 2021, with a 4 point improvement from the previous year.

Roadmap for Building Engagement at Essential: Building on our Positive Momentum

CORPORATE

• Drive improvement of the employee experience/engagement by implementing a “we are all in this together” strategy to include action taking at all levels of the organization.

• Continue to be transparent and proactive when explaining the “Why/Purpose” regarding decisions and changes to business processes and programs.

• Recognize opportunities and take initiative to collaborate cross functionally to improve business processes.

LEADERSHIP

• Transparently communicate results to demonstrate a commitment to taking action to improve employee satisfaction.

• Engage with stakeholders within and outside of the immediate team to plan, design and implement changes.

• Embrace positive leadership behaviors by maintaining effective relationships with employees to positively support company decisions, maintain employee involvement and remove barriers to their success.

EMPLOYEES

• Actively participate in planning and taking action to support team engagement.

• Hold self accountable to demonstrating values-based behaviors, particularly with employees outside of their immediate work group.

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Corporate Governance | Sustainability Program

At Essential we delivered on the following commitments to the employee experience in 2025:

1.	Communicated business, operational, financial and engagement results to employees to transparently demonstrate commitment to integrity and pursuit of excellence.
2.	Expanded the use of our online recognition platform to support timely acknowledgement of the efforts and successes of Essential employees on a daily basis.
3.	Developed formalized career paths in disciplines across the Company to support growth and learning including the release and publication of our Essential Career Guide.
4.	Revamped recruiting and onboarding processes and programs to help increase employee retention.
5.	Implemented disciplined approach to stakeholder involvement/ sponsor oversight in project management across program, process, or system change initiatives.
6.	Consolidated employee platforms to promote consistent experience across business units and geography.

Talent Management—Training and Development

We believe in an integrated talent development approach and understand that a balanced and holistic approach to learning makes it more likely that employees will learn and retain the workplace behaviors we expect.

2025 organizational and workforce development focused on increasing employee engagement in development to help the organization’s talent build the skills to be successful.

Through expanded marketing and offering more formal learning programs, employee learning hours increased by 13% to over 23,000 training hours completed. These formal programs included the following:

•	Expanded the Leadership Develop in Place sessions by delivering monthly topics educating all levels of people leaders skilled in the delivery of management tasks.
•	Updated foundational management training on employment compliance topics.
•	Provided a structure for employees to share their career development goals and obtain support for development activities.

Our efforts on talent engagement and retention have had a positive impact on employee turnover as turnover has improved in 2025 by 8.6% over 2024.

We align our development model and activities to support our vision, mission, and competencies, with a balanced approach to developing our workforce and creating a confident, committed, and high-performance culture.

Succession Planning

Our succession planning strategy identifies leaders at different stages in their careers and customizes a development approach. In 2025 we conducted a talent review of managers and directors for succession planning. The Essential Utilities executive leadership development strategy for future executives is a combination of experiences that includes assessments and coaching, executive presentation skills, and formal learning programs.

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Corporate Governance | Sustainability Program

Safety And Wellness

The Essential safety program focuses on identifying hazards, training our employees on the best practices to remain safe, and providing them with equipment and facilities to face hazards in the safest way possible. Our policies require that we follow OSHA reporting guidelines to identify, report and investigate any injuries to our employees.

The health of our employees is just as important to us as their safety. We provide access to a variety of innovative, flexible, and convenient employee health and wellness programs. Recognizing mental health as a central part of each employee’s well-being, we have added additional resources and counseling access for employees and their families.

To incentivize managers to promote a safe environment, we include safety metrics for Lost Time/Restricted Time Incidents, Responsible Vehicle Accident Rate, and Gas Damage Prevention Rate (20% collective weighting) into our executive compensation incentive plans.

Demonstrable Progress Through Program Improvement

Essential’s safety initiatives focus on several industry-accepted principles:

•	Safety committees across Company leadership, state leadership, divisions, and facilities
•	Mechanisms for employees to raise concerns, including a “stop work authority” empowerment and anonymous reporting
•	Establishment of a near-miss program

•	Weekly reporting and analysis, buttressed by a strong auditing program and multi-faceted team communications
•	Active participation in industry-wide safety efforts
•	Scrutiny of contractor safety records and opportunities for partnership and feedback

Strengthening Our Community

Essential operates in nine states across America, but as an important part of the communities we serve, our presence is felt locally. We do business with many local suppliers and build our team with members of those communities. Our employees take pride in the essential resources they provide for their families and neighbors. Our services better enable households to grow, commerce to bustle, and the health of our towns and cities to flourish. Simply put, we thrive when our communities thrive. For these reasons, our organization and team members enthusiastically contribute time and resources to further strengthen our communities. Working with incredible nonprofits throughout our service areas, we have formed some powerful partnerships to help improve the quality of life for our customers.

Perhaps the longest-standing tradition at Essential is our culture of giving, and we are proud of our team members for always going above and beyond for their communities.

To support their commitment to giving back, Essential invites all its employees to take advantage of a gift-matching program. Essential matches 100%, up to a maximum of $500 per calendar year per employee, for personal contributions made by an employee or their spouse or domestic partner to qualifying nonprofit organizations.

In addition, Essential hosts an annual giving campaign through the United Way that is also matched dollar for dollar through the Essential Foundation. For more than two decades, Essential’s partnership with the United Way has provided vital funds for the communities we service while offering team members a simple process for donating. Through its annual workplace giving campaigns, Essential builds collective impacts while inspiring employees to donate in a way that is meaningful to them. Each year, Essential team members give to a variety of initiatives, including health and human services, education, housing, hunger relief, the environment, and animal welfare.

In 2025, Essential employees tracked more than 4,900 Hours of paid volunteer time.	In 2025, Essential’s charitable giving to 501(c)(3) organizations totaled $7.1+ Million that includes a combined Company and employee $755,000+ to United Way.

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Corporate Governance | Other Governance Policies and Practices

Other Governance Policies and Practices

Clawback Policy

In accordance with SEC and NYSE requirements, on February 22, 2023, the Company’s Board of Directors unanimously adopted a Compensation Recoupment Policy (the Clawback Policy). Among other items, this Clawback Policy covers the Company’s ability to recoup certain compensation in the event of a restatement of our financial statements, regardless of whether the executive was at fault or not and is intended to be fully compliant with all requirements of the SEC and the NYSE.

Anti-Hedging and Anti-Pledging Policy

We believe issuing incentive and compensatory equity awards to our directors and named executive officers along with our stock ownership guidelines help align their interests with our shareholders. As part of our insider trading policy, we prohibit all directors and employees from engaging in hedging or pledging activities with respect to any owned shares or outstanding equity awards. The policy specifically prohibits all insiders from engaging in any short sales of the Company’s securities, buying or selling puts, calls, or other derivative securities relating to the Company’s securities or pledging the Company’s securities as collateral for a loan. None of our directors or named executive officers engaged in any hedging or pledging activities with respect to Company stock during 2025.

Insider Trading Policy

We have adopted an Insider Trading Policy, which sets forth policies and procedures governing the purchase and sale, and other transactions in Company securities by directors, officers, and other employees as well as certain of their family members and controlled entities. These policies and procedures, as well as procedures that the Company follows, are reasonably designed to promote compliance with insider trading laws, rules, and regulations and applicable listing standards. For additional information, see the Company’s Insider Trading Policy, a copy of which can be accessed as Exhibit 19.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Equal Employment Opportunity and Anti-Harassment Policy

The Equal Employment Opportunity and Anti-Harassment Policy provides that all employees are entitled to a work environment in which they are treated with dignity and respect and that is free of harassment and discrimination of any kind, including emotional, physical, and sexual harassment.

Essential Utilities will not tolerate any form of harassment on the job by managers, other employees, or by non-employees, such as customers, vendors, or contractors. The policy clearly defines harassment as including verbal comments that are offensive or unwelcome regarding a person’s national origin, race, color, religion, gender, sexual orientation, age, body, disability, or appearance, including epithets, slurs and negative stereotyping and nonverbal harassment to include distribution, display, or discussion of any written or graphic material that ridicules, denigrates, insults, belittles, or shows hostility, aversion or disrespect toward an individual or group because of national origin, race, color, religion, age, gender, sexual orientation, pregnancy, appearance, disability, sexual identity, marital status, or other protected status.

Human Rights Policy

The Board of Directors is responsible for overseeing human rights risk management. Essential’s Human Rights Policy underscores the Company’s focus on conducting business in a way that minimizes the adverse effects our operations may have on people and the communities that we serve. At a minimum, the Company and its vendors are expected to:

•	make efforts to avoid causing or contributing to human rights violations;
•	mitigate and/or remediate adverse human rights impacts of our operations where possible;
•	prohibit the use of child labor, forced labor, or human trafficking; and
•	be transparent in our efforts, successes and challenges.

The Human Rights Policy and the Equal Employment Opportunity and Anti-Harassment Policy demonstrate that the Company strives to provide all of its employees with a work environment in which they are treated with dignity and respect and that is free of harassment of any kind, and affirmatively expects the Company to make efforts to avoid causing or contributing to human rights violations. Copies of these policies can be found at www.Essential.co/investor-relations or at sustainability.Essential.co.

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Corporate Governance | Communications with the Company and the Board

Related Person Transactions

The Board has a written policy for related person transactions to document procedures for reviewing, approving, or ratifying these transactions. The policy applies to any transaction in which: (1) the Company is a participant, (2) any related person has a direct or indirect material interest, and the annual amount involved exceeds $120,000, but excludes certain types of transactions in which the related person is deemed not to have a material interest.

Under this policy, a related person means:

(a)	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director, an executive officer or a director nominee;
(b)	any person known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;
(c)	any immediate family member of a person identified in items (a) or (b) above, meaning such person’s spouse, parent, stepparent, child, stepchild, sibling, mother- or father-in-law, son- or daughter-in-law, brother- or sister-in-law or any other individual (other than a tenant or employee) who shares the person’s household; or

(d)	any entity that employs any person identified in (a), (b), or (c) or that any person identified in (a), (b), or (c) directly or indirectly owns or in which any such person otherwise has a material interest.

The Corporate Governance Committee, with assistance from the Company’s General Counsel, is responsible for reviewing and approving any related person transaction. In its review and approval of related person transactions the Corporate Governance Committee will consider multiple factors, including determining whether the related person has a material interest in a transaction. The Corporate Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and our shareholders.

There were no related person transactions in 2025.

Communications with the Company and the Board

The Company welcomes shareholder comments and suggestions. All appropriate comments and suggestions are given careful consideration. Your correspondence should be addressed as follows:

Essential Utilities, Inc.

762 W. Lancaster Avenue
Bryn Mawr, PA 19010

In addition, shareholders or other interested parties may communicate directly with the Board, the independent directors as a group, or the Lead Independent Director by writing to the address below. The Corporate Secretary will review all correspondence and provide any comments, along with the full text of the communication, to the Board, the independent directors or the Lead Independent Director. The Corporate Secretary does not forward items which are unrelated to the duties and responsibilities of a director, such as service complaints, service inquiries, resumes and other forms of job inquiries, surveys and business solicitations, or advertisements. In addition, material that is unduly hostile, threatening, illegal, or similarly inappropriate will be excluded. Any communication that is filtered out will be made available to any director upon request.

The Board, the Independent Directors
or the Lead Independent Director
of Essential Utilities, Inc.
c/o Corporate Secretary

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2025 Director Compensation Program

As part of its annual review, the Board of Directors unanimously voted to not increase its compensation. As such, the elements of director compensation for 2025 are shown below.

	Annual Cash Compensation(1)	Annual Equity Compensation(2)
Each Non-Employee Director	$110,000	Stock grant equal to $135,000 in value
Chair, Audit Committee	+ $20,000	—
Chair, Executive Compensation Committee	+ $15,000	—
Chair, Corporate Governance Committee	+ $15,000	—
Chair, Risk Mitigation and Investment Policy Committee	+ $15,000	—
Lead Independent Director	+ $30,000	—

All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board or committee meetings.

1 Paid quarterly in arrears.

2 Paid annually following the Annual Meeting.

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Director Compensation | 2026 Director Compensation Program

Director Stock Ownership Guidelines

Each director is required to own shares of Company common stock having a value equal to five times the annual base cash retainer. Directors have up to five years from appointment to attain the required ownership level and may not sell Company common stock until the required ownership has been reached. Once the required stock ownership level is attained, a director must maintain those stock holdings for the duration of the director’s service. As of December 31, 2025, the guidelines required ownership of 14,334 shares.

All Directors are compliant with the stock ownership guidelines.

Director Stock Ownership as of December 31, 2025

(1)	These directors have been on the Board for less than five years.
(2)	Mr. Franklin is a management director. His stock ownership guidelines and current shareholdings are detailed on page 67.

Total 2025 Director Compensation

Name	Fees Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Amato	125,000	135,011	—	—	—	—	260,111
Bruner	130,000	135,011	—	—	—	—	265,111
Ciesinski	125,000	135,011	—	—	—	—	260,111
Franklin(3)	—	—	—	—	—	—	—
Hilferty	155,000	135,011	—	—	—	—	290,111
Lewis	110,000	135,011	—	—	—	—	245,111
Linde	110,000	135,011	—	—	—	—	245,111
West	—	—	—	—	—	—	—
(1)	The stock awards were made June 25, 2025. No forfeiture or vesting restrictions were applied.
(2)	Director compensation does not include options or charitable matches. All stock awards vest immediately.

(3)	As an officer of the Company, Mr. Franklin does not receive any compensation for his services on the Board of Directors.

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The table below shows the number of shares of our common stock beneficially owned as of the close of business on March 2, 2026, by: (1) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company; (2) each director, nominee for director and executive officer named in the Summary Compensation Table; and (3) all directors, nominees and executive officers of the Company as a group. This information has been provided by each of the directors, executive officers and nominees at the request of the Company or derived from statements filed with the SEC under Section 13(d) or 13(g) of the Exchange Act. Beneficial ownership of securities as shown below has been determined in accordance with applicable guidelines issued by the SEC. Beneficial ownership includes the possession, directly or indirectly, through any formal or informal arrangement, either individually or in a group, of voting power (which includes the power to vote, or to direct the voting of, such security) and/or investment power (which includes the power to dispose of, or to direct the disposition of, such security). Unless otherwise indicated, the address of the beneficial owners is Essential Utilities, Inc., 762 W. Lancaster Avenue, Bryn Mawr, Pennsylvania 19010.

Certain Beneficial Owners	Sole Voting and/or Sole Investment Power(1)	Shared Voting and/or Investment Power	Vested Stock Options	Amount and Nature of Beneficial Ownership	Percentage of Class Outstanding(2)
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	35,703,517			35,703,517	12.60%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	27,536,540	452,453		27,988,993	9.88%
Directors, Nominees and Named Executive Officers
Elizabeth B. Amato	22,970	—		22,970	*
Colleen M. Arnold	18,212	—	15,342	33,554	*
Christopher L. Bruner	6,867	—		6,867	*
David A. Ciesinski	13,134	—		13,134	*
Christopher H. Franklin	342,081	—	266,145	608,226	*
Daniel J. Hilferty	34,345	—		34,345	*
Michael Huwar	17,772	—	5,717	23,489	*
W. Bryan Lewis	10,333	—		10,333	*
Tamara L. Linde	6,867	—		6,867	*
Christopher P. Luning	80,120	—	63,228	143,348	*
Daniel J. Schuller	75,403	—	86,464	161,867	*
All Directors, Nominees and Named Executive Officers as a Group (12 persons)
	628,614	—	437,438	1,028,788	(5)
*	less than one percent

(1)	Includes shares held under the Company 401(k) plan.
(2)	Percentage of ownership for each person or group based on 283,303,697 shares of Common Stock outstanding as of March 2, 2026 and includes all shares issuable to such person or group upon exercise of outstanding stock options exercisable, or other equity awards vesting, within 60 days of that date.
(3)	The information from BlackRock, Inc. was obtained from the Schedule 13G/A filed by BlackRock, Inc. with the SEC on October 17, 2025. This Schedule 13G/A disclosed that BlackRock, Inc. had sole voting power with respect to 33,667,375 shares of Essential common stock, sole dispositive power with respect to 35,703,517 shares of Essential common stock, and shared voting power and shared dispositive power with respect to no shares of Essential common stock. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(4)	The information from The Vanguard Group was obtained from the Schedule 13G/A filed by the Vanguard Group with the SEC on February 13, 2024. This Schedule 13G/A disclosed that The Vanguard Group had shared voting power with respect to 248,760 shares of Essential common stock, sole dispositive power with respect to 27,536,540 shares of Essential common stock, shared dispositive power with respect to 452,453 shares of Essential common stock, and sole voting power with respect to no shares of Essential common stock. The address for the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(5)	The total number of shares owned by this group is approximately 0.36% of the total outstanding shares of the Company.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	39

Shareholders are entitled to a non-binding advisory vote on the executive compensation as described in this proxy statement for our named executive officers (sometimes referred to as Say on Pay) in accordance with Section 14A of the Securities Exchange Act of 1934, as amended. Currently, this vote is conducted every year, and the next such vote is expected to occur at our 2027 Annual Meeting. Accordingly, the following resolution is being presented by the Board of Directors at the 2026 Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers for 2025, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

This vote is non-binding. The Board of Directors and the Executive Compensation Committee, which is made up of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Before you vote

Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

As described in detail under our Compensation Discussion and Analysis on pages 42 through 67 of this proxy statement, our executive compensation program is designed to motivate our executives to achieve our primary goals of providing our customers with quality, cost-effective and reliable water and wastewater services and providing our shareholders with a long-term, positive return on their investment.

We believe our executive compensation program, with its balance of short-term incentives, long-term incentives and share ownership guidelines, rewards sustained performance that is aligned with the interests of our customers, employees and long-term shareholders.

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of the 2025 compensation of the Company’s named executive officers.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	40

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	41

Executive Compensation | Compensation Discussion and Analysis

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis (“CD&A”), we address our compensation philosophy and program, and compensation paid or earned by the following executive officers:

Christopher H. Franklin	Daniel J. Schuller	Christopher P. Luning	Colleen M. Arnold	Michael A. Huwar
Chairman, President and Chief Executive Officer	Executive Vice President and Chief Financial Officer	Executive Vice President and General Counsel	President, Water	President, Gas

We refer to these executive officers as our “named executive officers” or “NEOs.”

As used in this CD&A,

•	“Total cash compensation” means the total of base salary and annual cash incentive compensation; and
•	“Total direct compensation” means the total of base salary, annual cash incentive compensation and equity incentive compensation.

The purpose of the CD&A is to explain the elements of compensation; why the Executive Compensation Committee (the Compensation Committee) selects these elements; and how the Compensation Committee determines the relative size of each element of compensation.

Compensation decisions for Messrs. Schuller, Luning and Huwar, and Ms. Arnold were made by the Compensation Committee. Compensation decisions for Mr. Franklin were made by the independent members of our Board of Directors based on the recommendation of the Compensation Committee.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	42

Executive Compensation | Executive Summary

Executive Summary

Introduction

Essential Utilities, Inc.’s mission is to improve quality of life and economic prosperity by safely and reliably delivering life’s most essential resources. We are uniquely positioned to play an important role in solving today’s water and natural gas infrastructure challenges by renewing and improving infrastructure through thoughtful capital investment, operational excellence, environmental stewardship and rigorous safety standards. Through the work of more than 3,300 employees across nine states, we help strengthen communities, improve service and enhance economic development, enabling people to live better lives. This vital work empowers us to grow as an organization and as individuals. We believe that, together, we will make a difference for generations to come.

Essential Utilities entered 2025 with a clear strategic focus on regulated infrastructure growth, and our year largely validated that approach. In 2025, the team’s time was dominated by infrastructure renewal and expansion, including water treatment upgrades, pipeline replacement, and system resilience investments. We invested more than $1.4 billion in water, wastewater, and natural gas infrastructure, reinforcing our long-term regulated rate-base expansion strategy.

Continuing with our commitment to sustainability, the regulated water business, Aqua, spent much of the year focused on Poly-fluoro alkyl substances (PFAS), the “Forever Chemical” mitigation and lead service line replacement. Across the Aqua footprint, treatment sites are continuing to be systematically installed to mitigate PFAS harm to local water quality for Essential customers. Additionally, the team has been focused in 2025 on lead service line replacement, completing over 2,500 lead and galvanized line replacements.

Through our Peoples Natural Gas business, we continue to modernize our system by replacing legacy meters with advanced solid-state technology at no charge to our customers. These next-generation meters enhance safety through automatic shutoff capabilities and provide improved system visibility, supporting faster response and long-term reliability. The program complements our broader infrastructure modernization efforts to deliver safer, more resilient natural gas service.

In October 2025, Essential Utilities and American Water announced the two companies entered into a definitive agreement providing for an all-stock merger to create a leading utility in the United States, with a pro forma market capitalization of approximately $40 billion and enterprise value near $63 billion.2 The combined company will serve approximately 4.7 million water and wastewater connections across 17 states, operate under the American Water name, and with its headquarters in Camden, New Jersey, and maintaining operational presences in both Bryn Mawr and Pittsburgh, Pennsylvania.

Shareholders of both companies overwhelmingly approved their transaction-related matters in February 2026, with closing is targeted by the end of Q1 2027, subject to obtaining all required regulatory approvals.

For the fifth consecutive year, Essential has been named to Newsweek’s list of America’s Most Responsible Companies. Further, Essential was named to USA Today’s America’s Climate Leaders for the third consecutive year. We are honored to be recognized for our commitments to operational excellence, environmental stewardship, and sustainable business practices and are excited to continue in our role as an industry leader.

Lastly, the Compensation Committee incorporates investor feedback into its review of the compensation program design to promote alignment with best practices and with investor expectations about our compensation and performance. Among other things, the Committee examines the performance measures for each element of the program to ensure they continue to align with the interests of our shareholders, customers, and employees and remain competitive with the compensation practices of our industry peer group. With the assistance of the Compensation Committee’s independent compensation consultant, the Committee has determined that our program design, types of compensation vehicles, and the allocation of the compensation elements for the named executive officers is consistent with current competitive compensation practices in the utility industry.

2  Represents combined equity market capitalization as of 10/27/2025.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	43

Executive Compensation | Executive Summary

2025 Performance Highlights

Our core values of respect, integrity, and the pursuit of excellence are the underlying foundation to our mission of safely and reliably delivering Earth’s most essential natural resources to our customers and communities while delivering sustainable growth for our investors. During 2025, our leadership team remained focused on our long tradition of operational excellence, strong growth and continued progress on our sustainability commitments; prudently invested a record amount of over $1.4 billion in infrastructure; and demonstrated the resiliency of our water and natural gas platforms. As of year-end 2025, we had a total of four signed purchase agreements to acquire water and wastewater systems, totaling over $300 million in purchase price and expecting to serve over 200,000 equivalent retail customers or equivalent dwelling units.

2023-2025 Pay for Performance Alignment

Our pay programs are designed to reflect the Company’s performance. In our short-term incentive plan, financial, safety, compliance and customer service metrics are targeted. Strong financial and operational performance in our short-term incentive plan, as has been achieved over the last three years, results in positive payouts. In our long-term incentive plan, our performance shares contain three metrics: total shareholder return (TSR), rate base growth, and controlling our operational expenses. Negative TSR, as seen below, has a direct impact on the PSU payout, tying the long-term incentives of leaders to shareholders’ experience. The following table shows the relationship between financial performance goals and executive performance-based payouts over the past three years:

	Target EPS* (adjusted for comp plan)	Target EPS (adjusted for comp plan)	STI Payout %+	3 Year TSR Return	PSU Payout %
2023	$1.88	Achieved	143.73%	-15.49%	77.94%
2024	$1.98	Achieved	136.48%	-14.81%	83.31%
2025	$2.09	Achieved	177.62%	-9.04%	63.58%

*Target EPS is a non-GAAP financial measure. See Appendix A for more detail.

+STI Payout for Company performance. Executives had individual objectives in 2025, allowing for STI achievement up to 187.62%

Our Pay for Performance Compensation Program

Our compensation program for named executive officers is designed to:

•	Provide compensation that is competitive with our industry peers and appropriately correlates incentive compensation to the achievement of the Company’s short- and long-term performance goals.
•	Provide a total compensation package that is aligned with industry standards and enhances our ability to:
-	Attract and retain talented and experienced named executive officers;
-	Motivate and reward our named executive officers for leadership excellence and contributions to our financial success; and
-	Ensure a significant portion of pay is performance-based to better align pay with the successful achievement of our business objectives.
•	Maintain an important focus on sustainability issues while building shareholder value.

Highlights of our Compensation Policies

 What We Do

•   Compensation program is highly correlated to performance and focused on long-term value creation

•   Considerable portion of pay (85%, in the case of the CEO) is variable, rather than fixed, and is earned solely based on performance without incentivizing excessive risk-taking

•   Perquisites and other personal benefits to NEOs are limited principally to executive physicals, financial planning and Company-paid life insurance benefits

•   Formal CEO goal setting and performance assessment process utilized throughout each year

•   Reasonable and limited number of change-in-control agreements, all with double-trigger termination provisions

•   The Executive Compensation Committee was advised by an independent compensation consultant throughout 2025

•   Representative, relevant peer group is evaluated annually and used for performance and compensation benchmarking, as well as to compute relative total shareholder return, or TSR

•   All NEO incentive-based compensation, including time-based equity, is subject to clawback provisions that exceed the requirements of applicable SEC and NYSE rules

•   Annual shareholder advisory vote held on executive compensation

•   Executive stock ownership guidelines and retention requirements support alignment with shareholders by requiring long-term retention of equity ownership

 What We Don’t Do

•   Golden parachutes

•   Tax gross ups

•   No guaranteed minimum payout of short-term or long-term incentives

•   Permit pledging or hedging of Essential Utilities securities

•   Provide employment agreements to a broad group

•   Encourage excessive or inappropriate risk-taking through our compensation programs

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	44

Executive Compensation | Executive Summary

Pay for Performance and Results of the 2025 Advisory Vote to Approve Executive Compensation

We instill a pay for performance culture throughout the Company. At our 2025 Annual Meeting, we submitted a proposal to shareholders for a non-binding advisory vote on the 2024 named executive officers’ compensation. Our shareholders approved the proposal, with 73.3% voting in favor, which was down from 93.7% in 2024, 96% in 2023, and 97% in 2022. We actively sought our shareholders’ feedback to address the lower approval rating in 2025.

Aligning Interests of NEOs and Shareholders

Annually, we solicit the opinions of our top shareholders on several items, including our executive compensation program design. We do this to ensure that the pay balance and alignment is viewed as driving strong long-term performance by our named executive officers and other members of management. In 2025, the Company offered meetings to our top 25 shareholders, which represent approximately 51% of our outstanding shares.

Our main objective for the 2025 meetings was to understand the reasons for the decline in our say-on-pay support level in 2025, so that we directly may address any shareholder concerns regarding our executive compensation program. In the course of our discussions, we received valuable feedback on our program, which is summarized below along with our response to these concerns.

Shareholder Feedback	Our Response
Targets for certain metrics in the annual incentive were set at levels less rigorous than the prior year's actual performance, with no rationale provided

As shown on page 54, we have expanded our discussion around the rationale and rigor of our goal setting for 2025, including why certain goals were set below last year’s actual performance. Also included is a five-year history of our incentive plan goals, which illustrates that we have consistently set the bar higher for ourselves each year.

Metrics were not disclosed for the performance share awards	We have provided more robust disclosure around the metrics used for our last three performance share grants, including those granted in 2023, 2024, and 2025 that cover the 2023-25, 2024-26, and 2025-27 performance periods, respectively. PSU metric information can be found on pages 57-59.
Lack of disclosure for forward-looking goals for the performance shares

In line with most companies, in the past, we did not disclose the associated financial and operational targets for each PSU metric prior to the end of the performance period; however, we did ensure that such goals are rigorous and tied to the Company’s strategic plan.

Disclosing these specific targets in the proxy statement could have been interpreted as premature guidance. After further consideration, in 2025, we have elected to disclose such forward-looking PSU targets; 2026 targets can be found on page 59.

Explanation in the change in equity mix

In 2025, the Compensation Committee approved a refinement to the Company’s long-term incentive (“LTI”) mix. The Committee reduced the weighting performance shares from 65% to 50% of the total LTI opportunity and increased restricted share units to 35% and stock options to 15%. The Committee believes this adjustment preserves a strong pay-for-performance orientation, as performance-based awards continue to represent a majority of long-term incentives and remain subject to rigorous, multi-year performance goals.

This change was not intended to reduce performance rigor or insulate executives from Company performance outcomes. Rather, the Committee sought to achieve a more balanced and effective LTI structure that continues to emphasize long-term value creation, supports executive retention, and aligns with competitive market practices. The Committee will continue to evaluate the LTI mix annually to ensure it remains aligned with shareholder interests and the Company’s long-term strategy.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	45

Executive Compensation | Section 1: Our Compensation Philosophy

Section 1

Our Compensation Philosophy

The goals of our executive compensation program are to motivate executives to achieve long-term success, grow shareholder value, and encourage the retention of key talent. Management and the Executive Compensation Committee set challenging performance metrics that are tied to the Company’s financial and operational goals. Financial targets are based on Essential’s business plans and external market factors.

Objective	Practices that Support the Objective
Accountability And Long-Term Performance

•  Our compensation program promotes pay-for-performance by linking business performance with shareholder returns and payouts and supporting the execution of Essential’s business strategy over multi-year periods to drive the success of our long-term strategy.

•  We set target performance levels that are challenging, but achievable with focused effort and are aligned with the goals we communicate to investors.

•  Incentive compensation is tied to Essential’s overall Company performance; which metrics of the plans are utility-specific measures.

Investor Alignment	• We engage directly with shareholders and will initiate responsive actions when appropriate. • Stock ownership requirements align the long-term interests of executives with shareholders.
Balance

•  Our design balances short- and long-term objectives as well as financial and operational goals to motivate measured, but sustainable and appropriate, risk-taking.

•  Annual incentive awards recognize the achievement of short-term goals, while long-term awards encourage our executives to deliver strong, longer-term results.

Competitive

•  Competitive compensation is provided to attract, engage, and retain talented executives with a strong track record of success, assuring a high-performing and stable executive leadership team.

•  Our compensation program considers the size of Essential’s business, competitiveness relative to peer group market median, internal equity, experience, succession planning, performance, and retention.

Our philosophy is that we should structure executive pay to be consistent with our peers and to align the long-term interests of our executives, shareholders, and customers so the pay appropriately reflects performance in achieving financial and non-financial operating objectives. To support our philosophy, we believe that a significant portion of an executive’s pay should be at risk as either performance-based incentive awards that are only paid if the individual and Company performance targets are met or time-based equity grants.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	46

Executive Compensation | Section 2: How We Determine Executive Compensation

Elements of Compensation for Named Executive Officers

The following chart provides a brief summary of the principal elements of our executive compensation program for 2025. We describe these elements, as well as retirement, severance and other benefits, in more detail on pages 51 through 61.

	Compensation Element	Form	Compensation Objective	Relation to Objective
Fixed	Base Salary	Fixed annual cash paid bi-weekly	Compensate executives for their level of responsibility and sustained individual performance based on market data.	Merit salary increases are based on formal, written performance evaluations, which include observed performance against defined objectives.
Performance- and/or Stock-Based Compensation	Annual Cash Incentive Awards	Variable cash paid on an annual basis based on achievement of pre-established goals	Motivate executives to focus on achievement of our annual business objectives.	The amount of the annual incentive award paid, if any, is entirely dependent on achievement of pre-established annual Company/individual goals.
	Long-Term Equity Incentive Awards	Performance-based Restricted Stock Units 35%	Align executive interests with shareholder interests; retain key executives.	Provide equity that will have the same value as shares owned by shareholders, subject to stock ownership guidelines. The CEO’s RSU’s only vest if the pre-established goals is achieved.
		Performance Share Units 50%	Aligns executive interests with shareholder interests; creates a strong financial incentive to achieve or exceed long-term performance goals.	The named executive officer’s equity vests only if the pre-established goals are achieved.
		Performance-based Stock Options 15%	Aligns executive interests with shareholder interests.	The named executive officer’s stock options only vest if the pre-established goal is achieved, and stock options only have value if the price of the Company’s common stock increases after the grant date.

Section 2

How We Determine Executive Compensation

The Compensation Committee believes it is important to provide a compensation structure competitive with compensation paid to comparable executives of companies within the utility industry to aid the Company in its ability to attract and retain quality employees in key positions to lead the Company. The Committee emphasizes pay for performance, especially for our higher-level executives. Therefore, the named executive officers receive a substantial portion of their total direct compensation from annual cash and long-term equity incentives, both of which are risk-based incentives tied to the achievement of Company goals. To ensure market competitiveness, the Committee works with its external executive compensation consultant to conduct an annual review of its compensation program for our CEO and other NEOs. Through the review process, the Compensation Committee generally targets overall total compensation levels (base salary, short-term incentive and long-term incentives) at the median of our peer group. Pay components for an individual NEO may be higher or lower than the median depending on an individual’s role, responsibilities, and performance within the Company. The Compensation Committee believes this target positioning is effective to attract and retain our executives.

The Role of the Compensation Committee

The Compensation Committee, composed entirely of independent directors, determines the actual amount of each element of annual compensation to award to the Company’s named executive officers. The goal is for the target total direct compensation opportunity for each named executive officer to be generally within a range of 15% above or below the market median rate for his or her position over time.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	47

Executive Compensation | Section 2: How We Determine Executive Compensation

At the beginning of each calendar year, the Compensation Committee asks our CEO to develop specific performance targets and goals for his role based on strategic goals for the Company set by the Board. Annually, the Compensation Committee reviews and approves our CEO’s goals and presents those goals to the full Board for its information and review. The Committee semiannually reviews our CEO’s performance relative to his targets. At the end of the year, the Compensation Committee reviews our CEO’s year-end results as part of its overall CEO annual performance review process.

The Role of Management

•	Our Senior Vice President, Chief Human Resources Officer assists the Compensation Committee by preparing schedules showing the present compensation of executives, market median rates, target annual cash incentives, and the target range of equity compensation awards from the information provided by the Compensation Committee’s consultant.
•	Our Chief Executive Officer compiles and presents supporting information describing the individual executive’s performance against their individual objectives. He also provides the Compensation Committee with his recommendations for annual salary increases and any changes in target annual cash incentive percentages and equity incentive awards for the other executive officers, but the ultimate decisions regarding compensation for the named executive officers is made by the Compensation Committee.
•	Our Chief Financial Officer provides the Compensation Committee with certifications as to our financial performance in relation to the Company-specific goals for the short-term incentive plan (“Annual Plan”) and our performance against the criteria established by the Compensation Committee for the vesting of restricted stock grants and the earning of performance shares. These financial measures are also certified by our Director of Internal Audit and reviewed by the Audit Committee.

The Role of the Compensation Committee’s Independent Consultant

For the period January through July 2025, the Compensation Committee retained Pay Governance, a nationally recognized compensation consulting firm, as its independent consultant to assist in designing and assessing the competitiveness of our executive compensation program. Pay Governance provides no other services to the Company other than serving as the Compensation Committee’s compensation consultant for executive and director compensation decisions. The Compensation Committee concluded that Pay Governance is an independent consultant after considering the factors relevant to Pay Governance’s independence from management, as well as NYSE and SEC rules regarding compensation consultant independence.

In the summer of 2025, the Compensation Committee conducted a thorough review of its external advisory relationships to ensure continued independence, expertise, and alignment with best practices in executive compensation. Following this review, the Committee decided to engage a new independent compensation consultant, FW Cook. The Committee also retained a new external counsel, Gibson Dunn for a fresh review of the proxy.

The decision was driven by the Committee’s commitment to maintaining strong governance standards and obtaining fresh perspectives on market trends, pay-for-performance alignment, and evolving shareholder expectations. While we valued the contributions of our prior consultant, we determined that a transition would best support our long-term objectives.

The Committee evaluated several leading firms based on their experience with companies of similar size and complexity, independence from management, and ability to provide objective, data-driven advice. Each candidate firm was assessed for potential conflicts of interest and compliance with applicable independence requirements under SEC and NYSE rules. After careful consideration, the Committee unanimously approved the engagement of FW Cook as its independent compensation consultant. FW Cook provides no other services to the Company other than serving as the Compensation Committee’s compensation consultant for 2026 executive and director compensation decisions. The Compensation Committee concluded that FW Cook is an independent consultant for 2026 advice after considering the factors relevant to FW Cook’s independence from management, as well as NYSE and SEC rules regarding compensation consultant independence.

FW Cook will advise the Committee on:

•	2026 Market benchmarking and competitive pay practices
•	2026 Design of short- and long-term incentive programs
•	2026 Governance trends and shareholder perspectives on executive pay

•	Preparation of materials for the annual proxy statement

The Committee believes this change will strengthen its ability to make informed decisions that best align executive compensation with Company performance and shareholder interests.

Competitive Pay Positioning

We measure the competitiveness of our program for our named executive officers against the median compensation for comparable positions at other companies in our benchmark group composed of other investor-owned utilities.

Our goal is to provide total direct compensation that is competitive with the market median for each named executive officer. Over time in a position, based on achievement, experience and skill, the Committee may advance an executive’s pay between the 40th and 60th percentile. Based on the information supplied by Pay Governance, the total target direct compensation for each of our named executive officers was within the competitive range of the benchmark market data for each of their positions during 2025.

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Executive Compensation | Section 2: How We Determine Executive Compensation

Our 2025 Benchmarking for Competitive Pay

In developing the market median for the named executive officers, the Compensation Committee’s consultant used compensation data from our 16 utility peer group companies.

The combination of salary, short-term incentives, and long-term incentives awarded to the named executive officers is intended to compensate them at approximately the 50th percentile of the market when the Company performs at target level.

The Compensation Committee’s executive compensation consultant reviews the Company’s executive compensation and annually provides the data and analysis described above. The compensation consultant discusses the proposed actual compensation awards for the named executive officers and provides research and input to the Compensation Committee on changes to the compensation program. The compensation data provided by the compensation consultant and other third-party data is used to obtain a general understanding of current market practices when designing our executive compensation program – it is not used exclusively, but rather as a reference point in conjunction with other factors. Individual executive positioning relative to the 50th percentile may vary based on factors such as experience, qualifications, and performance. Actual compensation for named executives may be higher or lower than target compensation, as it reflects actual performance and payouts under our performance-based annual incentive award and our long-term equity-based incentive awards.

In 2025, Pay Governance also analyzed the Company’s executive compensation program to ensure that it remained competitive. Pay Governance used the median to show the market rate for base salary, total cash compensation and total direct compensation, including the allocation between cash compensation and equity incentives.

Our 2025 Benchmarking Peer Group

We use a custom sixteen-company peer group to benchmark executive pay. The peer group is based on companies in a similar industry to ours. Included in the selection of the peer group are companies with comparable size based on total revenues, net revenues and market capitalization. For 2025, the Compensation Committee determined no changes were necessary to the prior year’s peer group.

How We Selected our Peer Group

A multi-step screening process was used to determine the final comparator companies.

1 The initial screening factors were the GICS industry classification and revenue size.

2 The selection was then narrowed down to water and gas utilities; however, to ensure a robust sample, certain utilities with a significant electric utility business unit were also chosen as a peer.

3 Next, and consistent with typical peer company structures, Pay Governance established Essential's financial scope percentile rank at the middle of the peer group on a total revenues, net revenues (excludes gas/power costs), and market capitalization basis.

4 The peer group was selected. These companies comprise leading water, gas, and multi-line utilities that were chosen for their operational comparability and because Essential anticipates competing with these companies for similar executive talent.

Based on data compiled by Pay Governance at the time of our 2025 peer group review, Essential was positioned near the median of the peer group in terms of total revenues, net revenues and market capitalization.

Essential Utilities, Inc. 2025 Peer Group

Alliant Energy Corp.	Avista Corp.	New Jersey Resources Corp.	ONE Gas, Inc.
American States Water Co.	Black Hills Corp.	NiSource, Inc.	Portland General Electric Co.
American Water	California Water Service Group	NorthWestern Corp.	Southwest Gas Holdings, Inc.
Atmos Energy Corp.	Evergy Inc.	OGE Energy Corp.	Spire, Inc.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	49

Executive Compensation | Section 2: How We Determine Executive Compensation

Shareholder Advisory Vote Impact on Compensation Committee Actions

The Compensation Committee also takes into consideration the results of the advisory votes on the Company’s executive compensation program for the previous few years. We are committed to providing shareholders with transparency regarding the metrics and measurements used for our incentive plans.

In 2025, our advisory vote to approve executive compensation received a lower level of shareholder support than in prior years, with approval falling below our historical averages. We take this feedback seriously and view it as an important opportunity to engage with our investors and better understand their perspectives. Following the vote, we initiated an extensive shareholder outreach program to solicit input on our compensation practices, governance policies, and overall alignment with long-term shareholder value. This section summarizes the results of that engagement and the actions we are taking in response to the concerns raised.

Following the vote, we launched a comprehensive shareholder outreach program to solicit input on our compensation practices, governance policies, and alignment with long-term shareholder value. Management along with our Compensation Chair undertook outreach which included:

•	Targeted Engagement: We contacted our top institutional investors representing approximately 51% of outstanding shares, as well as key proxy advisory firms.
•	Participation: We held over 400 virtual and in-person meetings with shareholders, ensuring a diverse range of perspectives.
•	Discussion Topics: Conversations focused on the structure of our incentive programs, pay-for-performance alignment, use of discretion, and clarity of disclosure.

Key Themes:

•	Lag on stock performance.
•	Desire for greater transparency in performance metrics and how they drive payouts.
•	Requests for enhanced disclosure on long-term incentive design and shareholder alignment.

Actions Taken in Response:

•	Enhanced proxy disclosure to provide clearer rationale for compensation plan metrics and targets.
•	Disclosed targets for long-term incentive plans for active and forward-looking grants.
•	We value the input received and believe these changes will better align our executive compensation program with shareholder expectations and long-term Company performance.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	50

Executive Compensation | Section 3L 2025 Executive Compensation Program

Section 3

2025 Executive Compensation Program

Overview

We believe the following seven elements contribute to making our compensation program well-designed, balanced and competitive:

Element of Compensation	Objectives
Competitively benchmarked base salaries	Designed to attract and retain named executive officers consistent with their talent and experience. Provide competitive level of fixed cash compensation.
Short-term incentives or annual cash incentive awards

Intended to reward executives for:

•  improving the quality of service to our customers;

•  controlling the cost of service to our customers by managing expenses and improving performance;

•  achieving economies of scale by acquiring additional water and wastewater systems that can benefit from our resources and expertise;

•  disposing of under-performing systems where appropriate; and

•  enhancing our financial viability and performance by achieving annual objectives.

Long-term equity incentives

Designed to reward named executive officers for:

•  enhancing our financial health, which also benefits our customers;

•  improving our long-term performance through both revenue increases and cost control; and

•  achieving increases in the Company’s equity and in absolute shareholder value and shareholder value relative to peer companies.

Retirement benefits	Intended to assist named executive officers in generating income for their retirement.
Non-qualified deferred compensation plan	Designed to allow eligible executives to manage their financial and tax planning by deferring current income until a later date, including following retirement or other separation from employment, without an additional contribution from the Company.
Double-trigger change-in- control agreements	Designed to promote stability and dedication to shareholder value in the event of a fundamental transaction affecting the ownership of the Company and to enable the named executive officers to evaluate any such transaction impartially.
Stock ownership guidelines	Designed to focus named executive officers on the long-term performance of the Company and align their interests with those of our shareholders by encouraging named executive officers to maintain a significant ownership interest in the Company.

Base Salary

Base salary is designed to provide the named executive officers and all our other employees with a level of fixed pay that is commensurate with their role and responsibilities. We believe by delivering base salaries that are reflective of market medians, we are positioned to attract and retain top caliber executives in an increasingly competitive labor market. The Compensation Committee annually reviews the base salaries of our named executive officers, and for all our senior executives, to evaluate whether they are competitive with our industry peers. Base salaries are considered for adjustment annually and are based on a combination of factors, including changes in the market median rate for an executive’s position, individual performance, job complexity, experience and breadth of relevant knowledge. The Compensation Committee also considers each NEO’s responsibilities, as well as subsidiary operations, and recognizes the Company operates in several states, which requires quality relationships and interaction with multiple regulatory agencies.

For the NEOs in particular, the Compensation Committee analyzes both the market median rate for their positions and internal equity within the Company. For NEOs other than our CEO, the Committee also considers recommendations from our President and CEO, Mr. Franklin, reflecting his assessment of the individual’s performance and their contributions to the achievement of business objectives. Mr. Franklin’s pay is evaluated separately by the Compensation Committee under the same criteria, with the final recommendation determined and approved by all the independent members of the Board of Directors.

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Executive Compensation | Section 3: 2025 Executive Compensation Program

NEO 2025 Base Salary

In consultation with Pay Governance, the Compensation Committee felt that an increase to the base salaries of our executive officers, above the increases generally provided to our employees, was reasonable to align total compensation, which was in the lower second quartile as compared to the market median. The NEOs’ salary increases for 2025, on average, were higher than the past year due to market-driven adjustments to peer group median benchmarks, ensuring NEO salaries aligned with the market. These increases were viewed by the Committee as an important retention tool, reflecting the leaders’ experience and achievement. The base salaries approved by the Compensation Committee for 2025, effective April 1, 2025, were as follows:

Name	2024 Salary	2025 Salary	% Increase
C. Franklin	$1,032,500	$1,075,000	4.1%
D. Schuller	$526,575	$575,000	9.2%
C. Luning	$454,300	$480,000	5.7%
C. Arnold	$388,500	$420,000	8.1%
M. Huwar	$368,200	$400,000	8.6%

Annual Cash Incentive Awards

The Annual Cash Incentive Award Plan is a non-equity incentive plan that provides each named executive officer with the opportunity to earn a cash award tied to Company performance against specific business objectives. The plan uses financial and operational performance metrics to motivate employees to meet and exceed annual Company objectives that are part of our strategic plan. The performance metrics include targets for earnings per share, environmental reliability, employee safety, and customer satisfaction.

A balanced scorecard approach to this cash incentive ensures that all employees work in the best interests of the shareholders, employees, and customers.

2025 Annual Performance Metrics

Metric	Definition	Why We Use this Measure
50% Adjusted Earnings Per Share (EPS)

Earnings per share (EPS) is the portion of a company's profit allocated to each outstanding share of common stock. The annualized amount is forecasted for each quarter until final at year-end. Earnings per share serves as an indicator of a company's profitability. The final determination may be non-GAAP and may include certain management adjustments.

EPS is a key measure of our financial and operational success. EPS reflects achieving our earnings and strategic goals, which creates long-term shareholder value and provides greater total return to our shareholders. EPS benefits customers by contributing to strong credit metrics to provide cost-effective financing of necessary capital and operational investments.
5% Lost Time Incidents/ Restricted Time Incidents Rate (LTI/RTI)	The number of OSHA recordable incidents in which an employee is not able to return to work on the day or shift following the incident divided per 200,000 hours worked in Company. Sometimes known as DART Rate.

Allows us to continue our momentum toward becoming an industry leader with respect to the safety and well-being of our workforce.

Reflects incidents that result in the employee being placed on restricted duty or time away from work. Examples of incidents could be a muscle strain from unsafely lifting an object to inadvertent tripping while at a plant and hurting an ankle. Our objective is to ensure our employees return home in the same or better condition than when they arrived to work.

5% Responsible Vehicle Accidents (RVA)

Number of Responsible Vehicle Accidents (RVA) or the number of Moving Vehicle Accidents during which the driver failed to do everything reasonable to avoid the accident per million miles driven. The determination of preventability is based on criteria similar to that found in the National Safety Council’s Guide to Determine Motor Vehicle Accident Preventability Report.

To incentivize proactively maintaining a safe work environment with vehicles and safe driving practices. RVAs is a measure of preventable vehicle accidents. We maintain strict definitions so that we can encourage the utmost in vigilance in our 2,500+ drivers.
10% Gas Damage Prevention	The Damage Prevention metric represents Facility Hits per 1,000 One Call tickets received. This is a common operations metric in the natural gas industry.	Third-party excavation damages are the primary cause of major natural gas incidents. The gas Damage Prevention program focuses on reducing or eliminating 3rd party excavation damages, which is critical for maintaining safe reliable service.

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Executive Compensation | Section 3: 2025 Executive Compensation Program

Metric	Definition	Why We Use this Measure
10% Customer Satisfaction	Service level (as a performance measure) is denoted simply as the percentage of calls that were answered by the call center in the predetermined time threshold as well as those calls that were serviced through interactive voice response (IVR) automation.	We are committed to delivering the best customer experience. Our service quality and ability to satisfy our customers are closely tied to the trust our customers extend to us each day. Our customer service teams strive to answer inbound calls in thirty seconds or less after it enters the call queue. This includes the time a caller spends waiting on hold. We believe answering a customer’s call quickly is crucial as the first step to a positive customer experience.
2.5% Water Stewardship: Water Compliance Rate	A Water event causing the operating system to be out of compliance with health-based standards for at least 1 day. The compliance rate is the number of days all water systems are in compliance versus all available days (365 days per system) in 2025. Systems purchased within 1 year of the reporting period that are out of compliance are excluded. Includes Action Level Exceedance (ALE) for lead.	At Essential, we take pride in our role as stewards of Earth’s natural resources. We’re dedicated to delivering high-quality drinking water to our customers. We have over 1,450 water systems at Essential. We strive to have all of our systems water compliant every day of the year. As a top performing company our target goal means on average we are in compliance 365 days a year for 99.80% of our systems, which is less than 1 day of noncompliance per system per year.
2.5% Water Stewardship: Wastewater Compliance Rate	A Wastewater event causing the operating system to be out of compliance for at least 1 day. The compliance rate is the number of days all wastewater systems are in compliance versus all available days (365 days per system) in 2025. Systems purchased within 1 year of the reporting period that are out of compliance are excluded.	Water is one of our most precious resources. At Essential, we are dedicated to returning water to the environment cleaner than we found it. Protecting water quality requires care, innovation, and collaboration, and we work every day to uphold that responsibility. Our target wastewater goal means on average we are in compliance 365 days a year for 99.70% of our systems, which is approximately 7 days of noncompliance per system per year.
2.5% Reduction – Leaks Outstanding	The number of leaks outstanding at year end 2025 as reported in the Department of Transportation (DOT) reports. This is a common metric in the natural gas industry.	Managing leaks is critical to providing safe and reliable service. Maintaining a low leak backlog contributes to improving Unaccounted For Gas loss, reducing methane emissions, and reducing emergency odor investigations. Our year-end open leaks places us in the 1st quartile of AGA standards. We have made great progress during our ownership:

2.5% LTIIP Mileage Replacement	Our Capital Plan mileage replacement is planned mileage as included in the Long-Term Infrastructure Improvement Plan (LTIIP) for gas mains and services. The goal measures the percent complete of the approved LTIIP.	To ensure the company is consistent with its objective to modernize existing infrastructure, we replace aged pipes with safer and more reliable natural gas infrastructure for our customers. Replacing these pipes helps prevent gas leaks to ensure safe natural gas delivery. Additionally, the company is focused on the efficient and cost-effective replacement of facilities to maintain the affordability of natural gas service.
5% Employee Engagement	Measured by the results from two questions in the employee survey on employee satisfaction working at Essential and action taking in making improvements as indicated in the survey for Essential.	To create the engagement and the culture where all can thrive, we want to ensure all employees participate in improving Essential’s workplace. This is a shared goal, where employees and managers work together to understand what improvement their team can make this year, which will foster a better work environment and ultimately improve employee engagement.
5% Individual Goal

Annually, participants will have a minimum of one Individual Short Term Incentive Goals that align with the broader Company goals. The goals are mutually agreed upon by the NEO and the Executive Compensation Committee. Communication relative to performance against these goals is discussed throughout the year.

Each named executive officer has a personalized goal that aligns with an Essential strategic priority. These goals are an important part of driving the overall long-term strategy of the Company.

* Adjusted EPS is a non-GAAP financial measure. See Appendix A for reconciliation to the GAAP financial measure and adjustments made for purposes of the compensation metric attainment.

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Executive Compensation | Section 3: 2025 Executive Compensation Program

2025 Goal Setting Background

The Compensation Committee follows a rigorous, multi-step process to establish annual performance goals for the Annual Cash Incentive Award. Goals are designed to align with the Company’s strategic priorities and promote operational excellence, customer satisfaction, and shareholder value. Each year, the Committee reviews the Company’s business plan, industry benchmarks, and peer performance data to set targets that are challenging. In some metrics, levels are set at the highest industry quartiles of performance. Metrics include financial measures such as earnings per share, operational measures such as water quality compliance and system reliability, and customer and ESG measures such as safety performance and customer satisfaction. For each metric, the Committee establishes threshold, target, and maximum performance levels, with corresponding payout opportunities to reinforce a pay-for-performance philosophy. Goals are stress-tested against potential risks and regulatory requirements to promote fairness and rigor. The Committee approves all goals at the beginning of the performance year and monitors progress throughout the year without adjustment except in extraordinary circumstances, preserving the integrity of the plan.

In 2025, the Committee increased the maximum short-term incentive opportunity from 150% to 200% of target to better align with market practice and enable greater differentiation for exceptional performance. The change supports a strong pay-for-performance orientation, as payouts above target remain dependent on the achievement of rigorous performance objectives. Additionally, the Committee recognizes that certain goals—such as water quality compliance and safety performance—are set at exceptionally high standards to reflect regulatory obligations and our commitment to public health and employee well-being. Because these measures already operate near optimal levels, continuous improvement year after year may not be realistic. In these cases, the Committee focuses on maintaining superior performance and preventing deterioration, while still requiring meaningful effort to achieve target and maximum levels. Five year goal setting history for current metrics are depicted below at the target levels. Most goals were routinely increased each year versus the prior year goals. For 2025, our goals for Lost Time/Restricted Time, Gas Damage Prevention, and Gas Leaks were set based on a three year average of improvement. Our LTIIP (pipeline program) is set at budget levels each year.

Year	EPS	LT/RT	RVA	Gas Damage Prevention
	Target	Target	Target	Target
2021	$ 1.66	1.50	2.70	N/A
2022	$ 1.77	1.35	2.60	3.29
2023	$ 1.88	1.25	2.55	3.12
2024	$ 1.98	1.20	2.50	3.22
2025	$ 2.09	1.15	2.45	3.11
2025 Actual	$ 2.25	1.09	2.14	2.95
2026	$ 2.27	1.09	2.14	2.86

Year	Customer Satisfaction	Water Compliance	Wastewater Compliance	Outstanding Leaks	LTIIP
	Target	Target	Target	Target	Target
2021	82.0%	99.70	95.50	700	100.00%
2022	83.0%	99.70	95.50	455	100.00%
2023	83.3%	99.75	96.00	205	100.00%
2024	83.9%	99.75	96.50	165	100.00%
2025	84.8%	99.80	97.00	140	100.00%
2025 Actual	86.7%	99.91%	97.07%	107	102.80%
2026	87.0%	99.92%	97.10%	105	100.00%

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Executive Compensation | Section 3: 2025 Executive Compensation Program

2025 Performance

The following table shows the Company’s 2025 performance compared to the targets set in the Annual Plan. The Compensation Committee evaluated the actual attainment of each performance goal, with particular emphasis on the above-target achievement of all goals and determined that the aggregate weighted achievement of the corporate goals was 187.62%.

2025 Company Performance Metric Scorecard

	Metric Component	Threshold 50% Payout	Target 100% Payout	Maximum 200% Payout	2025 Actual Results	Actual Attainment	Weight	Achievement
Financial 50%	Essential Earnings Per Share (EPS)*	$2.04	$2.09	$2.13	$2.25	200.00%	50.00%	100.00%
Safety 20%	Essential Lost Time/ Restricted Time	1.55	1.15	0.65	1.09	112.00%	5.00%	5.60%
	Essential Responsible Vehicle Accident Rate	2.95	2.45	1.70	2.14	141.33%	5.00%	7.07%
	Gas Damage Prevention	3.22	3.11	2.89	2.95	172.73%	10.00%	17.27%
Customer Service 10%	Water Service Level	83.30%	84.30%	85.30%	85.36%	200.00%	5.00%	10.00%
	Gas Service Level	84.30%	85.30%	86.70%	87.96%	200.00%	5.00%	10.00%
Compliance 10%	Aqua Water Compliance	99.70%	99.80%	99.90%	99.91%	200.00%	2.50%	5.00%
	Aqua Wastewater Compliance	94.50%	97.00%	98.00%	97.07%	107.00%	2.50%	2.68%
	Peoples Gas Leaks	150	140	127	107	200.00%	2.50%	5.00%
	Peoples Gas LTIIP	97.50%	100.00%	102.50%	102.80%	200.00%	2.50%	5.00%
Individual Goal 5%	Individual Goal	50.00%	100.00%	200.00%	100.00%	200.00%	5.00%	10.00%
Employee Engagement Goals 5%	Employee Engagement Goals	50.00%	100.00%	200.00%	100.00%	200.00%	5.00%	10.00%
Total								187.62%

*	Actual Essential Earnings Per Share is adjusted (Non-GAAP financial measure). Refer to Appendix A for a reconciliation of this Non-GAAP financial measure to net income per share, the closest comparable GAAP financial measure.

Based on this determination, the table below shows the target and actual annual cash incentive awards approved by the Compensation Committee for 2025 for the named executive officers.

2025 Named Executive Officer Short-Term Incentive Awards

Name	2025 Salary Rate(1)($)	2025 Target Bonus %(2)	2025 Achievement(3)	2025 STI Payment ($)
Christopher H. Franklin	$1,075,000	110%	187.62%	$2,218,607
Daniel J. Schuller	$575,000	70%	186.62%	$751,146
Christopher P. Luning	$480,000	60%	187.62%	$540,346
Colleen M. Arnold(4)	$420,000	50%	162.71%	$341,691
Michael A. Huwar(5)	$400,000	50%	186.24%	$372,480

(1)	The 2025 Salary Rate is an annualized rate.
(2)	Each year, the short-term incentive target of each named executive officer is evaluated against competitive peer company benchmarks. In 2025, short-term incentive targets were increased for Mr. Franklin from 100% to 110%, Mr. Schuller from 65% to 70% and for Ms. Arnold and Mr. Huwar from 45% to 50% to reflect competitive market practice. Mr. Luning’s incentive was within the competitive range and remained unchanged.
(3)	Each named executive officer’s individual goals attainment was evaluated and approved by the Executive Compensation Committee and factored in individual performance factors. Mr. Franklin attained 200% for his 5% Individual Goals and 200% for his Employee Engagement Goal resulting in 187.62% STI Achievement. Mr. Schuller attained 180% for his 5% Individual Goal and 200% for his Employee Engagement Goal resulting in 186.62% STI Achievement. Mr. Luning attained 200% for his 5% Individual Goal and 200% for his Employee Engagement Goal resulting in 187.62% STI Achievement. Ms. Arnold attained 200% for her 5% Individual Goal and 200% for her Employee Engagement Goal resulting in 162.71% STI Achievement. Mr. Huwar attained 200% for his 5% Individual Goal and 200% for his Employee Engagement Goal resulting in 186.24% STI Achievement.

(4)	Ms. Arnold’s Short-Term Incentive Plan focuses on a blend of Essential and Aqua specific financial, safety, customer service, environmental and individual metrics.
(5)	Mr. Huwar’s Short-Term Incentive Plan focuses on a blend of Essential and Peoples Gas specific financial, safety, customer service, environmental and individual metrics.

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Executive Compensation | Section 3: 2025 Executive Compensation Program

Long-Term Equity Incentive Awards

Our use of equity incentive awards is intended to reward our named executive officers for:

•	Enhancing the Company’s financial health, which also benefits our customers;
•	Improving our long-term performance through both revenue increases and cost control; and

•	Achieving increases in the Company’s equity and shareholder value.

We make these equity incentive awards under our Amended and Restated Omnibus Equity Compensation Plan (the Plan). Under the Plan, the Compensation Committee and the Board of Directors may grant stock options, performance-based or service-based stock unit and stock awards, stock appreciation rights and other stock-based awards to officers, directors, key employees and key consultants of the Company and its subsidiaries who are in a position to contribute materially to the successful operation of our business.

The Compensation Committee has used a combination of performance share units, restricted stock units and stock options to better link the named executive officers’ long-term incentive compensation to performance results that led to increased shareholder value and enhanced our long-term financial stability, which also benefits our customers.

We aim to strike a balance between the incentive and retention goals of our equity grants:

•	All of the equity grants to our Chief Executive Officer are subject to performance goals; and
•	For our other named executive officers, fifty percent of the equity grant is performance-based share units, thirty-five percent is in the form of restricted stock units, and fifteen percent is performance-based stock options for 2025.

Using the market median rates developed by Pay Governance, the Compensation Committee evaluates the target annual equity incentive awards made to the named executive officers as part of the total compensation package designed to be competitive with the benchmarked group and our industry. The Compensation Committee does not consider any increase or decrease in the value of past equity incentive awards in making these annual decisions.

In considering the number of equity incentive awards to be granted in total to all employees each year, the Compensation Committee considers the number of equity incentive awards outstanding and the number of equity incentive awards to be awarded as a percentage of Essential’s total shares outstanding.

The number of equity incentive awards granted annually to all employees has been less than 1% of Essential’s total shares outstanding per year for the past several years. It is our equity granting policy to make all employee equity incentive awards on the same grant date.

Long-Term Equity Incentive Awards Mix

Performance-based equity awards provide guidance and incentives to management for building shareholder growth, while restricted stock units and options provide retention benefits and closely align management with the shareholders. In 2025, the Committee reduced the weighting of performance-based restricted stock units (“Performance Share Units”) from 65% to 50% of the total LTI opportunity and increased restricted stock units to 35% and performance-based stock options to 15%. The Committee believes this adjustment preserves a strong pay-for-performance orientation, as performance-based awards continue to represent a majority of long-term incentives and remain subject to rigorous, multi-year performance goals. The increase in restricted stock units was to encourage higher levels of retention in our management and leadership levels. The increase in stock options was to align management with long-term shareholder value creation. The table below shows the balance between the performance share units, performance-based options, and restricted stock units between 2022 and 2026.

Award Year	Performance Period	Payment Year	Performance Share Units	Performance Based Stock Options	Restricted Stock Units
2022	2022-2024	2025	65%	10%	25%
2023	2023-2025	2026	65%	10%	25%
2024	2024-2026	2027	65%	10%	25%
2025	2025-2027	2028	50%	15%	35%
2026	2026-2028	2029	50%	15%	35%

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Executive Compensation | Section 3: 2025 Executive Compensation Program

As a result of the Compensation Committee’s analysis of competitive conditions and performance levels, it established the target percentages of base salary for equity awards for each named executive officer as follows:

2025 Target LTI (%)
Christopher H. Franklin	370
Daniel J. Schuller	175
Christopher P. Luning	145
Colleen M. Arnold	100
Michael A. Huwar	100

•	Mr. Franklin’s long-term incentive target increased from 320% to 370%. The Compensation Committee determined that an increase in the CEO’s long-term incentive target was appropriate based on several key factors:

A comprehensive market benchmarking analysis conducted by the Committee’s independent compensation consultant indicated that the CEO’s prior LTI target of 320% was below the median of our peer group, which averaged approximately 360%–380%.

To ensure the CEO’s total direct compensation remains competitive and supports retention, the Committee adjusted the target to 370%, positioning it near the peer median while maintaining a strong pay-for-performance orientation.

Additionally, shareholder feedback emphasized the importance of greater weighting on long-term, performance-based compensation rather than short-term incentives. Increasing the LTI target reinforces the CEO’s focus on sustainable growth, strategic execution, and shareholder returns over a multi-year horizon.

All of the CEO's LTI is performance based. Restricted Stock and Stock Options are subject to a performance gate as noted on page 60.

Vested Performance Share Awards and Status of Outstanding Performance Share Awards

Performance share or performance share unit grants (PSU) (together referred to as performance shares) provide the named executive officers with the opportunity to earn awards of shares based on Company performance against pre-determined, objective metrics for a three-year performance period. Participants are granted a target number of shares or units that can increase to 200% of the target or decrease to zero based on the Company’s actual performance compared to the goals for the designated metrics. Dividends or dividend equivalents, as applicable, on the performance shares accrue and will be paid when the performance shares are earned and paid based on the number of shares actually earned, if any. Performance shares vest, if at all, three years after the grant date.

As seen by the charts above, the Compensation Committee believes that its long-term incentive compensation program aligns with the shareholders, combining total shareholder return with objective metrics aimed at increasing shareholder value, with the actual payout based on actual achievement of four metrics that the Compensation Committee believes address share-based and operational metrics that are important to shareholders.

Outstanding PSU Awards

The performance period for the PSU awards granted in 2023 began on January 1, 2023, and ended on December 31, 2025. The calculation of the 2023 PSU award was based on its three metrics over the three-year grant period: Essential’s ordinal ranking for Total Stockholder Return (TSR) compared to the peer group, targeted rate-based growth as a result of acquisitions and controlling Operating and Maintenance expenses per targets. The three-year TSR return of -9.04% resulted in a zero payout of the first metric of the PSU. We had marginal success in our rate base growth over the last three years, which shows in the second metric of the PSU. Lastly, our third metric on controlling O&M expenses was achieved through measured spending and managing though high inflation costs. The 2023 PSU calculation is depicted below.

The PSU awards demonstrated clear alignment between the interests of the shareholders and those of the NEOs. The pay for performance design of the LTI program and the alignment of the LTI program with the Company’s shareholders can be seen in the 2023 PSU outcome of 63.58%, a lower PSU payout than in most recent years.

2023 PSU Calculation	Weight	Actual Result	Performance	Extrapolation
Metric 1 – TSR Peer Group	38.46%	Ranked 15th	0.00%	0.00%
Metric 2 – Rate Base Growth	30.77%	$180M	70.28%	21.63%
Metric 3 – O&M	30.77%	$1.783B	136.33%	41.95%
Total 2023 PSU Attainment:				63.58%

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Executive Compensation | Section 3: 2025 Executive Compensation Program

2023 PSU Payout Schedule: Threshold through Target through Maximum Goals

2023 TSR Ranking Payout Schedule 16 Peers + Essential (N=17, in total)
Rank (Including Essential)	Payout Percentage	Avg Rate Base Growth $000s	Attainment	O&M Target $000s	Attainment
1	200.00%	140,000	50%	$ 1,825,854	50%
2	200.00%	160,000	60%	$ 1,820,854	60%
3	193.80%	180,000	70%	$ 1,815,854	70%
4	178.00%	200,000	80%	$ 1,810,854	80%
5	162.50%	220,000	90%	$ 1,805,854	90%
6	145.80%	240,000	100%	$ 1,800,854	100%
7	131.30%	250,000	110%	$ 1,795,854	110%
8	115.50%	260,000	120%	$ 1,790,854	120%
9	100.00%	270,000	130%	$ 1,785,854	130%
10	84.30%	280,000	140%	$ 1,780,854	140%
11	68.80%	290,000	150%	$ 1,775,854	150%
12	53.00%	300,000	160%	$ 1,770,854	160%
13	0.00%	310,000	170%	$ 1,765,854	170%
14	0.00%	320,000	180%	$ 1,760,854	180%
15	0.00%	330,000	190%	$ 1,755,854	190%
16	0.00%	340,000	200%	$ 1,750,854	200%
17	0.00%

Please see the disclosure on page 74 under the heading Outstanding Equity Awards at Fiscal Year-End for a detailed description of the status of the PSU awards.

2024 PSU

The PSU awards granted in 2024 cover the performance period that began on January 1, 2024, and ends on December 31, 2026. The metrics for this award are:

2024 TSR Ranking Payout Schedule 16 Peers + Essential (N=17, in total)
Rank (Including Essential)	Payout Percentage	Avg Rate Base Growth $000s	Attainment	O&M Target $000s	Attainment
1	200.00%	140,000	50%	$ 1,846,607	50%
2	200.00%	160,000	60%	$ 1,841,607	60%
3	193.80%	180,000	70%	$ 1,836,607	70%
4	178.00%	200,000	80%	$ 1,831,607	80%
5	162.50%	220,000	90%	$ 1,826,607	90%
6	145.80%	240,000	100%	$ 1,821,607	100%
7	131.30%	250,000	110%	$ 1,816,607	110%
8	115.50%	260,000	120%	$ 1,811,607	120%
9	100.00%	270,000	130%	$ 1,806,607	130%
10	84.30%	280,000	140%	$ 1,801,607	140%
11	68.80%	290,000	150%	$ 1,796,607	150%
12	53.00%	300,000	160%	$ 1,791,607	160%
13	0.00%	310,000	170%	$ 1,786,607	170%
14	0.00%	320,000	180%	$ 1,781,607	180%
15	0.00%	330,000	190%	$ 1,776,607	190%
16	0.00%	340,000	200%	$ 1,771,607	200%
17	0.00%

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Executive Compensation | Section 3: 2025 Executive Compensation Program

2025 PSU

The PSU awards granted in 2025 cover the performance period that began on January 1, 2025, and ends on December 31, 2027. The metrics for this award are below. The PSU weighting below is 40% for three-year relative TSR, 30% for the average three-year ROE, and 30% for the O&M three-year budget:

2025 TSR Ranking Payout Schedule 16 Peers + Essential (N=17, in total)
Rank (Including Essential)	Payout Percentage	Average 3 Year ROE Budgeted Target	Attainment	O&M 3 Year Budget Target $000s	Attainment
1	200.0%	8.50%	50%	$ 1,984,000	50%
2	200.0%	8.73%	60%	$ 1,974,000	60%
3	193.8%	8.97%	70%	$ 1,964,000	70%
4	178.0%	9.21%	80%	$ 1,954,000	80%
5	162.5%	9.45%	90%	$ 1,944,000	90%
6	146.8%	9.69%	100%	$ 1,934,000	100%
7	131.3%	9.75%	120%	$ 1,929,000	110%
8	115.5%	9.81%	140%	$ 1,924,000	120%
9	100.0%	9.87%	160%	$ 1,919,000	130%
10	84.3%	9.93%	180%	$ 1,914,000	140%
11	68.8%	10.00%	200%	$ 1,909,000	150%
12	53.0%			$ 1,904,000	160%
13	35.0%			$ 1,899,000	170%
14	0.0%			$ 1,894,000	180%
15	0.0%			$ 1,889,000	190%
16	0.0%			$ 1,884,000	200%
17	0.0%

2026 PSU

The PSU awards granted in 2026 cover the performance period that began on January 1, 2026, and ends on December 31, 2028. The metrics for this award are below. The PSU weighting below is 40% for three-year relative TSR, 30% for the average three-year ROE, and 30% for the O&M three-year budget:

2026 TSR Ranking Payout Schedule 16 Peers + Essential (N=17, in total)
Rank (Including Essential)	Payout Percentage	Average 3 Year ROE Budgeted Target	Attainment	O&M 3 Year Budget Target $000s	Attainment
1	200.0%	8.08%	50%	$ 2,043,069	50%
2	200.0%	8.31%	60%	$ 2,038,069	60%
3	193.8%	8.55%	70%	$ 2,033,069	70%
4	178.0%	8.79%	80%	$ 2,028,069	80%
5	162.5%	9.03%	90%	$ 2,023,069	90%
6	146.8%	9.27%	100%	$ 2,018,069	100%
7	131.3%	9.33%	120%	$ 2,013,069	110%
8	115.5%	9.39%	140%	$ 2,008,069	120%
9	100.0%	9.45%	160%	$ 2,003,069	130%
10	84.3%	9.51%	180%	$ 1,998,069	140%
11	68.8%	9.58%	200%	$ 1,993,069	150%
12	53.0%			$ 1,988,069	160%
13	35.0%			$ 1,983,069	170%
14	0.0%			$ 1,978,069	180%
15	0.0%			$ 1,973,069	190%
16	0.0%			$ 1,968,069	200%
17	0.0%

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	59

Executive Compensation | Section 3: 2025 Executive Compensation Program

Adjusted Return on Equity Calculation — Stock Options

Stock options vest, or not, based on the Company’s adjusted return on equity, which is calculated annually in accordance with the descriptive formula below. If the adjusted return on equity meets or exceeds 150 basis points below the return on equity of the most current Pennsylvania PUC water rate award, the stock options will vest. If the performance condition is achieved, stock options vest one-third per year over a three-year period.

Net Income (excluding net income or loss from acquisitions which have not yet been incorporated into a rate application as of the last year end)

Equity

(excluding equity applicable to acquisitions which are not yet incorporated in a rate application during the award period), all as adjusted in accordance with the Omnibus Equity Compensation Plan.

Restricted Stock Unit Awards

Annual restricted stock unit awards entitle the named executive officers to receive the number of shares granted at the end of a given period of time, or in increments over a period of years, subject to continued employment with the Company. However, if a recipient separates from the Company due to death, disability, retirement or termination following a Change in Control, then acceleration of the lapse of forfeiture restrictions occurs as set forth in the Plan. More information on how shares are treated in the event an employee separates from the Company can be found on page 80 under Potential Payments Upon Termination or Change-In-Control.

Highlights of Restricted Stock Unit Grants

•	Dividends or dividend equivalents, as applicable, are accumulated and paid when the restricted stock units vest.
•	The restricted stock units awarded to the named executive officers other than the Chief Executive Officer vest subject solely to continued service with the Company.
•	The restricted stock units awarded to the Chief Executive Officer vest one-third each year, subject to continued service with the Company and the Company’s achievement of at least an adjusted return on equity equal to 150 basis points below return on equity granted by the Pennsylvania Public Utility Commission during the Company’s Pennsylvania water subsidiary’s last rate proceeding, subject to adjustments as allowed under the Plan. For this purpose, return on equity will be calculated in the same manner as it is calculated for the purpose of determining the return on equity required for the vesting of stock options.

Other Benefits

Retirement Plans

Our retirement plans are intended to provide competitive retirement benefits to help attract and retain employees. Some of our named executive officers are participants in our qualified pension plan (benefits frozen as of December 31, 2014) (the Retirement Plan), and in our non-qualified pension benefit plan (the Non-Qualified Pension Benefit Plan). Our non-qualified retirement plan is intended to provide executive officers with a retirement benefit that is comparable on a percentage of salary basis to that received by our other employees participating in the Retirement Plan by providing the benefits that exceed those permitted under current Internal Revenue Service regulations. Benefits continue to accrue for some of our named executive officers in the Non-Qualified Pension Benefit Plan. Starting in 2009, the Company began to fund the trust for the benefits under the Non-Qualified Pension Benefit Plan using trust-owned life insurance. A named executive officer’s retirement benefits under our qualified and non-qualified retirement plans are not taken into account when determining the executive’s current compensation.

•	Effective December 31, 2014, the named executive officers ceased accruing a benefit under the Retirement Plan and their plan compensation and credited service for purposes of determining their benefits was frozen.
•	Vesting service accrued in the Retirement Plan as long as the named executive officer remains employed by the Company.

•	As of December 31, 2025, the Non-Qualified Pension Benefit Plan was terminated. The Plan will pay out at the end of December 2026.

Non-Qualified Deferred Compensation Plan

We maintain a non-qualified Executive Deferred Compensation Plan (the Executive Deferral Plan) that allows eligible members of management to defer all or a portion of their salary and annual cash incentives. The ability to defer compensation enables participants to save for retirement and other life events in a tax-effective manner. Deferred amounts are deemed invested in one or more mutual funds selected by the participant under trust-owned life insurance policies on the lives of eligible executives.

To provide named executive officers with the full Company matching contribution available to other employees under our qualified plans, executives who choose to defer up to six percent of their salary under one of the Company’s 401(k) plans, but do not receive the full Company matching contribution under such qualified plans due to the Internal Revenue Service regulations limiting the total dollar amount

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	60

Executive Compensation | Section 3: 2025 Executive Compensation Program

that can be deferred under a 401(k) plan ($22,500 for 2023, $23,000 for 2024, and $23,500 for 2025), receive the portion of the Company matching contribution that the executive would be otherwise ineligible to receive into the Executive Deferral Plan.

•	Effective January 1, 2009, the Company began to fund the trust holding amounts deferred by the participants in the Executive Deferral Plan using trust-owned life insurance.
•	A named executive officer’s deferrals and any earnings on deferrals under our non-qualified deferred compensation plan are not taken into account in determining the named executive officer’s compensation.

Severance Plans

All of the named executive officers are covered by a severance policy. The policy provides a severance benefit of (i) one full year salary, (ii) one full year projected bonus, and (iii) between one and six months of continued medical benefits following termination, provided the named executive officer is terminated for any reason other than for cause.

Additionally, on July 1, 2024, Mr. Franklin and the Company entered into a Renewed Employment Agreement (Mr. Franklin’s Employment Agreement). Under Mr. Franklin’s Employment Agreement, if the Company terminates Mr. Franklin’s employment without cause or if Mr. Franklin terminates his employment for good reason (as defined in the agreement), Mr. Franklin will receive any accrued but unpaid salary and accrued vacation, 36 months of COBRA, as well as a lump sum equal to 24 months of base salary and two times his target annual bonus.

Under his employment agreement, Mr. Franklin agrees that during his employment and for a period of twelve months after termination of his employment, he will not (1) employ, engage or solicit for employment employees of the Company, (2) solicit, entice, broker or encourage any then-current or potential customer, client or vendor of the Company or otherwise alter his, her or its relationship with the Company, or (3) participate in any way, directly or indirectly, in a “competing business.”

If the Company terminates Mr. Franklin’s employment for cause, or if he terminates his employment without good reason, or in the event of death or disability, Mr. Franklin (or his estate) will receive any accrued but unpaid salary and accrued vacation. Mr. Franklin’s Employment Agreement expires July 1, 2027, and may be extended for successive one-year terms upon mutual agreement of the Company and Mr. Franklin. As part of the pending merger with American Water, upon closing of the transaction, Mr. Franklin will become Executive Vice Chair of the combined company and will have a new employment agreement with American Water in that role. Mr. Franklin’s current Employment Agreement with the Company is filed with our SEC filings.

Double Trigger Change-In-Control Agreements

We maintain change-in-control arrangements with the named executive officers that are intended to:

•	minimize the distraction and uncertainty that could affect key management in the event we become involved in a transaction that could result in a change in control of the Company;
•	enable the executives to impartially evaluate such a transaction;
•	provide a retention incentive to our named executive officers; and
•	encourage executives’ attention and dedication to their duties and responsibilities in the event of a possible change-in-control.

Under the terms of these agreements, a covered named executive officer is entitled to certain severance payments and benefits if employment is terminated other than for cause, or in the event the executive resigns for good reason, as defined in the agreements, within 90 days (six months in the case of Mr. Franklin) prior to or two years following a change-in-control of Essential. See the description of Potential Payments Upon Termination or Change-in-Control on pages 80 through 85.

These change-in-control arrangements are referred to as double trigger agreements because they only provide a benefit to executives whose employment is terminated, or who have good reason to resign, in connection with a change-in-control. These change-in-control agreements do not provide any payments or benefits to the covered executives merely as a result of a change-in-control. The normal annual restricted stock, stock option and performance share grants to the named executive officers also contain double trigger provisions. Notwithstanding the foregoing, in connection with the pending merger, as disclosed in the definitive joint proxy statement/prospectus, Messrs. Franklin’s and Schuller’s and Ms. Arnold’s unvested equity awards will be converted into American Water equity awards and accelerate at the closing. Each of the change-in-control agreements limit the amount of the payments under the agreements based on the limitation on the deductibility of these payments under Section 280G of the Internal Revenue Code (the Code).

The Company has determined that there will be no tax gross-ups in any change-in-control agreements with executives and that all such agreements will be subject to the limitations under Section 280G of the Code. We believe the multiples of compensation and other benefits provided under the change-in-control arrangements, as described on pages 80 through 85, are consistent with the multiples in the market. Named executive officers who receive payments under their change-in-control agreements in connection with a separation from employment following a change-in-control will not be entitled to any payments under our normal severance policy. The form of change-in-control agreement is filed with our SEC filings.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	61

Executive Compensation | Section 4: 2025 NEO Compensation and Performance Summaries

Section 4

2025 NEO Compensation and Performance Summaries

Linking Pay and Performance

Here we provide a summary of each of our NEOs 2025 total direct compensation and an overview of their individual performance accomplishments relative to achieving our Company’s annual and long-term performance.

Christopher H. Franklin

Chairman, President and Chief Executive Officer

Responsibilities

Mr. Franklin leads and guides the Company’s strategic direction which primarily focuses on the high-quality delivery of water, wastewater and natural gas service in a manner that delivers value for shareholders. He sets the tone for the Company’s culture based on a set of corporate values and objectives which incorporate strong environmental, social and governance practices.

Mr. Franklin leads the Company’s work with legislators, regulators, customers, and communities to create solutions that support economic development and strong communities while preserving and protecting natural resources.

2025 Key Accomplishments

•	Led a transformative year, with the pending merger with American Water, expected to create a premier utility, with an expected market capitalization of $40 billion.[3]
•	Set the course for growth in 2026 with approximately $300 million in pending acquisitions with 200,000 new customers.
•	Invested $1.4 billion in infrastructure improvements across our footprint.
•	With a focus on the community, through the Essential Foundation, contributed nearly $7 million in community giving.

•	Launched The Essential Way—our Office of Continuous Improvement and enterprise-wide framework that empowers employees at every level to identify improvements and drive consistent performance across our operations.

3  Estimated based on October 27, 2025 values.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	62

Executive Compensation | Section 4: 2025 NEO Compensation and Performance Summaries

Daniel J. Schuller

Executive Vice President and Chief Financial Officer

Responsibilities

As CFO, Mr. Schuller is responsible for managing Essential’s overall financial condition, including resource and capital allocation, and financial and expense discipline.

He leads all corporate finance functions, including accounting, financial planning, forecasting, cash flow planning, investment strategies, capital structure, regulatory and rate strategies, and tax. Further, Mr. Schuller oversees customer care, supply chain, fleet, and facilities.

2025 Key Accomplishments

•	Led evaluation of numerous strategic options for Essential and led diligence process for the transformative merger with American Water Works Company.
•	Successfully completed rate cases for Peoples Kentucky Natural gas and Aqua Pennsylvania water.

•	Raised $600 million in long-term holdco and opco debt and$300 million in equity via the ATM.

•	Established $1.0 billion commercial paper program.
•	Implemented SAP Analytics Cloud for forecasting and budgeting.
•	Launched water customer service portal enhancements for better customer self service offerings.

Christopher P. Luning

Executive Vice President, General Counsel

Responsibilities

Mr. Luning is responsible for acting as a legal and business advisor to the Board of Directors, the CEO, and the senior leadership team. In addition, Mr. Luning is responsible for the Company’s Legal, Regulatory and Corporate Affairs, Risk and Insurance, Environmental Affairs, Safety, and Records Departments, and is the Company’s designated SEC Compliance Officer.

2025 Key Accomplishments

•	Led the Legal strategy and agreement in the transformative pending merger with American Water.
•	Completed state regulatory filings across six states within an expedited timing of two months from the merger announcement.

•	Raised $600 million in long-term holdco and opco debt and$300 million in equity via the ATM.
•	Led the Company’s strategy and formed the Company’s captive insurance company aimed at reducing the Company’s risk to loss and premium increases.
•	Led Company’s defense of potential large loss matters.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	63

Executive Compensation | Section 4: 2025 NEO Compensation and Performance Summaries

Colleen M. Arnold

President, Water

Responsibilities	2025 Total Compensation Mix
Ms. Arnold is responsible for the leadership, management and vision for Essential’s water operations. Ms. Arnold ensures that the Company has the proper operational controls, administrative and reporting procedures, and people systems in place to operate effectively and efficiently, grow the business, and remain financially strong. Ms. Arnold directs the water business’ focus on the key operational metrics and performance indicators across all our states.

2025 Key Accomplishments

•	Achieved successful rate case settlements in, Aqua Virginia and Aqua North Carolina.
•	Improved ePortal functionality with customer work order generation. Achieved 8.6% reduction in technical orders with a truck roll, 775 count reduction lead primarily by Aqua Texas.
•	Directed multi-year PFAS program mitigating 68 sites.
•	Grew rate base by $86 million, adding 6,500 connections.
•	Directed lead replacement program –replaced ~1,800 service lines and converted ~35,000 reduction in unknown service line materials to known.
•	Developed contractor safety tracking and reporting.

Michael A. Huwar

President, Gas

Responsibilities	2025 Total Compensation Mix

Mr. Huwar is responsible for the leadership, management and vision for Essential’s gas operations. Mr. Huwar ensures that the Company has the proper operational controls, safety procedures and distribution processes in place to operate effectively and efficiently and remain financially strong.

Mr. Huwar directs the gas business’ focus on the key operational metrics and performance indicators across Pennsylvania and Kentucky.

2025 Key Accomplishments

•	Completed leadership training of 150 company leaders of FEMA Incident Command System (ICS-100) to support emergency response requirements.
•	Led 20% reduction in year-end hazardous leakage outstanding as reported to DOT.
•	Achieved 102% year-end mileage target for Long-term Infrastructure Improvement Plan (LTIIP) in 2025.
•	Successful pilot program to install >73,000 interactive Intelis gas meters.
•	Completed second phase of Peoples storage asset improvement project including plugging and abandonment of 2 storage wells and installed 3 new well heads.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	64

Executive Compensation | Section 5: Our 2026 Short- and Long-Term Incentive Programs

Section 5

Our 2026 Short- and Long-Term Incentive Programs

STI Metrics, Weighting and Target Payout Levels

Our STI metrics, which reflect the core areas of Company performance, will continue in 2026 to center on financial performance, water and wastewater compliance, gas leaks and infrastructure improvement, customer satisfaction, and employee safety. We believe this incentive program builds on and supports an already strong foundation of management oversight of sustainability.

The goal of our short-term incentive program is to encourage our executive team to focus on core issues associated with driving long-term shareholder growth and ensuring safe and reliable water and natural gas services for our customers.

Proposed 2026 Essential Short-Term Incentive Plan

2026 Long-Term Incentive Program

2026 Essential Long-Term Incentive Plan

Our 2026 LTI plan design remains the same as 2025 and continues to emphasize performance-based pay. The objective of our long-term incentives is to motivate our leaders in driving growth and shareholder value. Our long-term incentives also server as important retention benefits for our management and leaders at Essential.

2026 Financial Metrics for PSUs

Ordinal TSR	The most prevalent long-term incentive metric in the peer group. The performance is based on ordinal TSR rank against our 16-company peer group, with the percentile ranking determining the overall payout level (0 - 200%).
Additionally, two other operating measures were chosen to balance internal financial and operational management with external shareholder results.
Return on Equity	Defined as the approved average return on equity over the three years of the grant. ROE is central to the Company’s profitability.
Operations and maintenance performance	To ensure cost-effective operations, operations and maintenance targets include the budget plus the first two years in the plan for the regulated businesses only.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	65

Executive Compensation | Section 6: Compensation Governance Policies and Practices

Section 6

Compensation Governance Policies and Practices

Anti-Hedging and Anti-Pledging Policy

Issuing equity awards to our directors and named executive officers and imposing stock ownership guidelines helps to align their interests with those of our shareholders. As part of our insider trading policy, we prohibit all directors and employees from engaging in hedging or pledging activities with respect to any owned shares or outstanding equity awards. The policy specifically prohibits all insiders from engaging in any short sales of the Company’s securities; buying or selling puts, calls or other derivative securities; or pledging the Company’s securities as collateral for a loan. None of our directors or named executive officers engaged in any hedging or pledging activities with respect to the Company stock during 2025.

Clawback of Incentive Compensation

In accordance with recent Securities and Exchange Commission and New York Stock Exchange requirements, on February 22, 2023, the Company’s Board of Directors unanimously adopted a Compensation Recoupment Policy (the Clawback Policy). Among other items, the Clawback Policy covers the Company’s ability to recoup compensation in the event of a restatement, regardless of whether the executive was at fault or not and is intended to be fully compliant with all requirements of the Securities and Exchange Commission and the New York Stock Exchange.

In the event of a significant restatement of our financial results caused by executive fraud or willful misconduct, the Compensation Committee reserves the right to review the cash incentive compensation received by the named executive officers with respect to the period to which the restatement relates. The Committee will recalculate Essential’s results for the period to which the restatement relates and seek reimbursement of that portion of the cash incentive compensation that was based on the misstated financial results from the executive or executives whose fraud or willful misconduct was the cause of the restatement.

In addition, starting with the performance share unit grants and restricted stock unit grants in 2014, all shares issued pursuant to those grants are subject to any applicable recoupment or clawback policies and other policies implemented by the Board, as in effect from time to time.

Limited Perquisites

We offer a limited number of perquisites for our named executive officers. The Board has authorized executive benefits consisting of executive financial planning and annual executive physical exams. The Board regularly reviews the benefits provided to our executives and makes appropriate modifications based on the value of these benefits.

Equity Grant Practices

The Company’s long-standing practice has been to grant equity compensation, including stock options, on a pre-determined schedule at approximately the same time each year, generally in late January or early to mid-February. This timing has been utilized for at least the past ten years. Rarely the Compensation Committee makes off-cycle grants as circumstances warrant. The Compensation Committee and the Board do not take material nonpublic information into account when determining the timing and terms of stock option awards and do not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. During fiscal 2025, the Company did not grant stock options to any named executive officer during any period beginning four business dates before and ending one business day after the filing of any Form 10-K, Forms 10-Q or any Form 8-K disclosing material non-public information about the Company.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	66

Executive Compensation | Section 6: Compensation Governance Policies and Practices

Stock Ownership Guidelines

In 2005, the Board of Directors established stock ownership guidelines for the named executive officers to encourage these executives to maintain a significant ownership interest in the Company and to help align the interests of these executive officers with the long-term performance of the Company. In 2017, these guidelines were modified to recognize the different levels of executives who may be among the named executive officers and to state the guidelines in terms of the number of shares to be held rather than a dollar value, in order to avoid fluctuations in the number of shares to be held based on variations in the Company’s stock price. In establishing the number of shares to be held, the Compensation Committee uses a round number of shares, the value of which approximates the following multiples of the midpoint of the average base salary grade for the executives:

Position	Multiple of Midpoint of 2025 Average Base Salary	Approximate Vested Shares to be Held Based upon December 31, 2025 Share Price
Chief Executive Officer	5	141,650
Executive Vice President/NEO	3	37,140

Each named executive officer is expected to have shareholdings consistent with these guidelines within five years of becoming a named executive officer or after receiving a significant promotion. This is the fourth year Ms. Arnold has been identified as a NEO and the second year Mr. Huwar has been identified as a NEO.

An executive who has not achieved the guideline within this five-year period is expected to retain one-half of any equity awards, after any required tax withholding, in Company stock and to use 10% of any annual cash incentive awards after tax to purchase shares of Company stock until the guideline is met. The chart below shows the shareholdings of the named executive officers as of December 31, 2025.

Officer Shareholdings as of December 31, 2025

Name	Position	Vested Shares Held
Franklin	Chief Executive Officer	251,375
Schuller	Executive Vice President	54,283
Luning	Executive Vice President	60,802
Arnold	President, Aqua	9,634
Huwar	President, Peoples	9,803

Executive Compensation Committee Report

The purpose of the Compensation Committee is to assist the Board of Directors in its general oversight of the Company’s compensation programs and the compensation of the Company’s executives. The Compensation Committee Charter describes in greater detail the full responsibilities of the committee and is available on our website: www.essential.co.

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis on pages 42 through 67 with management. Based on this review and discussion, the Executive Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors approved the inclusion of the Compensation Discussion and Analysis in the Company’s Proxy Statement for the 2026 Annual Meeting of Shareholders.

Respectfully submitted,

Members:

Daniel J. Hilferty, Chair

Tamara L. Linde

Christopher L. Bruner

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	67

The following Summary Compensation Table shows compensation paid to or earned by the named executive officers for 2025.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Grant Date Fair Value of Stock Awards($)(2)	Grant Date Fair Value of Stock Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)(6)
Christopher H. Franklin President and Chief Executive Officer	2025	1,103,931	—	3,366,470	652,838	2,218,607	1,841,343	29,626	9,212,815
	2024	1,023,134	—	3,035,513	349,956	1,460,781	329,976	23,632	6,222,992
	2023	985,584	—	2,523,854	298,940	1,437,300	2,483,717	20,555	7,749,950
Daniel J. Schuller EVP and Chief Financial Officer	2025	582,978	—	851,687	165,161	751,146	—	68,516	2,419,488
	2024	521,812	—	847,656	97,724	480,826	—	25,888	1,973,906
	2023	500,560	—	647,856	78,862	476,465	—	27,640	1,731,383
Christopher P. Luning EVP and General Counsel	2025	490,954	—	589,089	114,234	540,346	1,219,415	16,315	2,970,353
	2024	450,186	—	585,033	67,445	384,283	276,423	17,589	1,780,959
	2023	433,415	—	466,539	56,702	379,447	407,271	11,936	1,755,310
Colleen M. Arnold President, Aqua	2025	426,958	—	355,463	68,934	341,691	—	35,519	1,228,564
	2024	383,168	—	321,620	37,076	219,213	—	33,157	994,234
	2023	357,807	—	256,597	32,416	200,000	—	34,743	881,563
Michael A. Huwar President, Peoples	2025	391,320	—	338,560	65,651	372,480		37,472	1,205,483
	2024	363,302	—	304,818	35,143	237,616		35,380	976,259

(1)	Salary and Non-Equity Incentive Plan Compensation amounts include amounts deferred by the named executive officer pursuant to the Executive Deferral Plan described beginning on page 80.
(2)	The grant date fair value of stock-based compensation is based on the fair market value on the date of grant as determined in accordance with the FASB ASC Topic 718 accounting guidance for stock compensation. The assumptions used in calculating the fair market value are set forth in Note 15, Employee Stock and Incentive Plan contained in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC at www.sec.gov. For awards subject to performance conditions, the Grant Date Fair Value of Stock Awards and Options Awards shown is based on the target number of the shares underlying the awards granted. If maximum achievement levels had been assumed, the grant date fair value of the awards in 2025 would have been $4,552,886 for Mr. Franklin, $1,510,185 for Mr. Schuller, $1,3044,555 for Mr. Luning, $630,309 for Ms. Arnold, and $600,326 for Mr. Huwar.
(3)	Non-Equity Incentive Plan Compensation is shown for the year in which the compensation is earned and is generally paid in the following calendar year. See the description of these annual cash Incentive awards above under the CD&A section of this proxy statement.
(4)	Change in Non-qualified Pension Value and Deferred Compensation Earnings. The change in pension value is based on the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit pension plans (Including non-qualified pension plans) from the pension plan measurement date used for financial statement reporting purposes in the Company’s audited statements for the prior completed fiscal year to the pension plan measurement date used for financial statement reporting purposes in the Company’s audited financial statements for the covered fiscal year. All amounts deferred by participants in the Executive Deferral Plan and all prior deferrals under the Executive Deferral Plan are invested in a variety of mutual funds selected by each participant under trust-owned life insurance used by the Company to fund the Executive Deferral Plan; there are no preferential or above-market earnings on this deferred compensation. Messrs. Huwar and Schuller and Ms. Arnold are not eligible to participate in the Retirement Plan because they were hired by the Company after the Retirement Plan was closed to new entrants. Negative amount changes are not included in this section per SEC guidelines.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	68

Executive Compensation Tables | Summary Compensation Table

(5)	All Other Compensation includes the components listed below.

Other Compensation		Group Life ($)(a)	401(k) Company Match and Company Contribution ($)(b)	Car Allowance ($)(c)	Other ($)	Total ($)
Franklin	2025	12,870	10,575	6,181	—	29,626
	2024	7,740	9,958	5,934	—	23,632
	2023	7,740	9,715	3,100	—	20,555
Schuller	2025	6,263	56,165	6,087	—	68,516
	2024	5,380	19,675	833	—	25,888
	2023	2,815	22,860	1,965	—	27,640
Luning	2025	5,280	10,393	642	—	16,315
	2024	4,644	11,809	1,136	—	17,589
	2023	4,540	6,476	920	—	11,936
Arnold	2025	4,589	26,973	3,957	—	35,519
	2024	2,112	27,046	3,999	—	33,157
	2023	2,042	25,714	6,987	—	34,743
Huwar	2025	6,312	31,160	—	—	37,472
	2024	5,349	30,031	—	—	35,380

(a)	Represents the taxable value of group life insurance benefit for the named executive officer.
(b)	Includes Company match and year end contribution to the 401(k) and the non-qualified retirement plan.
(c)	The Company provides the use of Company-owned or leased vehicles for several of its named executive officers.
(6)	Total compensation is calculated in accordance with the SEC requirements under Item 402(c) of Regulation S-K, but does not reflect the compensation paid for the year. Specifically, the Total compensation includes the change in pension value in the qualified and non-qualified defined benefit pension plans in which the named executive officers participate. Such pension benefits will not be paid to the named executive officers until they retire from service to the Company.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	69

Executive Compensation Tables | Pay Versus Performance (PVP)

Pay Versus Performance (PVP)

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid to our Principal Executive Officer (PEO) and to our named executive officers and certain financial performance metrics of the Company using a methodology that has been prescribed by the SEC.

			Average		Value of Initial Fixed $100
			Summary	Average	Investment Based on:
	Summary		Compensation	Compensation		Peer Group
	Compensation	Compensation	Table Total	Actually Paid	Total	Total
Fiscal	Table Total	Actually Paid	for non-PEO	to non-PEO	Shareholder	Shareholder		Adjusted
Year	for PEO(1)	to PEO(1)(2)	NEOs(1)	NEOs(1)(2)	Return	Return(3)	Net Income	EPS(4)
(a)*	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	$ 9,212,815	$7,964,085	$1,955,972	$1,753,727	$ 93.72	$163.55	$616,369,000	$2.25
2024	$ 6,222,992	$5,157,561	$1,385,486	$ 883,261	$ 85.65	$136.41	$595,314,000	$2.27
2023	$ 7,749,950	$2,489,517	$1,471,777	$ 856,685	$ 85.21	$103.77	$498,226,000	$2.00
2022	$ 4,569,047	$4,579,810	$1,569,825	$1,131,942	$105.68	$119.57	$465,237,000	$1.81
2021	$ 5,339,716	$5,944,071	$1,488,288	$1,779,964	$116.04	$119.75	$431,612,000	$1.80

(1)	Our principal executive officer (PEO) for 2021-2025 is Mr. Franklin. The non-principal executive officers (Non-PEO) reflected in columns (d) and (e) include the following individuals: Mr. Schuller (2021-2025), Mr. Luning (2021-2025), Ms. Arnold (2022-2025), Mr. Huwar (2024-2025), former NEO Mr. Rhodes (2021-2024), and former NEO Mr. Fox (2021-2022).
(2)	Refer to the reconciliation tables below for the amounts deducted from / added to Summary Compensation Table (SCT) total compensation in accordance with the SEC-mandated adjustments used to calculated Compensation Actually Paid (CAP) to our principal executive officer (PEO) and average CAP to our non-PEO named executive officers. The fair value of equity awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine the grant date fair value of such awards.
(3)	The Peer Group for which Total Shareholder Return is provided in column (g) is the S&P Midcap 400 Utilities Index.
(4)	Adjusted EPS is a non-GAAP financial measure. See Appendix A for reconciliation to the GAAP financial measure and adjustments.

PEO SCT Total to CAP Reconciliation

Fiscal Year	2021	2022	2023	2024	2025
SCT Total	$5,339,716	$4,569,047	$7,749,950	$6,222,992	$9,212,815
- Change in Actuarial Present Value of Pension Plans Reported in Fiscal Year	$(1,096,773)	$—	$(2,483,717)	$(329,976)	$(1,841,343)
+ Service Cost of Pension in Fiscal Year	$145,149	$138,759	$106,388	$109,019	$105,707
+ Prior Service Cost of Pension in Fiscal Year	$—	$—	$—	$—	$—
- Grant Date Fair Value of Stock and Option Awards (“Equity Awards”) Granted in Fiscal Year	$(2,144,852)	$(2,384,982)	$(2,822,794)	$(3,385,469)	$(4,019,308)
+ Fair Value at Fiscal Year-End of Outstanding Unvested Equity Awards Granted in Fiscal Year	$3,173,125	$3,584,530	$2,641,275	$3,539,948	$4,392,694
± Change in Fair Value of Outstanding Unvested Equity Awards Granted in Prior Fiscal Years	$913,795	$(1,114,238)	$(2,662,913)	$(1,113,865)	$(63,431)
± Fair Value at Vesting of Equity Awards Granted in Fiscal Year That Vested During Fiscal Year	$—	$—	$—	$—	$—
± Change in Fair Value as of Vesting Date of Equity Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$(513,508)	$(408,431)	$(196,908)	$(100,297)	$(92,344)
- Fair Value as of Prior Fiscal Year-End of Equity Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—	$—	$—	$—	$—
+ Dividends Accrued During Fiscal Year	$127,419	$195,125	$158,236	$215,209	$269,295
Compensation Actually Paid	$5,944,071	$4,579,810	$2,489,517	$5,157,561	$7,964,085

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	70

Executive Compensation Tables | Non-PEO NEO Average SCT Total to Average CAP Reconciliation

Non-PEO NEO Average SCT Total to Average CAP Reconciliation

Fiscal Year	2021	2022	2023	2024	2025
Average SCT Total	$1,488,288	$1,569,825	$1,471,777	$1,385,486	$1,955,972
- Change in Actuarial Present Value of Pension Plans Reported in Fiscal Year	$(169,224)	$(279,211)	$(101,818)	$(55,285)	$(304,854)
+ Service Cost of Pension in Fiscal Year	$87,452	$68,366	$31,159	$25,761	$30,772
+ Prior Service Cost of Pension in Fiscal Year	$0	$0	$0	$0	$—
- Grant Date Fair Value of Equity Awards Granted in Fiscal Year	$(505,411)	$(497,732)	$(533,779)	$(618,556)	$(637,195)
+ Fair Value at Fiscal Year-End of Outstanding Unvested Equity Awards Granted in Fiscal Year	$747,714	$558,334	$514,573	$480,261	$696,389
± Change in Fair Value of Outstanding Unvested Equity Awards Granted in Prior Fiscal Years	$231,197	$(175,708)	$(516,479)	$(147,702)	$(10,827)
+ Fair Value at Vesting of Equity Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$56,413	$0	$0	$—
± Change in Fair Value as of Vesting Date of Equity Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$(131,958)	$(135,957)	$(39,641)	$(17,515)	$(15,252)
- Fair Value as of Prior Fiscal Year-End of Equity Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$(68,996)	$0	$(190,584)	$—
+ Value of Dividends or other Earnings Paid on Equity Awards Not Otherwise Reflected in Fair Value or Total Compensation for the Covered Year	$31,907	$36,609	$30,894	$21,394	$38,721
Average Compensation Actually Paid	$1,779,964	$1,131,942	$856,685	$883,261	$1,753,727

Charts of CAP vs Performance Metrics

The chart below illustrates the relationship between the PEO and average Non-PEO CAP amounts and the Company’s and Peer Group’s TSR during the period 2021-2025.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	71

Executive Compensation Tables | Charts of CAP vs Performance Metrics

The charts below illustrate the relationship between the PEO and Non-PEO CAP amounts and the Company’s Net Income and Adjusted EPS during the period 2021-2025.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	72

Executive Compensation Tables | Grants of Plan-Based Awards

Tabular List of Most Important Performance Measures

The five items listed below represent the most important performance metrics we used to determine CAP for FY2024 as further described in our Compensation Discussion and Analysis (CD&A) within the sections titled “Short-Term Incentive Awards” and “Long-Term Equity Incentive Awards.”

Most Important Performance Measures
•	Adjusted EPS
•	Return on Equity
•	Relative TSR
•	Operations & Maintenance Measures
•	Rate Base Growth

Grants of Plan-Based Awards

The following table contains information regarding equity and non-equity awards granted to the named executive officers in 2025:

Grants of Plan-Based Awards

								All Other
								Stock
								Awards:	Exercise	Grant Date
								Number of	or	Fair Value
		Estimated Future Payouts Under						Shares of	Base Price	of Stock
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(5)(6)			Stock or	of Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards	Awards
Name	Date	($)(2)	($)(3)	($)(4)	(#)	(#)	(#)	(#)	($/Sh)	($)
Franklin		$591,250	$1,182,500	$2,365,000
	2/5/25					39,855				$1,416,447
	2/5/25				28,468	56,935	113,870			$1,950,024
	2/5/25					82,118			$35.33	$652,838
Schuller		$201,250	$402,500	$805,000
	2/5/25							10,083		$358,350
	2/5/25				7,202	14,404	28,808			$493,337
	2/5/25					20,775			$35.33	$165,161
Luning		$144,000	$288,000	$576,000
	2/5/25							6,974		$247,856
	2/5/25				4,982	9,963	19,926			$341,233
	2/5/25					14,369			$35.33	$114,234
Arnold		$105,000	$210,000	$420,000
	2/5/25							4,208		$149,552
	2/5/25				3,006	6,012	12,024			$205,911
	2/5/25					8,671			$35.33	$68,934
Huwar		$100,000	$200,000	$400,000
	2/5/25							4,008		$142,444
	2/5/25				2,863	5,726	11,452			$196,116
	2/5/25					8,258			$35.33	$65,651

(1)	The named executive officers’ Non-Equity Incentive Plan Awards are calculated based on the named executive officers’ current annual salary multiplied by the executive’s target incentive compensation percentage times the factors described on pages 52 through 55.
(2)	The Threshold Non-Equity Incentive Plan Award is based on the factors described on pages 52 through 55.
(3)	The Target Non-Equity Incentive Plan Award is based on the factors described on pages 52 through 55.
(4)	The Maximum Non-Equity Incentive Plan Award is based the factors described on pages 52 through 55.
(5)	The February 5, 2025 Equity Incentive Plan Awards in these columns are composed of performance-based RSUs and PSUs for the CEO, Mr. Franklin, and performance-based share units (PSUs) for the other named executive officers which vest on the third anniversary of the grant date as long as the named executive officer is providing service to the Company and the performance goal is achieved.
(6)	Represent stock options grants to the named executive officers which if the adjusted return on equity meets or exceeds 150 basis points below the return on equity of the most current Pennsylvania PUC water rate award, will vest one third per year as long as the named executive officer is providing service to the Company.
(7)	Represents service-based restricted stock unit grants to the named executive officers other than Mr. Franklin which vest one third each year as long as the named executive officer is providing service to the Company.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	73

Executive Compensation Tables | Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options Unexercisable	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)(2)(3)	Market Value of Shares or Units of Stock That Have Not Vested(1)(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)(3)
Franklin	—	17,815	34.51	2/27/2028
	—	190,088	35.94	2/28/2029
	—	26,348	45.19	2/16/2032
	8,764	17,528	45.39	2/22/2033
	28,732	14,366	35.78	1/24/2034
	82,118	—	35.33	2/5/2035	78,886	3,195,251	154,294	6,283,971
Schuller	—	6,789	30.47	2/22/2027
	—	8,723	34.51	2/27/2028
	—	55,208	35.94	2/28/2029
	—	7,108	45.19	2/16/2032
	2,312	4,624	45.39	2/22/2033
	8,023	4,012	35.78	1/24/2034
	20,775	—	35.33	2/5/2035	20,735	840,374	40,975	1,669,641
Luning	—	5,670	30.47	2/22/2027
	—	7,215	34.51	2/27/2028
	—	39,107	35.94	2/28/2029
	—	5,142	45.19	2/16/2032
	1,662	3,325	45.39	2/22/2033
	5,537	2,769	35.78	1/24/2034
	14,369	—	35.33	2/5/2035	14,447	585,676	28,604	1,165,864
Arnold	—	247	30.47	2/22/2027
	—	998	34.51	2/27/2028
	—	8,149	35.94	2/28/2029
	—	2,525	45.19	2/16/2032
	950	1,901	45.39	2/22/2033
	3,044	1,522	35.78	1/24/2034
	8,671	—	35.33	2/5/2035	8,383	339,616	16,427	669,161
Huwar	—	2,476	45.19	2/16/2032
	899	1,798	45.39	2/22/2033
	2,885	1,443	35.78	1/24/2034
	8,258	—	35.33	2/5/2035	7,962	305,422	15,589	634,986

(1)	All PSUs are subject to the achievement of the applicable performance criteria for the designated performance period, and continued service with the Company to the vesting date; actual results could vary materially at the end of the performance period. All RSUs for Mr. Franklin are subject to the achievement of the applicable performance criteria and his continued service with the Company to the vesting date. All RSUs for the other NEOs are subject to the individual’s continued service with the Company to the vesting date. The table above contains information on outstanding stock options and stock awards held by the named executive officers at December 31, 2025.
(2)	The market value of the RSU and PSU awards include accrued and unpaid dividend equivalents. The dividend equivalents are accrued based upon the assumption that the PSUs would be issued at target.
(3)	The PSU grants made in 2023, 2024, and 2025 for the three year performance periods ended December 31, 2025, December 31, 2026 and December 31, 2027 respectively, consisted of three performance goal metrics. These metrics and the associated achievement are determined by the Compensation Committee as described on pages 56 through 60 of this proxy statement.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	74

Executive Compensation Tables | Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the number of shares underlying outstanding PSUs and RSUs at December 31, 2025:

	Performance Share Units			Restricted Stock Units
Named Executive Officer	Performance Period Ends	Date to be Vested, Earned and Paid if Applicable	Number of Units Issued(4)	Vesting Period Ends	Date to be Earned And Paid if Applicable	Number of Units Issued at Target
Franklin	12/31/2025	2/22/2026	39,843	2/22/2026	2/22/2026	15,973
	12/31/2026	1/24/2027	57,516	1/24/2027	1/24/2027	23,058
	12/31/2027	2/5/2028	56,935	2/5/2028	2/5/2028	39,855
Schuller	12/31/2025	2/22/2026	10,510	2/22/2026	2/22/2026	4,213
	12/31/2026	1/24/2027	16,061	1/24/2027	1/24/2027	6,439
	12/31/2027	2/5/2028	14,404	2/5/2028	2/5/2028	10,083
Luning	12/31/2025	2/22/2026	7,556	2/22/2026	2/22/2026	3,029
	12/31/2026	1/24/2027	11,085	1/24/2027	1/24/2027	4,444
	12/31/2027	2/5/2028	9,963	2/5/2028	2/5/2028	6,974
Arnold	12/31/2025	2/22/2026	4,321	2/22/2026	2/22/2026	1,732
	12/31/2026	1/24/2027	6,094	1/24/2027	1/24/2027	2,443
	12/31/2027	2/5/2028	6,012	2/5/2028	2/5/2028	4,208
Huwar	12/31/2025	2/22/2026	4,087	2/22/2026	2/22/2026	1,639
	12/31/2026	1/24/2027	5,776	1/24/2027	1/24/2027	2,315
	12/31/2027	2/5/2028	5,726	2/5/2028	2/5/2028	4,008

The following table details the number of RSUs that are vested by the named executive officers, under the 2023 RSU grants as of the date of this proxy statement:

Named Executive Officer	Performance Period End	Date Vested, Earned and Paid	Number of RSU Shares Issued
Franklin	12/31/25	2/22/26	15,973
Schuller	12/31/25	2/22/26	4,213
Luning	12/31/25	2/22/26	3,029
Arnold	12/31/25	2/22/26	1,732
Huwar	12/31/25	2/22/26	1,639

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	75

Executive Compensation Tables | Options Exercised and Stock Vested

Options Exercised and Stock Vested

Options Exercised and Stock Vested

The following table shows (1) the number of shares of stock options, restricted shares, PSUs or RSUs previously granted to the named executive officers that were exercised, vested or were earned during 2025, and (2) the value realized by those officers upon the exercise, vesting, or payment of such shares based on the closing market price for our shares of Common Stock on the exercise or vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Franklin	—	—	43,701	1,557,878
Schuller	—	—	11,790	420,310
Luning	—	—	8,529	304,047
Arnold	—	—	4,187	149,261
Huwar			4,107	146,404
(1)	The Number of Shares Acquired on Vesting column represents the number of shares of common stock issued upon the earning and vesting of the 2023 RSUs in 2026.
(2)	The Value Realized on Vesting column does not include dividend equivalents paid for PSUs and RSUs vesting in the amount of $158,247 for Mr. Franklin, $42,694 for Mr. Schuller, $30,885 for Mr. Luning, $15,162 for Ms. Arnold and $14,871 for Mr. Huwar.

CEO to Median Employee Pay Ratio

Here we provide information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Franklin:

Assumptions
To determine our median employee, we chose base salary as our consistently applied compensation measure. We annualized this measure of compensation for those who began their employment during 2025. Using a determination date of December 31, 2025, we calculated the median base salary for all required employees. The annual total compensation of the employee identified as the median employee of the Company (other than Mr. Franklin), was $115,770 and, the annual total compensation of Mr. Franklin was $9,212,815. The annual total compensation for the median employee and Mr. Franklin were calculated under Item 402(c) of Regulation S-K.
Accordingly, the ratio of the annual total compensation of Mr. Franklin to the median of the annual total compensation of all employees of the Company was estimated to be 80 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, pay ratios reported by other companies may not be comparable to the pay ratio reported here.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	76

Executive Compensation Tables | Retirement Plans and Other Post-Employment Benefits

Retirement Plans and Other Post-Employment Benefits

Pension Benefits

The following table shows: (1) the number of years of credited service for the named executive officers, under our various retirement plans as of December 31, 2025; (2) the actuarial present value of accumulated benefits under those plans as of December 31, 2025; and (3) any payments made to the named executive officers during 2025 under those plans.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service* (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Franklin	Retirement Income Plan for Essential Utilities, Inc. and Subsidiaries	22	1,099,148	—
	Non-Qualified Retirement Plan	33	12,584,163	—
Schuller	Retirement Income Plan for Essential Utilities, Inc. and Subsidiaries		—	—
	Non-Qualified Retirement Plan		—	—
Luning	Retirement Income Plan for Essential Utilities, Inc. and Subsidiaries	12	424,916	—
	Non-Qualified Retirement Plan	23	3,044,097	—
Arnold	Retirement Income Plan for Essential Utilities, Inc. and Subsidiaries		—	—
	Non-Qualified Retirement Plan		—	—
Huwar	Retirement Income Plan for Essential Utilities, Inc. and Subsidiaries		—	—
	Non-Qualified Retirement Plan		—	—
*	For benefit accrual purposes, credited service in the Qualified Plan is frozen as of December 31, 2014. For early retirement eligibility purposes, service continues to accrue after December 31, 2014 and will equal that shown for the Non-Qualified Retirement Plan.

Discount Rate: 5.45%

Mortality:

For Qualified Plan: blended 40% gender-specific and 60% “unisex” (blended 50% male and 50% female). Pri-2012 non-disabled annuitant mortality table without collar adjustments projected generationally from 2012 with Scale MP-2021 improvements.

For Nonqualified Plan:

All accruals ceased as of December 30, 2025 and lump sum values have been calculated assuming immediate commencement on December 30, 2025.

The lump sums were calculated using the lump sum basis as prescribed in the Nonqualified Plan for 2025 distributions. This includes segment interest rates of 4.17% for the first 5 years, 4.76% for the next 15 years, and 5.25% for years 20+. Mortality is as described in the qualified pension plan for lump sum distributions in 2025 (The applicable unisex mortality table as specified under IRC section 417(e)(3) for minimum lump sum payments commencing in 2025). Interest has been applied from December 30, 2025 plan termination date to the Payment Date of December 31, 2026 at a rate of 4.17%, and discounted to December 31, 2025 at 5.45%.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	77

Executive Compensation Tables | Retirement Plans and Other Post-Employment Benefits

Retirement Income Plan (the Retirement Plan)

Essential Utilities sponsors a qualified defined benefit Retirement Plan to provide retirement income to the Company’s employees hired prior to certain dates starting in 2003. Effective December 31, 2014, the eligible named executive officers ceased accruing a benefit under the Retirement Plan. Specifically, their plan compensation and credited service for purposes of determining their benefits were frozen in the Retirement Plan as of December 31, 2014.

For the portion of the Retirement Plan covering certain of the named executive officers, plan compensation is defined as total compensation paid, but excludes contributions made by the Company to a plan of deferred compensation, distributions from a deferred compensation plan, amounts realized from the exercise of stock options or when restricted shares underlying restricted stock units or performance shares become freely transferable, fringe benefits, welfare benefits, reimbursements or other expense allowances, moving expenses and commissions.

The Employee Retirement Income Security Act of 1974, as amended (ERISA), imposes maximum limitations on the annual amount of pension benefits that may be paid, and the amount of compensation that may be taken into account in calculating benefits, under a qualified, funded, defined benefit pension plan such as the Retirement Plan. The Retirement Plan complies with these ERISA limitations.

Benefits earned under the final pay formula for the retirement plan are equal to 1.35% of average plan compensation plus 0.45% of average plan compensation above Covered Compensation for each year of credited service up to 25 years, and 0.5% of average plan compensation for each year of credited service above 25 years.

The annual benefit is subject to a minimum benefit schedule.

•	Average plan compensation is defined as the average of plan compensation over the highest five consecutive years out of the last ten years.
•	Covered Compensation is defined as the average of the Social Security Wage Bases (as defined in the Retirement Plan) in effect for each calendar year during the 35-year period ending with the last day of the calendar year of the benefit determination.

Effective December 31, 2014, years of credited service and plan compensation in the Retirement Plan was frozen for the eligible named executive officers.

Under the terms of the Retirement Plan, a Company participant becomes fully vested in his or her accrued pension benefit after five years of credited service. All eligible named executive officers are vested in the Retirement Plan. Participants may retire as early as age 55 with 10 years of service. Unreduced benefits are available when a participant attains the earlier of age 65 with 5 years of vesting service or age 62 with 30 years of vesting service. Otherwise, benefits are reduced 3% for each year by which retirement precedes the attainment of age 65 or are reduced actuarially in accordance with the terms of the Retirement Plan and federal law if payment occurs before age 55. Pension benefits earned are payable in the form of a lifetime annuity or can be collected as a lump sum benefit. Married individuals may receive a reduced benefit paid in the form of a qualified joint and survivor annuity.

Non-Qualified Retirement Plan

Effective December 1, 1989, the Board of Directors adopted a supplemental benefits plan for salaried employees of the Company. On December 1, 2014, the Board of Directors adopted an amended benefits plan for salaried employees of the Company (the Non-Qualified Pension Benefit Plan). The Non-Qualified Pension Benefit Plan is a plan that is intended to provide an additional pension benefit to Company participants in the Retirement Plan and their beneficiaries whose benefits under the Retirement Plan are adversely affected by the ERISA limitations described above. Effective December 31, 2014, the Non-Qualified Pension Benefit Plan was amended to include credited service and plan compensation that the named executive officers would have otherwise accrued under the Retirement Plan if their benefit had not been frozen in the Retirement Plan. In addition, deferred compensation is excluded from the Retirement Plan compensation definition but is included in the calculation of benefits under the Non-Qualified Pension Benefit Plan. Effective December 30, 2025, the Non-Qualified Pension Benefit Plan has been terminated.

The benefit under the Non-Qualified Pension Benefit Plan is equal to the difference between:

(i)	the amount of the benefit the Company participant would have been entitled to under the Retirement Plan absent such ERISA limitations, absent the freezing of plan compensation and credited service, and including deferred compensation in the final average earnings calculation; and

(ii)	the amount of the benefit actually payable under the Retirement Plan.

Participants may retire as early as age 55 with 10 years of service under the Non-Qualified Pension Benefit Plan. Unreduced benefits are available when a participant attains the earlier of age 65 with 5 years of service or age 62 with 30 years of service. Otherwise, benefits are reduced 3% for each year by which retirement precedes the attainment of age 65. Pension benefits earned under the Non-Qualified Pension Benefits Plan are payable in the form of a lump sum, unless an alternative election is made. An alternative election may be made such that benefits are paid as an annuity for life (and the life of the participant’s spouse upon death), in a series of installments or under certain circumstances transferred at separation from employment to up to five separate distribution accounts under the Company’s Executive Deferral Plan. Due to the termination of the Non-Qualified Pension Benefit Plan, all remaining benefits will be paid to participants as a lump sum by the end of 2026, as required by the plan Messrs. Franklin and Luning earned benefits under the Non-Qualified Pension

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	78

Executive Compensation Tables | Retirement Plans and Other Post-Employment Benefits

Benefit Plan until December 31, 2025 and are fully vested in those benefits. Mr. Franklin and Mr. Luning are currently eligible to retire under the Non-Qualified Pension Benefit Plan. Messrs. Huwar and Schuller and Ms. Arnold do not earn any benefits under the Non-Qualified Pension Benefit Plan. In 2009, the Company began to fund the Non-Qualified Pension Benefit Plan through the use of trust-owned life insurance.

Actuarial Assumptions used to Determine Values in the Pension Benefits Table

The amounts shown in the Pension Benefits Table above are actuarial present values of the benefits accumulated through the date shown. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount, which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. Assumptions used to determine the values are the same as those disclosed on the Company’s financial statements as of those dates with the exception of the assumed retirement age and the assumed probabilities of leaving employment prior to retirement. Retirement was assumed to occur at the earliest possible unreduced retirement age (or current age, if later) for each plan in which the executive participates. For purposes of determining the earliest unreduced retirement age, service was assumed to be granted until the actual date of retirement. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age. The key assumptions included in the calculations are as follows:

Retirement Age

	December 31, 2025 (Qualified Plan)	December 31, 2024
Discount Rate	5.45%	5.64%
Retirement Age
Franklin	62	62
Luning	65	65
Termination, pre-retirement mortality and disability rates	None	None
Post-Retirement Mortality	40% of the present value for the Retirement Plan is calculated using the PRI-2012 gender specific nondisabled annuitant mortality tables projected generationally from 2012 with Scale MP-2021 improvements. 60% of the present value of the Retirement Plan is calculated using a 50% male and a 50% female blended PRI-2012 nondisabled annuitant mortality table projected generationally from 2012 with Scale MP-2021 improvements.	40% of the present value for the Retirement Plan is calculated using the PRI-2012 gender specific nondisabled annuitant mortality tables projected generationally from 2012 with Scale MP-2021 improvements. 60% of the present value of the Retirement Plan and 100% of the present value for the Non-Qualified Pension Plan is calculated using a 50% male and a 50% female blended PRI-2012 nondisabled annuitant mortality table projected generationally from 2012 with Scale MP-2021 improvements.

Actuarial Assumptions used to Determine Values in the Pension Benefits Table as of December 31, 2025 (Nonqualified Pension)
The lump sums were calculated using the lump sum basis as prescribed in the Nonqualified Pension Plan for 2025 distributions. This includes segment interest rates of 4.17% for the first 5 years, 4.76% for the next 15 years, and 5.25% for years 20+. Mortality is as described in the qualified pension plan for lump sum distributions in 2025 (The applicable unisex mortality table as specified under IRC section 417(e)(3) for minimum lump sum payments commencing in 2025. Interest has been applied from December 30, 2025 plan termination date to the Payment Date of December 30, 2026 at a rate of 4.17%, and discounted to December 31, 2025 at 5.45%

Please note the following with regard to the incremental pension value above that included in the Pension Benefits Table upon retirement, termination, death and disability:

*	Upon retirement, the benefits for Mr. Franklin and Mr. Luning are payable as an immediate lump sum from the qualified pension plan. Benefits have been reduced for early commencement by 3% per year of commencement prior to age 65. Retiree medical plan eligibility is age 55 with 15 years of service.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	79

Executive Compensation Tables | Non-Qualified Deferred Compensation

Non-Qualified Deferred Compensation

The following table contains information regarding contributions to, earnings on, withdrawals from and balances as of December 31, 2025 for our non-qualified Executive Deferral Plan.

Non-Qualified Deferred Compensation

Name	Registrant Contributions in Last FY ($)(1)	Individual Contributions in Last FY($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Franklin	20,344	—	25,584	(23,931)	203,467
Schuller	58,795	—	64,512	—	429,972
Luning	3,156	—	16,467	—	145,636
Arnold	21,435	76,725	93,819	(132,435)	736,255
Huwar	1,693	78,413	6,261	—	166,096

(1)	The Company’s and the named executive officers’ contributions to this plan are included in the base salary and bonus earned in 2025 in the Summary Compensation Table.
(2)	In 2025, the deferred amounts were invested in mutual funds chosen by the participant under a trust-owned life insurance policy maintained by the Company to fund the Executive Deferral Plan. The earnings shown in this column include the earnings on those mutual funds.
(3)	Prior year contributions were reflected in the Summary Compensation Table for prior years.

Employees with total projected W-2 compensation for 2025 in excess of $180,000 were eligible to participate in the Company’s Executive Deferral Plan for 2025. Participants may defer up to 90% of their salary and 90% of their non-equity incentive compensation under the Company’s Annual Cash Incentive Compensation Plan. At the time the participant elects to make a deferral under the Executive Deferral Plan, the participant is also required to elect the form of payment with respect to the amounts deferred for the upcoming calendar year. If a separation distribution account is elected, the participant may choose to receive his or her distribution in either a lump sum payment or, subject to certain requirements, in annual installments over 2 to 15 years. If a flexible distribution account is elected, the participant will receive his or her distribution in a lump sum payment. The executive officers, including the named executive officers, may not commence the receipt of their account balances and the earnings on these deferrals sooner than the first day of the seventh month following the date of the executive’s separation from employment.

Potential Payments Upon Termination or Change-In-Control

Double-Trigger Change-In-Control

Each named executive officer is party to a change in control or employment agreement with the Company that provides that, in the event that the named executive officer experiences a qualifying termination (i.e., a termination of the executive officer’s employment by the Company without cause or by the executive officer under certain enumerated circumstances that would result in a material negative change in the executive officer’s relationship with the Company) during the period that is within 90 days (six months in the case of Mr. Franklin) prior to or 24 months following a change in control of the Company, then the Company will be obligated to pay the executive officer a cash lump sum payment equal to a multiple of such executive’s “base compensation.” “Base compensation” is defined as current base annual salary, plus the greater of the executive officer’s target bonus for the year in which the executive incurs a termination of employment, or the last actual bonus paid to the executive officer under the Company’s then-in-effect annual cash incentive plan (provided that, for Mr. Franklin, the bonus shall in all cases be determined based on the target bonus opportunity). The executive officer is also entitled to receive a pro-rata share of the executive officer’s target annual cash incentive compensation based on the portion of the calendar year that has elapsed at the time of the executive officer’s termination, a lump sum payment in lieu of the continuation of certain health benefits for a specified period of years, outplacement services, and accelerated vesting of unvested equity awards.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	80

Executive Compensation Tables | Potential Payments Upon Termination or Change-In-Control

The following table provides a summary of the benefits to which each named executive officer would be entitled under the change-control arrangements.

Payment in Lieu

Name	Multiple of Base Compensation	Years of Health Benefit Continuation Period	Outplacement Services
Franklin	3	3	36 Months
Schuller	2	2	6 Months
Luning	2	2	6 Months
Arnold	2	2	6 Months
Huwar	2	2	6 Months

The payment of the multiple of Base Compensation would be made in a lump sum within 60 days after the executive’s termination as defined under the agreement, although under the requirements of Section 409A of the Code, part or all of such payment may need to be deferred until the first day of the seventh month following the date of the named executive officer’s separation from employment. Each executive is required to execute a standard release of the Company as a condition to receiving the payment under the agreement.

For equity incentive awards made under the Plan: (i) for restricted stock units without performance goals, if a change-in-control occurs prior to the vesting date, the restricted stock units would remain outstanding and vest on the vesting date or, if earlier, vest upon a qualified termination event following a change-in-control; (ii) for Options, if a change-in-control occurs prior to any vesting date, the Options would remain outstanding and vest in accordance with the vesting schedule, or, if earlier, accelerate and vest upon a qualified termination event following a change-in-control; and (iii) for performance shares, if a change-in-control occurs, performance would be measured at the date of the change-in-control, and the number of performance shares earned to be determined as of the date of the change-in-control as follows:

•	If a change-in-control occurs more than one year after the grant date, then the number of performance shares earned as of the change-in-control date would be the greater of (i) the amount earned based on actual performance, or (ii) the target number of performance shares.

•	If a change-in-control occurs within one year after the grant date, then the number of performance shares earned as of the change-in-control date would be a pro-rata portion (based on the number of whole months in the applicable performance period worked from the date of grant to the change-in-control) of the greater of (i) the amount earned based on actual performance, or (ii) the target number of performance shares.

Any performance shares that are not earned at the change-in-control date would be forfeited. The vesting of these equity incentives is applicable to all grantees under the Plan.

The number of shares underlying the performance share awards will be earned and paid out at the end of the performance period, or, if earlier, as a double-trigger payment on the date of termination of employment following or in connection with the change-in-control.

Not withstanding the foregoing, in connection with the pending merger, as disclosed in the definitive joint proxy statement/prospectus, Messrs. Franklin’s and Schuller’s and Ms. Arnold’s unvested equity awards will be converted into American Water equity awards and accelerate in full at the closing.

Retirement and Other Benefits

Under the terms of our qualified and non-qualified defined benefit retirement plans, eligible salaried employees, including certain named executive officers, are entitled to certain pension benefits upon their termination, retirement, death or disability. In general, the terms under which benefits are payable upon these triggering events are the same for all participants under the qualified and nonqualified plans. The present value of accumulated pension benefits, assumed payable at the earliest unreduced age (or current age, if later), for the named executive officers is shown in the Pension Benefits Table on page 77. The pension benefit values included in the tables on pages 77 through 79 reflect the incremental value above the amounts shown in the Pension Benefits Table for benefits payable upon each triggering event from all pension plans in the aggregate.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	81

Executive Compensation Tables | Potential Payments Upon Termination or Change-In-Control

The Company sponsors postretirement medical plans to subsidize retiree medical benefits for employees hired prior to certain dates starting in 2003. Under the postretirement medical plans, employees are generally eligible to retire upon attainment of age 55 and completion of 15 years of service. Upon retirement, eligible participants are entitled to receive subsidized medical benefits prior to attainment of age 65 where the subsidy provided is based upon age and years of service upon retirement. Upon attainment of age 65, eligible participants are entitled to receive employer contributions into a premium reimbursement account which may be used by the retiree in paying medical and prescription drug benefit premiums. The postretirement medical benefits shown in the tables on pages 83 through 85 are those which are payable from the Company under each of the triggering events.

Assumptions used to determine the values are the same as those disclosed on the Company’s financial statements. In addition, the Company assumes immediate termination, retirement, death or disability have occurred at December 31, 2025 for purposes of the table on page 81. Participants not eligible to receive benefits if leaving under a triggering event as of December 31, 2025 are shown with zero value in the tables.

Upon termination for any reason, the named executive officer in our Executive Deferral Plan, would be entitled to a distribution of their account balances as shown in the Non-qualified Deferred Compensation table on page 80, subject to the restrictions under the Executive Deferral Plan described on page 80. The values of these account balances are not included in the tables on pages 83 through 85. The named executive officers are also eligible for the same death and disability benefits of other eligible salaried employees. These common benefits are not included in the tables on pages 83 through 85.

Under the terms of the Amended and Restated Omnibus Equity Compensation Plan (the Plan):

•	if the employment of the named executive officer terminates, then any vested Options will remain exercisable for 90 days following the date of termination, or if shorter, the remaining term of the stock option;
•	if the named executive officer retires, other than in a change-in-control context, then a prorated portion of the unvested Options will vest if the applicable performance goal is met for the year in which retirement occurs, and the vested Options will remain exercisable for the full term of the Options;
•	if the named executive officer dies or becomes disabled, then any unvested portion of any outstanding Options will become immediately vested, and will remain exercisable for one year following the termination date; and,
•	if, in connection with a change-in-control, the named executive officer’s employment is terminated by retirement, termination without cause or disability or death, then all unvested stock options will accelerate and vest on the termination date. The vested Options shall be exercisable for the applicable period.

Under the terms of the RSUs granted under the Plan, grantees of RSUs will (i) vest in a pro-rata portion of unvested grants upon the grantee’s termination of employment as a result of retirement, or (ii) vest immediately in unvested grants following the grantee’s termination of employment as a result of death or disability. Shares of Company stock equal to the applicable portion of the restricted stock units shall be issued to the grantee within 60 days following the grantee’s retirement, death or disability, subject to applicable tax withholding and the values of these restricted stock units as of December 31, 2025 are included in the tables on pages 83 through 85.

Under the terms of the performance share unit grants under the Plan, grantees of performance share units will (i) earn a pro-rata portion of unvested grants upon the grantee’s termination of employment as a result of retirement or (ii) earn immediately any unvested grants following the grantee’s termination of employment as a result of death or disability. Shares of Company stock equal to the applicable portion of the performance share units shall be issued to the grantee on the vesting date for such performance share units and the estimated values of these performance share units based on interim performance through December 31, 2025 are included in the tables on pages 83 through 85. For purposes of the performance share units tied to the performance goal of cumulative earnings before taxes, the Company’s actual performance is measured against a pro-rata portion of the performance goal as of year-end. Actual performance results for the full performance period may be substantially different from the amounts presented in the tables on pages 83 through 85.

Termination

For a termination event other than in connection with a change-in-control, the severance plan applicable to the named executive officers other than Mr. Franklin, and Mr. Franklin’s Employment Agreement as described on page 61, provides the named executive officers with a severance benefit of one (two, in the case of Mr. Franklin) full year salary and one (two, in the case of Mr. Franklin) full year projected bonus and up to six (36, in the case of Mr. Franklin) months of continued medical benefits if the named executive officer is terminated for any reason other than for cause. In addition, per his Employment Agreement, if retirement-eligible, Mr. Franklin’s unvested equity would accelerate.

In addition, once vested, participants are eligible to receive qualified benefits under the Retirement Plan and nonqualified benefits from the Non-Qualified Pension Benefit Plan. Benefits vest upon attaining five years of service. Pension benefits for Messrs. Franklin and Luning are vested and payable from the Retirement Plan as well as the Non-Qualified Pension Benefit Plan.

The full value of the benefits payable due to termination is determined based on the assumed timing and form of the benefits payable as follows: the benefits for Messrs. Franklin and Luning are payable as an immediate lump sum payment or life annuity from the Retirement Plan. Benefits have been reduced for early commencement by 3% per year of commencement prior to age 65.Due to the termination of the Non-Qualified Pension Benefit Plan, there is no longer any adjustment to the benefit paid from that plan to Messrs. Franklin or Luning upon termination.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	82

Executive Compensation Tables | Potential Payments Upon Termination or Change-In-Control

Retirement

In the case of retirement, the present value of benefits is determined in the same manner as termination. Messrs. Schuller and Huwar and Ms. Arnold are not currently eligible for retirement benefits. Messrs. Franklin and Luning are eligible for retirement.

Death

Vested benefits under the Retirement Plan are payable to the participant’s surviving spouse as a single life annuity upon the death of the participant. The benefit will be paid to the spouse as early as the deceased participant’s earliest retirement age (age 55 with ten years of service or age 65). The benefit will be equal to 75% of the benefit calculated as if the participant had separated from service on the date of death (assumed to be December 31, 2025 in the tables on pages 77 through 79), survived to the earliest retirement age and retired with a qualified contingent annuity.

Vested benefits under the Non-Qualified Pension Benefit Plan are payable to the participant’s surviving spouse as a lump sum (or in certain cases transferred to the Company’s Executive Deferral Plan) upon the death of the participant. The benefit will be equal to 75% of the benefit calculated as if the participant had separated from service on the date of death (assumed to be December 31, 2025 in the tables on pages 77 through 79), survived to the earliest retirement age and retired with a qualified contingent annuity. For each of the participants, the total present value of pension benefits payable upon death is less than the amount shown in the Pension Benefits Table. For purposes of the benefit calculations shown, spouses are assumed to be three years younger than the participant. As stated earlier, the Non-Qualified Pension Benefit Plan was terminated December 31, 2025. Plan benefits will be paid out at the end of December 2026.

Disability

If an individual is terminated as a result of a disability with less than ten years of service, the benefits are payable in the same amount and form as an individual who is terminated. Individuals who terminate employment as a result of a disability with at least ten years of service are entitled to future accruals until age 65 (or earlier date if elected by the participant) assuming level future earnings and continued service. The benefits are not payable until age 65, unless elected by the participant for an earlier age. Upon the attainment of age 65, the individual would be entitled to the same options as an individual who retired from the Retirement Plan.

Messrs. Franklin and Luning have each completed ten years of service. Therefore, for purposes of this present value calculation, these participants are assumed to accrue additional service and earnings until age 65, at which time pension payments are assumed to commence. Ms. Arnold, Mr. Schuller, and Mr. Huwar have not completed ten years of service.

Termination Events Compensation

The total estimated value of the payments that would be triggered by a termination following a change-in-control, a termination other than for cause without a change-in-control, retirement, death or disability for the named executive officers calculated assuming that the triggering event for the payments occurred on December 31, 2025 and assuming a value for our Common Stock as of December 31, 2025 for purposes of valuing the vesting of the equity incentives are shown on the following page:

Christopher H. Franklin

Payments and Benefits Upon Separation	Change-in- Control $	Termination $	Retirement $	Death $	Disability $
Triggered Payments and Benefits
Severance Payment	9,880,821	4,515,000	—	—	—
Prorated current year bonus	1,182,500	1,182,500	1,182,500	1,182,500	1,182,500
Payment of accrued dividend equivalents	483,611	—	306,478	483,611	483,611
Vesting of restricted stock	—	—	—	—	—
Vesting of restricted share units	3,026,067	—	1,568,462	3,026,067	3,026,067
Vesting of performance share units	5,362,083	—	2,934,020	5,362,083	5,362,083
Vesting of stock options	—	—	—	—	—
Continuation of welfare benefits	102,351	16,233	—	—	—
Outplacement services	110,000	—	—	—	—
Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	—	—	—	—	—
Present value of retiree medical benefits	256,838	256,838	256,838	—	256,838
Total	20,404,271	5,970,571	6,248,298	10,054,261	10,311,099

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	83

Executive Compensation Tables | Potential Payments Upon Termination or Change-In-Control

Daniel J. Schuller

Payments and Benefits Upon Separation	Change-in- Control $	Termination $	Retirement $	Death $	Disability $
Triggered Payments and Benefits
Severance Payment	2,652,292	977,500	—	—	—
Prorated current year bonus	402,500	402,500	402,500	402,500	402,500
Payment of accrued dividend equivalents	129,412	—	82,525	129,412	129,412
Vesting of restricted stock	—	—	—	—	—
Vesting of restricted share units	795,395	—	417,878	795,395	795,395
Vesting of performance share units	1,424,969	—	789,193	1,424,969	1,424,969
Vesting of stock options	—	—	—	—	—
Continuation of welfare benefits	66,557	16,233	—	—	—
Outplacement services	25,000	—	—	—	—
Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	—	—	—	—	—
Present value of retiree medical benefits	—	—	—	—	—
Total	5,496,124	1,396,233	1,692,096	2,752,275	2,752,275

Christopher P. Luning

Payments and Benefits Upon Separation	Change-in- Control $	Termination $	Retirement $	Death $	Disability $
Triggered Payments and Benefits
Severance Payment	2,040,692	768,000	—	—	—
Prorated current year bonus	288,000	288,000	288,000	288,000	288,000
Payment of accrued dividend equivalents	90,466	—	58,008	90,466	90,466
Vesting of restricted stock	—	—	—	—	—
Vesting of restricted share units	554,187	—	292,962	554,187	554,187
Vesting of performance share units	991,687	—	551,877	991,687	991,687
Vesting of stock options	—	—	—	—	—
Continuation of welfare benefits	66,298	16,170	—	—	—
Outplacement services	25,000	—	—	—	—
Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table			123,325
Present value of retiree medical benefits	186,390	186,390	186,390	—	186,390
Total	4,242,720	1,258,560	1,500,562	1,924,340	2,110,730

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	84

Executive Compensation Tables | Potential Payments Upon Termination or Change-In-Control

Colleen M. Arnold

Payments and Benefits Upon Separation	Change-in- Control $	Termination $	Retirement $	Death $	Disability $
Triggered Payments and Benefits
Severance Payment	1,523,382	630,000	—	—	—
Prorated current year bonus	210,000	210,000	210,000	210,000	210,000
Payment of accrued dividend equivalents	51,554	—	32,798	51,554	51,554
Vesting of restricted stock	—	—	—	—	—
Vesting of restricted share units	321,572	—	167,460	321,572	321,572
Vesting of performance share units	569,772	—	312,943	569,772	569,772
Vesting of stock options	—	—	—	—	—
Continuation of welfare benefits	43,854	10,696	—	—	—
Outplacement services	25,000	—	—	—	—
Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table
Present value of retiree medical benefits
Total	2,745,134	850,696	723,200	1,152,898	1,152,898

Michael Huwar

Payments and Benefits Upon Separation	Change-in- Control $	Termination $	Retirement $	Death $	Disability $
Triggered Payments and Benefits
Severance Payment	1,544,960	600,000	—	—	—
Prorated current year bonus	200,000	200,000	200,000	200,000	200,000
Payment of accrued dividend equivalents	48,897	—	31,079	48,897	48,897
Vesting of restricted stock	—	—	—	—	—
Vesting of restricted share units	305,422	—	158,822	305,422	305,422
Vesting of performance share units	540,896	—	296,712	540,896	540,896
Vesting of stock options		—			—
Continuation of welfare benefits	66,557	16,233	—	—	—
Outplacement services	25,000	—	—	—	—
Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table
Present value of retiree medical benefits
Total	2,731,732	816,233	686,613	1,095,215	1,095,215

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	85

The Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for the Company for the 2026 fiscal year. PwC has been the Company’s independent registered public accountants since 2000. The Board of Directors recommends that shareholders ratify this appointment.

The Audit Committee of our Board of Directors carefully considers the qualifications of the independent auditors before engaging them to conduct an audit and has the oversight authority with respect to the performance of the independent auditors. Although shareholder ratification of the appointment of PwC is not required by law or the Company’s Bylaws, the Board of Directors believes it is good practice to give our shareholders the opportunity to ratify the appointment. If the shareholders do not ratify the appointment of PwC, then the Audit Committee will take their views into consideration and may or may not consider the appointment of another independent registered public accounting firm for the Company for future years. Even if the appointment of PwC is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm during the year if the Audit Committee determines such a change would be in the best interests of the Company.

Representatives of PwC are expected to be present at the 2026 Annual Meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

PwC has informed us that they are not aware of any relationships between their firm and the Company other than the professional services discussed in “Services and Fees” below.

The Audit Committee is responsible for the appointment, compensation, and oversight of the work of the independent registered public accounting firm. As a result, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm to ensure that such services do not impair the auditor’s independence from the Company. The Audit Committee has established a procedure to pre-approve all auditing and non-auditing fees proposed to be provided by the Company’s independent registered public accounting firm prior to engaging the accountants for that purpose. Consideration and approval of such services occurs at the Audit Committee’s regularly scheduled meetings, or by unanimous consent of all the Audit Committee members between meetings. All fees and services were pre-approved by the Audit Committee for the 2025 and 2024 fiscal year.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	86

Proposal 3 | Services and Fees

Services and Fees

The following table presents the fees paid to PwC for professional services rendered with respect to the 2025 and 2024 fiscal years:

Fiscal Year	2025	2024
Audit Fees(1)	$3,507,355	$3,085,020
Audit-Related Fees(2)	$—	$—
All Other Fees(3)	$67,000	$69,000
TOTAL	$3,574,355	$3,154,020

(1)	Represents fees for any professional services provided in connection with the audit of the Company’s annual financial statements (including the audit of internal control over financial reporting), non-recurring audit fees of $177,709 (2025) and $277,201 (2024), reviews of the Company’s interim financial statements included in Form 10-Qs, audits of the Company’s subsidiaries, issuance of consents, review of a comment letter, and comfort letter procedures.
(2)	Represents fees for services in connection with pre-implementation work for enterprise computer system implementations, accounting consultations of acquisitions, consultation concerning implementation of auditing standards, and regulator required workpaper reviews.
(3)	Represents fees for software licensing for accounting research and out-of-pocket expenses.

The Board of Directors unanimously recommends a vote FOR ratifying the appointment of PricewaterhouseCoopers LLP as the company's Independent Registered Public Accounting Firm for the 2026 fiscal year.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	87

Proposal 3 | Audit Committee Report

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including:

•	the quality of the accounting principles, practices, and judgments;

•	the reasonableness of significant judgments;

•	the clarity of disclosures in the financial statements; and

•	the integrity of the Company’s financial reporting processes and controls.

The Committee also discussed the selection and evaluation of the independent registered public accounting firm, including the review of all relationships between the independent registered public accounting firm and the Company.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States, their judgments as to the quality of the Company’s accounting principles and such other matters as are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm the firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with the accountants’ independence.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.

Respectfully submitted,

Christopher L. Bruner, Chair
David A. Ciesinski

W. Bryan Lewis

February 17, 2026

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	88

Questions and Answers About the 2026 Annual Meeting

What is the proxy?

The proxy card or electronic proxy that you are being asked to give is a means by which a shareholder may authorize the voting of his or her shares at the meeting if he or she does not expect to attend in person. The individuals to whom you are giving a proxy to vote your shares are Christopher P. Luning, our Executive Vice President and General Counsel, and Daniel J. Schuller, our Executive Vice President and Chief Financial Officer.

The shares of common stock represented by each properly executed proxy card or electronic proxy will be voted at the meeting in accordance with each shareholder’s direction. Shareholders are urged to specify their choices by marking the appropriate boxes on the proxy card or electronic proxy or voting via telephone. If the proxy card or electronic proxy is signed, but no choice has been specified, the shares will be voted as recommended by the Board of Directors. If any other matters are properly presented at the meeting or any adjournment or postponement thereof for action, then the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

Why am I receiving a Notice of Availability over the Internet?

As permitted by SEC rules, the Company is making available proxy materials to many of our shareholders via the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a notice of availability over the Internet of the proxy materials (Notice) by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

The Notice is being sent to shareholders of record as of March 2, 2026, on or about March 17, 2026. Proxy materials, which include the Notice of Annual Meeting of Shareholders, this proxy statement and the Annual Report to Shareholders for the year ended December 31, 2025, including financial statements and other information about the Company and its subsidiaries (the Annual Report), are first being made available to shareholders of record as of March 2, 2026, on or about March 17, 2026.

Who is entitled to vote?

Holders of shares of the Company’s common stock of record at the close of business on March 2, 2026, the record date for the Annual Meeting, are entitled to vote at the meeting. Each shareholder entitled to vote is entitled to one vote on each matter presented at the meeting for each share of Common Stock outstanding and held in such shareholder’s name.

What is a quorum?

A quorum of shareholders is necessary to hold a valid meeting of shareholders for the transaction of business. The holders of shares entitled to cast a majority of the votes which all shareholders are entitled to cast shall constitute a quorum. Abstentions and broker non-votes (explained below) are counted as present and entitled to vote for purposes of determining a quorum.

How many shares can vote?

As of March 2, 2026, there were 283,303,697 shares of Common Stock outstanding and entitled to be voted at the meeting. Shares can be voted in the following ways according to the instructions set out in the proxy materials or voting instruction form, no later than the applicable deadline set forth below:

•	Electronically via the internet before the meeting at www.proxyvote.com or during the meeting at www.virtualshareholdermeeting.com/WTRG2026;

•	By telephone; or

•	By mail.

What is the deadline for voting?

If you vote by proxy and are not a Plan participant, we must receive the proxy (by mail, over the Internet, or by telephone) by 11:59 P.M. ET on April 28, 2026, in order for your vote to count. If you vote by proxy (by mail, over the Internet, or by telephone) and are a Plan participant, we must receive the proxy by 11:59 P.M. ET on April 26, 2026, for your vote to count.

If a proxy is executed, can a shareholder still attend the meeting?

Yes; executing the accompanying proxy card or voting through an electronic proxy or voting by telephone will not affect a shareholder’s right to attend the meeting and, if desired, to vote during the meeting. You can submit a proxy and still attend the meeting without voting during the meeting. Any vote during the meeting will nullify a previously granted proxy.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	89

Proposal 3 | Questions and Answers About the 2026 Annual Meeting

How do I attend and participate in the virtual Annual Meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend and participate in the virtual 2026 Annual Meeting.

•	Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the 2026 Annual Meeting will begin promptly at 8:00 a.m., Eastern Time on April 29, 2026. Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our shareholders to access the meeting prior to the start time.
•	Log in Instructions. To attend the online Annual Meeting, log in at www.virtualshareholdermeeting.com/WTRG2026. Shareholders will need their unique 16-digit control number, which appears on the Notice or proxy card and the instructions that accompanied the proxy materials. If you are a beneficial owner and do not have a control number, please contact your broker, bank, or other nominee as soon as possible (preferably at least five days before the Annual Meeting), so that you can be provided with a control number and gain access to the meeting.
•	Submitting Questions at the virtual Annual Meeting. Shareholders can submit appropriate questions during the live event, and there will be a question and answer session in accordance with the Annual Meeting’s Rules of Conduct for appropriate questions that are pertinent to the Company and the meeting matters, as time permits. Questions and answers will be grouped by topic, and substantially similar questions will be grouped and answered once. To submit a question, once logged in, use the Q&A button to open the panel, enter a question in the field labeled “Submit a question,” and click submit.

•	The Annual Meeting’s Rules of Conduct will be posted on https://www.Essential.co/investor-relations approximately 2 weeks prior to the date of the Annual Meeting.
•	Technical Assistance. Beginning 30 minutes prior to the start of and during the virtual Annual Meeting, we will have a support team ready to assist shareholders with any technical difficulties they may have, including accessing or hearing the virtual meeting.
•	If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.

Availability of live webcast to team members and other constituents. The live audio webcast will be available to not only our shareholders but also our team members and other constituents at www.virtualshareholdermeeting.com/WTRG2026.

What is a beneficial owner?

If your shares are held by a brokerage firm, bank, trustee, or other agent (known as a “nominee”), your nominee or its further nominee is the stockholder of record and you are the “beneficial owner.” As the beneficial owner, you have the right to direct how your shares will be voted. Your nominee will give you instructions for voting by telephone or online or, if you specifically request a copy of printed proxy materials, you may use a proxy card or instruction form provided by your nominee.

How do I vote at the virtual Annual Meeting?

If you plan to vote at the meeting, you can do so by logging in to the online virtual 2026 Annual Meeting platform. Once logged in, use the Voting button to open the voting and submit your vote. If you are a shareholder of record, you have the right to vote electronically at the 2026 Annual Meeting. If you are the beneficial owner of shares held in street name, you may also vote electronically at the 2026 Annual Meeting if you follow the instructions from your broker, bank, or other nominee to vote those shares. Please note, if you are a beneficial owner and you would like to vote at the meeting, you must get instructions from your broker, bank, or other nominee to vote any shares for which you are the beneficial owner, but not the shareholder of record. See “Log in Instructions” above.

Do I have to wait to vote at the virtual Annual Meeting?

No. We recommend that you vote in advance by proxy so that your vote is recorded and counted prior to the meeting. You can still attend the meeting even if you have already voted.

Can I revoke or change my vote?

Yes. Any shareholder giving a proxy card or voting by electronic proxy or voting by telephone has the right to revoke the proxy or the electronic or telephonic vote by giving written notice of revocation to the Secretary of the Company at any time before the proxy is voted, by executing a proxy bearing a later date, by making a later-dated vote electronically or by telephone, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a previously granted proxy. Beneficial owners can revoke their voting instructions by following the instructions provided by your bank, broker, or other nominee.

Why did I receive only one copy of the proxy materials when two shareholders live at my address?

We have adopted a procedure approved by the SEC called householding for eligible shareholders who live at the same address. Under this procedure, unless you have previously provided instructions to the contrary, multiple shareholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the Proxy Materials or the Notice. Householding helps us reduce our printing costs and postage fees, as well as the environmental impact of the meeting. Shareholders may elect to receive individual copies of the Proxy Materials or Notice at the same address by contacting Broadridge Financial Solutions, Inc. by telephone at 1-866-540-7095, or by mail at Broadridge Householding Dept., 51 Mercedes Way, Edgewood, New York 11717. Shareholders who are receiving individual copies of such materials, and who would like to receive a single copy at a shared address, may contact Broadridge Financial Solutions, Inc. with this request using the contact information provided above.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	90

Proposal 3 | Questions and Answers About the 2026 Annual Meeting

What are the voting requirements to approve each proposal? What is the impact of abstentions and broker non-votes on each proposal?

The following table summarizes the vote required for the approval of each proposal and the impact, if any, of abstentions and broker-non votes.

Proposal	Voting Options	Vote Required for Approval	Impact of Abstentions	Impact of Broker Non-Votes
PROPOSAL 1 Election of directors	For, Against, or Abstain for each nominee	Affirmative vote of a majority of the votes which all shareholders present in person or by proxy at the meeting are entitled to cast*	A vote against the nominee	No effect on this proposal
PROPOSAL 2 Advisory vote on executive compensation	For, Against, or Abstain	Affirmative vote of a majority of the votes which all shareholders present in person or represented by proxy at the meeting are entitled to cast	A vote against this proposal	No effect on this proposal
PROPOSAL 3 Ratification of the appointment of PricewaterhouseCoopers LLP	For, Against, or Abstain	Affirmative vote of a majority of the votes which all shareholders present in person or represented by proxy at the meeting are entitled to cast	A vote against this proposal	No effect on this proposal, if any

*	In accordance with the Company’s current resignation policy, in an election where the only nominees are those recommended by the Board of Directors, any incumbent director who is nominated for re-election and who receives a greater number of AGAINST votes than FOR votes for the director’s election shall be deemed to have tendered a resignation to the Board of Directors.

The affirmative vote of a majority of the votes which all shareholders present in person or represented by proxy at the meeting are entitled to cast is required to take action with respect to any matter properly brought before the meeting.

What is a broker non-vote?

A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power under NYSE rules for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial owner, and do not provide specific voting instructions, the bank, broker, or other holder of record is not permitted to vote on certain matters, including the election of directors, and may determine not to vote your shares at all. In order to ensure that your shares are voted on all matters presented at the Annual Meeting, we encourage you to provide voting instructions in advance of the meeting, regardless of whether you intend to attend the Annual Meeting. If you do not provide voting instructions on these matters and the bank, broker, or other holder of record votes on some but not all matters, a broker non-vote will occur and your shares will not be represented.

Your proxy vote is important. You are asked to complete, sign and return the proxy card or submit an electronic proxy, vote telephonically or provide your broker with instructions on how to vote your shares, regardless of whether or not you plan to attend the meeting.

Who pays for the cost of soliciting proxies?

The enclosed proxy is being solicited by the Board of Directors of the Company and the cost of soliciting proxies will be paid by the Company, which has arranged for reimbursement at the rate suggested by the New York Stock Exchange (the NYSE) of brokerage houses, nominees, custodians, and fiduciaries for forwarding proxy materials to the beneficial owners. In addition, the Company has retained Alliance Advisors LLC to assist in the solicitation of proxies from brokers, bank nominees, other institutional holders, and individual holders of record. The fee paid to Alliance Advisors LLC for normal proxy solicitation does not exceed $15,500 plus expenses, which will be paid by the Company. Directors, officers and regular employees of the Company may solicit proxies, although no compensation will be paid by the Company for such efforts.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	91

Proposal 3 | Process for Submitting Shareholder Proposals at the Next Annual Meeting

Process for Submitting Shareholder Proposals at the Next Annual Meeting

Who can submit a shareholder proposal at an annual meeting of shareholders?

Shareholders may submit proposals involving proper subjects for inclusion in the Company’s proxy materials for consideration at an Annual Meeting of Shareholders by following the procedures prescribed by Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

What is the deadline for submitting shareholder proposals for inclusion in the Company’s proxy materials for the next annual meeting?

To be eligible for inclusion in the Company’s proxy materials relating to the 2027 Annual Meeting of Shareholders, proposals must be submitted in writing and received by the Company at the address below no later than November 17, 2026.

What is the deadline for proposing business to be considered at the next annual meeting, but not to have the proposed business included in the Company’s proxy materials?

Section 3.17 of the Company’s Bylaws requires that the Company receive written notice of business that a shareholder wishes to present for consideration at the 2027 Annual Meeting of Shareholders (other than matters to be included in the Company’s proxy materials) between December 30, 2026, and January 29, 2027. The notice must meet certain other requirements set forth in the Company’s Bylaws.

Proposals and notices should be addressed as follows:

Corporate Secretary

Essential Utilities, Inc.

762 W. Lancaster Avenue

Bryn Mawr, PA 19010

Nominating Candidates for Director

How does a shareholder nominate a director for election to the Board of Directors at the 2027 Annual Meeting?

A shareholder entitled to vote for the election of directors may make a nomination for director provided that written notice (the Nomination Notice) of the shareholder’s intent to nominate a director at the meeting is filed with the Secretary of the Company in accordance with provisions of the Company’s Articles of Incorporation and Bylaws.

Section 4.14 of the Company’s Bylaws requires the Nomination Notice to be received by the Secretary of the Company not less than 90 days nor more than 120 days prior to any meeting of the shareholders called for the election of directors, with certain exceptions. The Nomination Notice must contain or be accompanied by the following information:

1.	Residence of the shareholder who intends to make the nomination;

2.	A representation that the shareholder is a holder of record of voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the Nomination Notice;

3.	Such information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the SEC’s proxy rules had each nominee been nominated, or intended to be nominated, by the Board;
4.	A description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

5.	The consent of each nominee to serve as a director of the Company if so elected.

In addition to satisfying the foregoing advance notice requirements under the Company’s Bylaws, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

What is the deadline for submitting a Nomination Notice for the 2027 Annual Meeting?

A Nomination Notice for the 2027 Annual Meeting must be received by the Secretary of the Company not less than 90 days nor more than 120 days prior to the 2027 Annual Meeting.

What is the process for using the proxy access bylaw for the 2027 Annual Meeting?

The Company Bylaws, at Section 4.15, set forth the process to be followed if you want to have a director nominee included in the Company’s proxy statement for the 2027 Annual Meeting. To be timely, a nomination under the proxy access bylaw must be received between October 18, 2026, and November 17, 2026.

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	92

Proposal 3 | Additional Information

Additional Information

The Company will provide without charge, upon written request, a copy of the Company’s Annual Report on Form 10-K for 2025 and 2025 Annual Report to Shareholders. Please direct your request to Investor Relations Department, Essential Utilities, Inc., 762 W. Lancaster Ave., Bryn Mawr, PA 19010. Copies of our Bylaws, Corporate Governance Guidelines, Committee Charters and Code of Ethical Business Conduct can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s website: www.Essential.co, or upon written request addressed to:

Corporate Secretary

Essential Utilities, Inc.

762 W. Lancaster Avenue

Bryn Mawr, PA 19010

Other Matters

The Board of Directors is not aware of any other matters that may come before the meeting. However, if any further business should properly come before the meeting, the individuals named in the enclosed proxy will vote upon such business in accordance with their judgment.

By Order of the Board of Directors,

KIMBERLY A. JOYCE

Secretary

March 17, 2026

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	93

Appendix A

Appendix A

Essential Utilities, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

The Company is providing disclosure of the reconciliation of adjusted earnings per share, a non-GAAP financial measures referenced in this proxy statement, to the most comparable GAAP financial measure. Adjusted earnings per share does not comply with U.S. generally accepted accounting principles (GAAP), and is thus considered to be a “non-GAAP financial measures” under applicable SEC regulations.

Adjusted earnings per share is one of the primary metrics used by management to evaluate the Company’s financial performance and compare it to that of its peers, evaluate the effectiveness of the Company’s business strategies, and in connection with executive compensation decisions. This measure is also frequently used by analysts, investors, and others to evaluate industry peers. Further, the Company believes adjusted earnings per share is helpful in highlighting trends in the Company’s results because it allows for more consistent comparisons of performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management. The Company further believes that this non-GAAP financial measure is useful to investors as a more meaningful way to compare the Company’s operating performance against its guidance. This non-GAAP measure does, however, have certain limitations and should not be considered as an alternative to earnings per share or any other performance measure calculated in accordance with GAAP. The Company’s presentation of adjusted earnings per share should not be construed as an inference that future results will be unaffected by unusual or non-recurring items for which adjustments may be made. In addition, adjusted earnings per share may not be comparable to similarly titled measures used by other companies.

Adjusted earnings per share adjusts for the following items:

(1) During the first quarter of 2024, the Company completed the sale of its interest in three non-utility local microgrid and distributed energy projects and recognized a gain of $91,236, net of transaction expenses. In October 2023, the Company completed the sale of its regulated natural gas utility assets in West Virginia. In 2024, the Company received additional proceeds from this sale of regulated natural gas utility assets in West Virginia and post-transaction activities.

(2) Estimated impact to Peoples Natural Gas (PNG) operating revenues from warmer than normal weather conditions during 2024 and nonrecurring usage. These impacts are partially offset by favorable regulated water consumption in 2024 due to drier than normal weather conditions.

(3) The income tax impact of the non-GAAP adjustments described above.

Year Ended December 31, 2024
Net income (GAAP financial measure)	$595,314
Adjustments:
(1) Gain on sales of assets and related transaction activities	(94,024)
(2) Adjustments for estimated effects of unfavorable weather (addback)	18,749
(3) Income tax effect of non-GAAP adjustments	20,859
Adjusted income (Non-GAAP financial measure)	$540,898
Net income per common share (GAAP financial measure (Earnings per share)):
Basic	$2.17
Diluted	$2.17
Adjusted income per common share (Non-GAAP financial measure (Adjusted Earnings per share)):
Basic	$1.97
Diluted	$1.97
Average common shares outstanding:
Basic	273,914
Diluted	274,421

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	A-1

Appendix A

Essential Utilities, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

For Compensation Metric Attainment
(In thousands, except per share amounts)

Adjusted income is a non-GAAP financial measure that is derived from the following GAAP financial measures:

Year Ended December 31, 2025
Net income (GAAP financial measure)	$616,369
Adjustments:
Weather normalization of gas business	3,385
Normalization of non-core expenses	(2,295)
Merger and other transaction-related expenses	17,984
Income tax effect of non-GAAP adjustments	(5,341)
Adjusted income (Non-GAAP financial measure)	$630,102
Net income per common share (GAAP financial measure):
Basic	$2.20
Diluted	$2.20
Adjusted diluted income per common share (Non-GAAP financial measure):	$2.25
Average common shares outstanding:
Basic	280,054
Diluted	280,619

ESSENTIAL UTILITIES, INC. 2026 PROXY STATEMENT	A-2

Nature

•       By 2035, Essential aims to reduce its Scope 1 and 2 greenhouse gas emissions by 60% from our 2019 baseline. Progress through the end of year 2024 was 28%; Essential will calculate its 2025 progress later in 2026

•       Essential continues to be an industry leader in water quality with its efforts to test and treat for PFOA, PFOS, and PFNA compounds across all states served by its regulated water segment. The Company reaffirms its focus on working to provide finished water that will meet EPA timelines and standards

•       Consistently favorable comparison against national average for percentage of community water systems with health-based violations

•       Modernization of America’s infrastructure through investments that improve sustainability, reliability and safety

Governance

•       Strong board diversity, including broad expertise

•       Governance Committee provides direct board oversight of Essential’s sustainability program and performance

•       Sustainability Oversight Committee provides direct senior management oversight of Essential’s sustainability program and performance

•       Comprehensive board-approved governance policies covering a range of ethical, human rights and environmental issues

Safety and Community

•       Incorporation of lost time/restricted time incidents, responsible vehicle accident rate and gas damage prevention performance metrics into short-term incentive compensation plan

•       Over $7 million in charitable giving to 501(c)(3) organizations, including over $755,000 of combined donations with our employees to the United Way, along with over 4,900 hours of tracked and paid employee volunteer hours

•       In 2025, Essential was named to the Civic 50 Greater Philadelphia list honoring the region’s most community-minded companies

Reporting & Merits

•       Extensive sustainability reporting (sustainability. Essential.co) integrating Sustainability Accounting Standards Board (SASB), United Nations Sustainable Development Goals (SDGs), Task Force on Climate-Related Financial Disclosures (TCFD), CDP (Carbon Disclosure Project), and American Gas Association (AGA) frameworks

•       Recently redesigned reporting microsite

•       Strong scores from ISS, MSCI, CDP and Sustainalytics

•       Renamed to Newsweek’s Most Responsible Companies List and USA Today’s America’s Climate Leaders

Essential™

Providing natural resources for life.

NYSE: WTRG | 877.987.2782 | www.Essential.co

Printed on paper certified by the Forest Stewardship Council to be harvested in a socially and environmentally responsible way.

The FSC oversees the responsible management of over 170 million acres of forestland in the U.S. and Canada.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000694956_1 R2.09.05.010 For Withhold For All All All Except The Board of Directors recommends you vote FOR all of the nominees listed: 1. To elect seven nominees for directors: Nominees 01) Elizabeth B. Amato 02) Christopher L. Bruner 03) David A. Ciesinski 04) Christopher H. Franklin 05) Daniel J. Hilferty 06) W. Bryan Lewis 07) Tamara L. Linde ESSENTIAL UTILITIES, INC. 762 WEST LANCASTER AVENUE BRYN MAWR, PA 19010 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on April 28, 2026 for shares held directly and by 11:59 P.M. ET on April 26, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/WTRG2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 28, 2026 for shares held directly and by 11:59 P.M. ET on April 26, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. To approve, on a non-binding and advisory basis, the compensation of the Company's named executive officers for 2025. 3. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2026 fiscal year. NOTE: To transact such other business as may properly come before the meeting or any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000694956_2 R2.09.05.010 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com Proxy Essential Utilities, Inc. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ESSENTIAL UTILITIES, INC. Proxy for Annual Meeting of Shareholders on April 29, 2026 The undersigned hereby appoints Christopher P. Luning and Daniel J. Schuller, or either of them acting singly in absence of the other, with full power of substitution, the proxy or proxies of the undersigned, to attend the Annual Meeting of Shareholders of Essential Utilities, Inc., to be held virtually at www.virtualshareholdermeeting.com/WTRG2026, at 8:00 a.m., Eastern Time on Wednesday, April 29, 2026 and any adjournments or postponements thereof, and, with all powers the undersigned would possess, if present, to vote all shares of Common Stock of the undersigned in Essential Utilities, Inc. including any shares held in the Dividend Reinvestment and Direct Stock Purchase Plan of Essential Utilities, Inc. as designated on the reverse side. The proxy when properly executed will be voted in the manner directed herein by the undersigned. If the proxy is signed, but no vote is specified, this proxy will be voted: FOR ALL the director nominees listed in Proposal No. 1 on the reverse side; FOR the compensation paid to the Company's named executive officers for 2025 in Proposal No. 2; FOR the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2026 fiscal year in Proposal No. 3; and in accordance with the proxies' discretion upon other matters properly coming before the meeting and any adjournments or postponements thereof. PLEASE MARK, SIGN, DATE AND PROPERLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE, OR VOTE ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET OUT ON THE PROXY CARD. Continued and to be signed on reverse side